As filed with the Securities and Exchange Commission on January __, 2010

Registration Statement No. 333-163879

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA JO-JO DRUGSTORES, INC.
(Exact Name of Registrant in Its Charter)

Nevada	5912	98-0557852
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 507-513, 5th Floor A Building, Meidu Plaza
Gongshu District, Hangzhou, Zhejiang Province, P.R. China
+86-571-88077078

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Val-U-Corp Services, Inc.
1802 North Carson Street, Suite 108
Carson City, NV 89701

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kevin K. Leung, Esq. Francis Y.L. Chen, Esq. RICHARDSON & PATEL LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182	Harvey J. Kesner, Esq. Benjamin S. Reichel, Esq. SICHENZIA ROSS FRIEDMAN FERENCE LLP 61 Broadway, Suite 3200 New York, New York 10006 (212) 930-9700

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of large accelerated filer, accelerated filer, and smaller reporting company, in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Share of Common Stock, $.001 par value (2)			$28,750,000	$2,049.88
Representative’s Common Stock Purchase Option (3) (4)	1 Option		$100	$—
Shares of Common Stock underlying Representative’s Common Stock Purchase Option		$
Total Registration Fee				$2,049.88	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.

(4)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	$2,049.88 has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY , 2010

CHINA JO-JO DRUGSTORES, INC.

This is a firm commitment public offering of            shares of our common stock at a price between $           and $           per share.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CJJD.OB.”  On January 26, 2010, the last reported sales price of our common stock on the OTC Bulletin Board was $2.20.  The aggregate price of the shares offered hereby, assuming a mid-point price of $           per share and excluding shares that may be sold on exercise of the underwriters’ over-allotment option, is $25 million.

We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “          ”, which listing we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions (1)	Proceeds, to Us, Before Expenses (2)
Per share	$	$	$
Total	$	$	$

(1)	Does not include an expense allowance equal to 0.5% of the gross proceeds of this offering payable to Madison Williams and Company LLC (“Madison Williams”), the representative of the underwriters.

(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and expense allowance, will be approximately $ .

We have granted a 45-day option to Madison Williams, as representative of the underwriters, to purchase up to      additional shares of common stock (15% of the shares sold) solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

In connection with this offering, we have also agreed to sell to Madison Williams an option to purchase up to 3% of the shares sold, for [$100]. If Madison Williams exercises this option, each share of common stock may be purchased at $           per share (125% of the price of the shares sold in the offering).

We are offering the shares of common stock on a firm commitment basis. The underwriters expect to deliver our shares to purchasers in the offering on or about           .

MADISON WILLIAMS AND COMPANY	RODMAN & RENSHAW, LLC

The date of this prospectus is                                , 2010.

[Description of Artwork]

[TO COME]

Until           , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Special Note Regarding Forward Looking Statement	24
Determination of Offering Price	25
Use of Proceeds	26
Capitalization	27
Dilution	28
Summary Financial Information	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Business	37
Description of Property	53
Management	55
Executive Compensation	57
Certain Relationships and Related Transactions	59
Security Ownership of Certain Beneficial Owners and Management	60
Market for Common Equity and Related Stockholder Matters	61
Dividend Policy	61
Description of Securities	61
Underwriting and Plan of Distribution	62
Legal Matters	68
Experts	68
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	68
Changes in and Disagreements with Accountants on Accounting and Financial Disclosures	69
Where You Can Find More Information	69
Index to Financial Statements	71

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to China Jo-Jo Drugstores, Inc. as “Jo-Jo Drugstores” and “our Company,” and to Jo-Jo Drugstores, its subsidiaries and affiliated companies sometimes collectively as “we,” “us” and “our.”

Overview

We own and operate a retail pharmacy chain in the People’s Republic of China (“PRC” or “China”).  We currently have 22 stores in Hangzhou, the capital of Zhejiang Province approximately 112 miles south of Shanghai. Our stores provide customers with a wide variety of medicinal products, including over-the-counter (“OTC”) drugs, nutritional supplements, traditional Chinese medicine (“TCM”) products, personal care products, family care products, medical devices, as well as convenience products including consumable, seasonal and promotional items. Each of our stores typically carries approximately 2,500 to 7,500 different products.  In addition to these products, we have licensed doctors of both western medicine and TCM onsite for consultation, examination and treatment of common ailments at scheduled hours.  Two of our stores have adjacent medical clinics offering urgent care (to provide treatment for minor ailments such as sprains, minor lacerations and dizziness which can be treated on an outpatient basis), TCM (including acupuncture, therapeutic massage and cupping) and minor outpatient surgical treatments (such as suturing). Our store locations vary in size; however, our 22 stores presently average approximately 3,000 square feet. We attempt to tailor our product offerings, physician access and operating hours based on the community where each individual store is located.

Industry Background

In 2004, the Chinese government initiated regulation towards separation of drug prescribing and drug dispensing. Since then, the number of retail pharmacies in China has grown significantly. According to Monitor International, an independent research firm, it is estimated that approximately 15% to 30% of all prescription drugs are sold by retail drug stores with the remaining 70% to 85% sold by state run hospitals.  Over time, we estimate that more and more prescription drugs will be sold via retail drugstores versus state-run hospitals due to the immediate accessibility that retail storefront drugstores provide. The retail drugstore segment is highly fragmented with some chain drugstores and a majority of single-location companies. According to Snapshot International Ltd., China had approximately 391,500 non-hospital drugstores in 2008, up from 239,800 in 2004.  According to Business Monitor International, in 2007, the amounts spent in China on prescription drugs (including patented drugs and generics) was $26.42 billion USD while over the counter drugs accounted for $7.45 billion USD and TCM accounted for $21 billion USD.

Our Business

Our sales are derived from prescription drugs, OTC drugs, nutritional supplements, TCM, sundries and medical devices. Our sales as a percentage of total revenue for the six months ended September 30, 2009 and 2008 were:

	% of Revenues
	for the six months ended September 30, 2009	for the six months ended September 30, 2008
	(unaudited)	(unaudited)
Prescription Drugs	37%	37%
OTC Drugs	31%	25%
Sundries	4%	6%
TCM	11%	8%
Nutritional Supplements	14%	20%
Medical Devices	3%	4%
TOTAL	100%	100%

The medical consultations at our locations without adjoining clinics are provided without charge to our customers and the revenue generated from medical services at our clinics is nominal. However, providing access to these services is an important part of differentiating ourselves from our competition.

All of the products that we sell are manufactured by and purchased from third parties. We presently do not sell any self-branded products. Prior to purchasing from a manufacturer and selling their product at our drugstores, we review the manufacturer’s quality control standards and Good Manufacturing Practice (“GMP”) and other regulatory standards when applicable.

We carefully select our store locations. As our growth has been self-funded to date, we have been able to choose locations which do not compete against one another. Prior to opening a store, we have a pre-marketing process which includes handing out flyers, signing up new customers for our discount card program, and providing access to our physicians. In opening a new location, there are many factors we consider including: maximizing foot traffic, demographics, and leasehold costs. We incur significant initial store opening costs, including inventory stocking, annual or semi-annual lease prepayments, and leasehold improvements. Our target location is approximately 3,000 square feet, but varies by location and local market conditions. Historically, our stores have been certified as compliant with the Good Supply Practice (“GSP”) standard, which is required for all retail drugstores, within forty days from leasehold acquisition.

Our logistics are outsourced to a third party that has the ability to distribute throughout Zhejiang Province. During the fiscal year ended March 31, 2009, we had revenues of $44.8 million, operating income of $9.1 million and net income of $6.8 million as compared to revenues of $31.3 million, operating income of $5.4 million and net income of $3.4 million for the fiscal year ended March 31, 2008. For fiscal year ended March 31, 2009, approximately 80% of our sales were made in cash and approximately 15% under government insurance program which are reimbursed to us 30 days after submittal. During the six months ended September 30, 2009, we had revenues of $23.9 million, operating income of $4.5 million and net income of $3.3 million as compared to revenues of $21.5 million, operating income of $4.3 million and net income of $3.3 million for the same period of 2008, with approximately 80% of sales made in cash and approximately 15% from government insurance programs.

Growth Strategy

Management believes that its model of providing quality products at affordable prices combined with customer access to physicians will enable us to continue to grow within Hangzhou. To date, we have not completed any public financing and all growth has been internally funded with store openings being financed by operating cash flow.

In order to expand beyond Hangzhou to other cities within Zhejiang Province, we will need to complete a financing. We would more than likely enter a new market by initially acquiring existing drugstores, rebranding them, and then operating them as our own. After establishing ourselves in a city, we would either open new locations or acquire additional existing drugstores. Within each city that we expand into, we will strive to have at least one full-service clinic adjoining one of the larger drugstore locations, staffed with eastern and or western medicine physicians similar to our clinics in Hangzhou. Our logistics provider is certified to operate and distribute the products we presently sell in Hangzhou throughout Zhejiang Province. Although we will need to establish an administrative office in each new city that we expand into, we believe that our current headquarters in Hangzhou will adequately serve as the base for procurement, general marketing and accounting.

Competitive Strengths

Onsite Physicians Provide Invaluable Consulting Service to Customers

 Among our competitors, we are one of the very few retail drug stores that have licensed physicians onsite and available at scheduled hours. Furthermore, our Dagun and Wenhua stores have adjoining medical clinics that offer our customers health consulting and minor outpatient surgical treatments. We believe the customers appreciate the onsite physician services thereby increasing our customer appeal. Customer feedbacks to this medical consulting service that we provide have been overwhelmingly positive and therefore we will continue to integrate this service into our business model going forward. This is a key distinction between our stores and competitors and is a service that customers associate with Jo-Jo Drugstores.

Directly Operated Business to Provide a High Quality Customer Experience

We operate all of our stores directly, which we believe is critical in building a strong brand name and offering a consistent customer experience across our store network. Moreover, we believe direct operation of our drugstores is critically important to our success in the retail drugstore chain business in Zhejiang Province, given the highly fragmented market. We have developed uniform standards among various aspects of drugstore operations and are able to provide a consistently high quality of services in all of our stores. Direct operation also enables us to select store locations that meet the consumer traffic requirements, target new neighborhoods and allows us to leverage our existing distribution centers. In addition, our direct operation business model allows us to operate a relatively centralized and streamlined organizational structure, which enables us to expedite decision making and thus deploy our financial, operational and management resources more effectively. Furthermore, our business model also allows us to address local demand for specific products and services more accurately, to control our corporate overhead expenses and to provide uniform and high quality training for our employees.

Optimized, Diverse and High Quality Product Offerings

We have developed an optimized and diverse merchandise portfolio. In particular, we have rigorously analyzed a large quantity of prescription and OTC drugs available for sale in China, as well as sales data accumulated through our direct operation of drugstores. Moreover, we monitor product quality and continuously review and refine our product selection in order to respond to changing demographics, lifestyles, habits and product preferences of our customers.

Proven Ability to Expand Rapidly While Increasing Profitability

We have expanded our store network at a rapid pace in recent years, while maintaining and increasing our gross margin. In particular, the number of our directly operated drugstores increased from 9 as of March 31, 2008 to 16 as of March 31, 2009. As of September 30, 2009, we operate 22 drugstores. Our gross profit increased from $7.5 million for fiscal year ended March 31, 2008 to $12.2 million for fiscal year ended March 31, 2009. Our gross margin percentage increased from 23.9% to 27.2% from fiscal year ended March 31, 2008 to fiscal year ended March 31, 2009. Our gross profit increased from $5.6 million for the six months ended September 30, 2008 to $6.5 million for the six months ended September 30, 2009. Our gross margin percentage increased from 26.2% to 27.2% from the six months ended September 30, 2008 to the six months ended September 30, 2009. Our rapid expansion is supported by our central third-party distribution center near our headquarters in Hangzhou. We believe our distribution network enables us to provide effective support to our store outlets, cope with distinctive regional factors such as local regulatory requirements and demographics, and reduce the incremental cost of opening additional outlets in cities close to our existing distribution centers. These attributes have allowed us to effectively shorten the amount of time required for us to open new stores and for new stores to become profitable.

Experienced Management Team with Proven Track Record

Over the past few years, Lei Liu, our chief executive officer and chairman, and other members of our senior management team have successfully led our operations and increased our revenue and profit. Many members of our senior management team have worked with us since our inception or otherwise have broad experience in the retail industry. Mr. Liu has extensive experience in chain store retailing, gained from his six years of service with Tai He Drugstore as a general manager.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks, some of which are summarized below, are discussed in the section titled “Risk Factors” beginning on page 6 of this prospectus. While our management fully intends to make concerted efforts to manage these risks, we cannot provide assurances that we will be able to do so successfully.

Highly Competitive and Rapidly Evolving Marketplace

Because we operate in a highly competitive and rapidly evolving marketplace, our ability to be successful is dependent upon many factors, including our abilities to timely identify and/or respond to changing customer preferences, conduct effective advertising, marketing and promotional programs, optimize our inventory and distribution, attract and retain skilled personnel both for our current operations and to expand our store chain, and manage our growth. A failure to execute any of the foregoing may negatively affect our ability to compete against our competitors, many of whom have greater financial resources and stronger brand recognition, which in turn may materially and adversely affect our business operations.

Inherent Exposure to Certain Legal Claims

As an operator of both pharmacies and medical clinics, we are exposed to risks inherent to such businesses, which risks may be heightened in certain instances by the prevalence of counterfeit pharmaceutical products in China. Our inability to manage such risks could result in product liability, personal injury and/or medical malpractice claims against us. If we are found liable for any such claims, we could be required to pay substantial monetary damages. Even if we are successful in defending ourselves, significant management, financial and other resources may be drained as a result, in addition to damages to our reputation and brand name. We currently do not maintain insurance against such claims and, as a result, could face significant disruption to our business operations and decrease in our revenue and profitability should such claims materialize.

Substantial Uncertainties in Chinese Laws that are Applicable to Us

All of our business operations are in China and are subject to Chinese laws and regulations. Because many of these laws and regulations are relatively new and evolving, however, there are substantial uncertainties regarding their interpretation and application, especially in light of the broad discretion enjoyed by the PRC government, For example, in order to comply with Chinese regulations limiting foreign ownership, we conduct our business operations through companies that we do not own any equity interest in, but control through contractual arrangements. While we have been advised by our PRC counsel that such structure complies with all applicable Chinese laws and regulations, PRC regulatory authorities may nevertheless determine otherwise, and impose punitive measures that may severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Our History and Corporate Structure

We were incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation.”

On September 17, 2009, we entered into a share exchange agreement (the “Exchange Agreement”) with Renovation Investment (Hong Kong) Co., Ltd., a Hong Kong limited liability company (“Renovation”), and the holders of 100% of Renovation’s issued and outstanding capital stock (the “Renovation Stockholders”), pursuant to which we agreed to issue an aggregate of 15,800,000 shares of our common stock to the Renovation Stockholders in exchange for all of the issued and outstanding capital stock of Renovation (the “Share Exchange”).  On September 17, 2009, the Share Exchange closed and Renovation became our wholly-owned subsidiary.  On September 24, 2009, in connection with the Share Exchange, we changed our name from “Kerrisdale Mining Corporation” to “China Jo-Jo Drugstores, Inc.” to better reflect our business operations.

All of our business operations are carried out by three PRC companies: (1) Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), (2) Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”), and (3) Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”). Throughout this prospectus, we will sometimes refer to Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service collectively as “HJ Group.”

We do not own any equity interests in any of the three HJ Group companies, but control and receive the economic benefits of their business operations through contractual arrangements. The contractual arrangements are between these companies and their owners, on the one hand, and Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), Renovation’s wholly-owned subsidiary in the PRC. Through these contractual arrangements, we have the ability to substantially influence the daily operations and financial affairs of each HJ Group company, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control each HJ Group company and to receive, through our subsidiaries, all of its profits, we are considered the primary beneficiary of HJ Group and each HJ Group company is deemed our variable interest entity (“VIE”). Accordingly, we consolidate HJ Group’s results, assets and liabilities in our financial statements.

However, Chinese laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the Chinese government may involve substantial uncertainty. Additionally, the contractual arrangements may not be as effective in providing control over HJ Group as direct ownership, which we are restricted from under current Chinese law. Due to such uncertainty, we may take such additional steps in the future as may be permitted by the then applicable law and regulations in China to further strengthen our control over or toward actual ownership of each HJ Group company or its assets or business operations, which could include direct ownership of selected assets without jeopardizing any favorable government policies toward domestic owned enterprises. Because we rely on HJ Group for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

The contractual arrangements, comprising of a series of five agreements, were entered into on August 1, 2009. Four of the agreements were subsequently amended on October 27, 2009, to remove an automatic termination provision. The following diagram illustrates our corporate structure as of the date of this prospectus (1):

(1)	For risks relating to our current corporate structure, see “Risk Factors – Risks Related to Our Corporate Structure.”

Corporate Information

Our principal executive offices are located at Room 507-513, 5th Floor, A Building, Meidu Plaza, Gonshu District, Hangzhou, Zhejiang Province, People’s Republic of China. Our telephone number is +86-571-88077078.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are currently quoted on the OTC Bulletin Board under the symbol “CJJD.OB”. We intend to apply for the listing of our common stock on The NASDAQ Capital Market.

THE OFFERING

Common stock offered	shares at a price within the range of $ to $ per share

Number of shares outstanding before this offering	20,000,000 shares (1)

Number of shares outstanding after this offering	shares (1)

Use of proceeds
We intend to use the net proceeds of this offering for acquisition of new stores outside of Hangzhou, addition of new stores within Hangzhou, marketing and working capital for general corporate purposes. See “Use of Proceeds” on page 26 for more information on the use of proceeds.

OTC Bulletin Board symbol for our common stock	CJJD.OB

Proposed NASDAQ Capital Market listing symbol for our common stock

Risk factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Underwriter representative’s common stock purchase option
In connection with this offering, we have also agreed to sell to Madison Williams an option for [$100] to purchase up to 3% (           shares) of the shares of common stock sold. If this option is exercised, each share may be purchased by Madison Williams at $           per share (125% of the price of the shares sold in the offering.)

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of January 26, 2010.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our relatively limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Jiuzhou Pharmacy opened its first drugstore in March 2004, Jiuzhou Clinic began its first clinic in October 2003, and Jiuzhou Service commenced operation in November 2005. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the pharmaceutical industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position;

•	attract additional customers and increase spending per customer;

•	respond to competitive market conditions;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to changes in our regulatory environment;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	ability to find and open new locations.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We depend substantially on the continuing efforts of our executive officers, and our business and prospects may be severely disrupted if we lose their services.

Our future success is dependent on the continued services of the key members of our management team. In particular, we depend on the services of the three co-founders of HJ Group, Mr. Lei Lu, who is also our chief executive officer and the chairman of our board of directors, and Ms. Li Qi and Mr. Chong’an Jin, who are also members of our board of directors. The implementation of our business strategy and our future success depend in large part on our continued ability to attract and retain highly qualified management personnel. We face competition for personnel from other drugstore chains, retail chains, supermarkets, convenience stores, pharmaceutical companies and other organizations. Competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our financial condition and results of operations. We may be unable to attract or retain the personnel required to achieve our business objectives and failure to do so could severely disrupt our business and prospects. The process of hiring suitably qualified personnel is also often lengthy. In the past, we have had two major challenges to our recruiting efforts: (1) unqualified candidates who represent themselves as being qualified, and (2) talented and competent candidates who do not match our job requirements. If our recruitment and retention efforts are unsuccessful in the future, it may be more difficult for us to execute our business strategy.

We do not maintain key-man insurance for members of our management team. If we lose the services of any senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects. Furthermore, as we expect to continue to expand our operations, we will need to continue attracting and retaining experienced management. Each of our three founders has entered into a confidentiality and non-competition agreement with us regarding these agreements. However, if any disputes arise between our founders and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that any of these agreements could be enforced in China, where the three founders reside and hold some of their assets. See “Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could limit the protections available to you and us.”

We may need additional capital to expand outside of Hangzhou, and our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business..

As of September 30, 2009, we had RMB 5.6 million ($0.8 million) in unrestricted cash. Based on our current operating plans, we expect our existing resources, including our current cash and cash flows from operations, to be sufficient to fund our anticipated cash needs, including for working capital and capital expenditures for at least the next 12 months. We may, however, need to raise additional funds if our expenditures exceed our current expectations due to changed business conditions or other future developments.

Reliance on internally generated cash or debt to finance our operations or to complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of common stock to consummate acquisitions will depend on our market value from time to time and the willingness of potential sellers to accept our common stock as full or partial payment. Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement and negatively impact our stock price.

Our ability to raise additional funds in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for capital-raising activities by pharmaceutical companies; and

•	economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on commercially acceptable terms or at all.

We may need additional capital, and the sale of additional shares or other equity securities could result in dilution to our stockholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in further operating and financing covenants that would further restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Risks Relating to Our Pharmacy Operations

Our operating results are difficult to predict, and we may experience significant fluctuations in our operating results.

Our operating results may fluctuate significantly. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors causing these fluctuations include, among others:

•	our ability to maintain and increase sales to existing customers, attract new customers and satisfy our customers’ demands;

•	the frequency of customer visits to our drugstores and the quantity and mix of products our customers purchase;

•	the price we charge for our products or changes in our pricing strategies or the pricing strategies of our competitors;

•	timing and costs of marketing and promotional programs organized by us and/or our suppliers, including the extent to which we or our suppliers offer promotional discounts to our customers;

•	our ability to acquire merchandise, manage inventory and fulfill orders;

•	technical difficulties, system downtime or interruptions that may affect our product selection, procurement, pricing, distribution and retail management processes;

•	the introduction by our competitors of new products or services;

•	the effects of strategic alliances, potential acquisitions and other business combinations, and our ability to successfully and timely integrate them into our business;

•	changes in government regulations with respect to pharmaceutical and retail industries; and

•	current economic and geopolitical conditions in China and elsewhere.

In addition, a significant percentage of our operating expenses are fixed in the short term. As a result, a delay in generating revenue for any reason could result in substantial operating losses.

Moreover, our business is subject to seasonal variations in demand. In particular, traditional retail seasonality affects the sales of certain pharmaceuticals and other non-pharmaceutical products. Sales of our pharmaceutical products benefit in our fiscal third quarter (October 1st through December 31st) from the winter cold and flu season, and are lower in our fiscal fourth quarter (January 1st through March 31st ) because Chinese New Year falls into that quarter each year and our customers generally pay fewer visits to drugstores during this period. In addition, sales of some health and beauty products are driven, to some extent, by seasonal purchasing patterns and seasonal product changes. Failure to manage the increased sales effectively in the high sale season, and increases in inventory in anticipation of sales increase could have a material adverse effect on our financial condition, results of operations and cash flow.

Many of the factors discussed above are beyond our control, making our quarterly results difficult to predict, which could cause the trading price of our securities to decline below investor expectations. You should not rely on our operating results for prior periods as an indication of our future results.

We may not be able to timely identify or otherwise effectively respond to changing customer preferences, and we may fail to optimize our product offering and inventory position.

The drugstore industry in China is rapidly evolving and is subject to rapidly changing customer preferences that are difficult to predict. Our success depends on our ability to anticipate and identify customer preferences and adapt our product selection to these preferences. In particular, we must optimize our product selection and inventory positions based on sales trends. We cannot assure you that our product selection, especially our selections of nutritional supplements and food products, will accurately reflect customer preferences at any given time. If we fail to anticipate accurately either the market for our products or customers’ purchasing habits or fail to respond to customers’ changing preferences promptly and effectively, we may not be able to adapt our product selection to customer preferences or make appropriate adjustments to our inventory positions, which could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to establish effective advertising, marketing and promotional programs.

Our success depends on our ability to establish effective advertising, marketing and promotional programs, including pricing strategies implemented in response to competitive pressures and/or to drive demand for our products. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale in our stores. Our pricing strategies and value proposition must be appropriate for our target customers. If we are not able to maintain and increase the awareness of our pharmacy brand, products and services, we may not be able to attract and retain customers and our reputation may also suffer. We expect to incur substantial expenses in our marketing and promotional efforts to both attract and retain customers. However, our marketing and promotional activities may be less successful than we anticipate, and may not be effective at building our brand awareness and customer base. We also cannot assure you that our current and planned spending on marketing activities will be adequate to support our future growth. Failure to successfully execute our advertising, marketing and promotional programs may result in material decreases in our revenue and profitability.

If we are unable to optimize management of our distribution activities, we may be unable to meet customer demand.

We currently outsource our distribution and inventory functions to Yingte Logistics. Our ability to meet customer demand may be significantly limited if we do not successfully and efficiently conduct our distribution activities, or if Yingte Logistics’ facilities are destroyed or shut down for any reason, including as the result of a natural disaster. Any disruption in the operation of our distribution could result in higher costs or longer lead times associated with distributing our products. In addition, as it is difficult to predict accurate sales volume in our industry, we may be unable to optimize our distribution activities, which may result in excess or insufficient inventory, warehousing, fulfillment or distribution capacity. Furthermore, failure to effectively control product damage during distribution process could decrease our operating margins and reduce our profitability.

Failure to maintain optimal inventory levels could increase our inventory holding costs or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

We need to maintain sufficient inventory levels to operate our business successfully as well as meet our customers’ expectations. However, we must also guard against the risk of accumulating excess inventory. We are exposed to inventory risks as a result of our increased offering of private label products, rapid changes in product life cycles, changing consumer preferences, uncertainty of success of product launches, seasonality, and manufacturer backorders and other vendor-related problems. We cannot assure you that we can accurately predict these trends and events and avoid over-stocking or under-stocking products. In addition, demand for products could change significantly between the time product inventory is ordered and the time it is available for sale.

When we begin selling a new product, it is particularly difficult to forecast product demand accurately. The purchase of certain types of inventory may require significant lead-time. As we carry a broad selection of products and maintain significant inventory levels for a substantial portion of our merchandise, we may be unable to sell such inventory in sufficient quantities or during the relevant selling seasons. Carrying too much inventory would increase our inventory holding costs, and failure to have inventory in stock when a customer orders or purchases it could cause us to lose that order or lose that customer, either of which could have a material adverse effect on our business, financial condition and results of operations.

The centralization of procurement may not help us achieve anticipated savings and may place additional burdens on the management of our supply chain.

All of the product procurement for our drugstore chain is handled through our corporate headquarters. Such centralization of merchandise procurement and replenishment operations is intended to reduce cost of goods sold as a result of volume purchase benefits. However, we may be less successful than anticipated in achieving these volume purchase benefits. In addition, the centralization of merchandise procurement is expected to increase the complexity of tracking inventory, create additional inventory handling and transportation costs and place additional burdens on the management of our supply chain. Furthermore, we may not be successful in achieving the cost savings expected from the renegotiation of certain supplier contracts due to the nature of the products covered by those contracts and the market position of the related suppliers. If we cannot successfully reduce our costs through centralizing procurement, our profitability and prospects would be materially and adversely affected.

Our brand name, trade secrets and other intellectual property are valuable assets. If we are unable to protect them from infringement, our business and prospects may be harmed.

We consider our pharmacy brand name to be a valuable asset. We may be unable to prevent third parties from using our brand name without authorization. Unauthorized use of our brand name by third parties may adversely affect our business and reputation, including the perceived quality and reliability of our products and services. We plan to apply for trademark protection of our logo in China, although we have not done so nor have we registered our brand name as of the date of this prospectus.

We also rely on trade secrets to protect our know-how and other proprietary information, including pricing, purchasing, promotional strategies, customer lists and/or suppliers lists. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. In addition, confidentiality agreements, if any, executed by the foregoing persons may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. Our employees are required to sign an employment agreement as a condition of employment, which contains a confidentiality provision.

If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts could be expensive and time-consuming, and the outcome is unpredictable. In addition, if our competitors independently develop information that is equivalent to our trade secrets or other proprietary information, it will be even more difficult for us to enforce our rights and our business and prospects could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the intellectual property rights of others. However, because the validity, enforceability and scope of protection of intellectual property rights in the PRC are uncertain and still evolving, we may not be successful in prosecuting these cases. In addition, any litigation or proceeding or other efforts to protect our intellectual property rights could result in substantial costs and diversion of our resources and could seriously harm our business and operating results. Furthermore, the degree of future protection of our proprietary rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we are unable to protect our trade names, trade secrets and other propriety information from infringement, our business, financial condition and results of operations may be materially and adversely affected.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use our proprietary information and know-how without infringing third party intellectual property rights. As litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources, may have or may obtain intellectual property protection that will prevent, limit or interfere with our ability to conduct our business in China. Moreover, the defense of intellectual property suits, including trademark infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay ongoing royalties;

•	redesign our product offerings; or

•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase from our stores, which could have a material adverse effect on our financial condition and results of operations.

We rely on computer software and hardware systems in managing our operations, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our integrated information management system to monitor daily operations of our drugstores and to maintain accurate and up-to-date operating and financial data for compilation of management information. In addition, we rely on our computer hardware and network for the storage, delivery and transmission of the data of our retail system. Any system failure which causes interruptions to the input, retrieval and transmission of data or increase in the service time could disrupt our normal operation. Although we believe that our disaster recovery plan is adequate in handling the failure of our computer software and hardware systems, we cannot assure you that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid our business being disrupted. Any failure in our computer software and/or hardware systems could have a material adverse effect on our business, financial condition and results of operations. In addition, if the capacity of our computer software and hardware systems fails to meet the increasing needs of our expanding operations, our ability to grow may be constrained.

As a retailer of pharmaceutical and other healthcare products, we are exposed to inherent risks relating to product liability and personal injury claims.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs. Furthermore, the applicable laws, rules and regulations require our in-store pharmacists to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information the in-store pharmacists deem significant. Our in-store pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects and we may be liable for claims arising from advices given by our in-store pharmacists. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a retailer, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

Future acquisitions are expected to be a part of our growth strategy, and could expose us to significant business risks.

One of our strategies is to grow our business through acquisition. However, we cannot assure you that we will be able to identify and secure suitable acquisition opportunities. Our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain financing on satisfactory terms for larger acquisitions, if at all.  Moreover, if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all. The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and potential disruption of our existing business. Furthermore, we cannot assure you that the expected synergies from future acquisitions will actually materialize. In addition, future acquisitions could result in the incurrence of additional indebtedness, costs, and contingent liabilities. Future acquisitions may also expose us to potential risks, including risks associated with:

•	the integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of financial or other resources from our existing businesses;

•	our inability to generate sufficient revenue to recover costs and expenses of the acquisitions; and

•	potential loss of, or harm to, relationships with employees or customers.

Any of the above could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

We may not be able to manage our expansion of operations effectively and failure to do so could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

We anticipate continued expansion of our business to address growth in demand for our products and services, as well as to capture new market opportunities. The continued growth of our business has resulted in, and will continue to result in, substantial demands on our management, operational and other resources. In particular, the management of our growth will require, among other things:

•	our ability to continue to identify and lease new store locations at acceptable prices;

•	our ability to optimize product offerings and increase sales of private label products;

•	our ability to control procurement cost and optimize product pricing;

•
our ability to control operating expenses and achieve a high level of efficiency, including, in particular, our ability to manage the amount of time required to open new stores and for stores to become profitable, to maintain sufficient inventory levels and to manage warehousing, buying and distribution costs;

•	information technology system enhancement;

•	strengthening of financial and management controls;

•	increased marketing, sales and sales support activities; and

•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We depend on the continued service of, and on the ability to attract, motivate and retain a sufficient number of qualified and skilled staff, especially in-store pharmacists, for our stores.

Our ability to continue expanding our retail drugstore chain and deliver high quality products and customer service depends on our ability to attract and retain qualified and skilled staff, especially in-store pharmacists. In particular, the applicable PRC regulations require at least one qualified pharmacist to be stationed in every drugstore to instruct or advise customers on prescription drugs. Over the years, a significant shortage of pharmacists has developed due to increasing demand within the drugstore industry as well as demand from other businesses in the healthcare industry. We cannot assure you that we will be able to attract, hire and retain sufficient numbers of skilled personnel and in-store pharmacists necessary to continue to develop and grow our business. In the past, our major recruiting challenges included unqualified candidates who represent themselves as being qualified, and talented and competent candidates who do not match our job requirements. The inability to attract and retain a sufficient number of skilled personnel and in-store pharmacists could limit our ability to open additional stores, increase revenue or deliver high quality customer service. In addition, competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them, which could materially and adversely affect our financial condition and results of operations.

We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability would be materially and adversely affected.

The drugstore industry in China is highly competitive, and we expect competition to intensify in the future. Our primary competitors include other drugstore chains and independent drugstores. We also increasingly face competition from discount stores, convenience stores and supermarkets as we increase our offering of non-drug convenience products and services. We compete for customers and revenue primarily on the basis of store location, merchandise selection, price, services that we offer and our brand name. We believe that the continued consolidation of the drugstore industry and continued new store openings by chain store operators will further increase competitive pressures in the industry. In addition, we may be subject to additional competition from new entrants to the drugstore industry in China. If the PRC government removes the barriers for the foreign companies to operate majority-owned retail drugstore business in China, we could face increased competition from foreign companies. Some of our larger competitors may enjoy competitive advantages, such as:

•	greater financial and other resources;

•	larger variety of products;

•	more extensive and advanced supply chain management systems;

•	greater pricing flexibility;

•	larger economies of scale and purchasing power;

•	more extensive advertising and marketing efforts;

•	greater knowledge of local market conditions;

•	stronger brand recognition; and

•	larger sales and distribution networks.

As a result, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors or otherwise respond successfully to competitive pressures. In addition, our competitors may be able to offer larger discounts on competing products, and we may not be able to profitably match those discounts. Furthermore, our competitors may offer products that are more attractive to our customers or that render our products uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to compete successfully could materially and adversely affect our business, financial condition, results of operation and prospects.

Changes in economic conditions and consumer confidence in China may influence the retail industry, consumer preferences and spending patterns.

Our business and revenue growth primarily depend on the size of the retail market of pharmaceutical products in China. As a result, our revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. In particular, as we focus our expansion of retail stores in metropolitan markets, where living standards and consumer purchasing power are relatively high, we are especially susceptible to changes in economic conditions, consumer confidence and customer preferences of the urban Chinese population. External factors beyond our control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. In addition, acts of war or terrorism may cause damage to our facilities, disrupt the supply of the products and services we offer in our stores or adversely impact consumer demand. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

The retail prices of some of our products are subject to control, including periodic downward adjustment, by PRC governmental authorities.

An increasing percentage of our pharmaceutical products, primarily those included in the national and provincial medical insurance catalogs, are subject to price controls in the form of fixed retail prices or retail price ceilings. See “Government Approval and Regulation of Our Principal Products or Services   — Price Controls” above. In addition, the retail prices of these products are also subject to periodic downward adjustments as the PRC governmental authorities seek to make pharmaceutical products more affordable to the general public. Since May 1998, the relevant PRC governmental authorities have ordered price reductions of thousands of pharmaceutical products. The latest price reduction occurred in October 2008 and affected 1,357 different pharmaceutical products. However, for our fiscal year ended March 31, 2009, the adjustment only required us to adjust 105 of our 2,300 prescription drug prices which did not have any significant effect on our revenues as most of our products are priced substantially below the price ceilings. Any future price controls or government mandated price reductions may have a material adverse affect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

Our retail operations require a number of permits and licenses in order to carry on their business.

Drugstores in China are required to obtain certain permits and licenses from various PRC governmental authorities, including GSP certification. We are also required to obtain food hygiene certificates for the distribution of nutritional supplements and food products. We cannot assure you that we can maintain all required licenses, permits and certifications to carry on our business at all times, and from time to time we may have not been in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses, permits and certifications when required by applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we may successfully obtain such licenses, permits or certifications.

The continued penetration of counterfeit products into the retail market in China may damage our brand and reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

There has been continued penetration of counterfeit products into the pharmaceutical retail market in China. Counterfeit products are generally sold at lower prices than the authentic products due to their low production costs, and in some cases are very similar in appearance to the authentic products. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts, and are typically manufactured without proper licenses or approvals as well as fraudulently mislabeled with respect to their content and/or manufacturer. Although the PRC government has been increasingly active in combating counterfeit pharmaceutical and other products, there is not yet an effective counterfeit pharmaceutical product regulation control and enforcement system in China. Although we have implemented a series of quality control procedures in our procurement process, we cannot assure you that we would not be selling counterfeit pharmaceutical products inadvertently. Any unintentional sale of counterfeit products may subject us to negative publicity, fines and other administrative penalties or even result in litigation against us. Moreover, the continued proliferation of counterfeit products and other products in recent years may reinforce the negative image of retailers among consumers in China. The continued proliferation of counterfeit products in China could have a material adverse effect on our business, financial condition, and results of operation.

We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under the PRC National Medical Insurance Program.

Eligible participants in the PRC national medical insurance program, mainly consisting of urban residents in China, are entitled to buy medicines using their medical insurance cards in an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy, in turn, obtains reimbursement from the relevant government social security bureaus. Moreover, the applicable PRC laws, rules and regulations prohibit pharmacies from selling goods other than pre-approved medicines when purchases are made with medical insurance cards. We have established procedures to prohibit our drugstores from selling unauthorized goods to customers who make purchases with medical insurance cards. However, we cannot assure you that those procedures will be strictly followed by all of our employees in all of our stores.

Risks Relating to Our Medical Services

If we do not attract and retain qualified physicians and other medical personnel, our ability to provide medical services would be adversely affected.

The success of our medical services will be, in part, dependent upon the number and quality of doctors, nurses and other medical support personnel that we employ and our ability to maintain good relations with them. Our medical staff may terminate their employment with us at any time. If we are unable to successfully maintain good relationships with them, our ability to provide medical services may be adversely affected.

The provision of medical services is heavily regulated in the PRC and failure to comply with those regulations could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the ownership of facilities; the addition of facilities and services; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially adversely affect our business and results of operations in the event we do not comply or if the cost of compliance is expensive. The above list of certain regulated areas is not exhaustive and it is not possible to anticipate the exact nature of future healthcare legislative reform in China. Depending on the priorities determined by the Chinese Ministry of Health, the political climate at any given time, the continued development of the Chinese healthcare system and many other factors, future legislative reforms may be highly diverse, including stringent infection control policies, improved rural healthcare facilities, increased regulation of the distribution of pharmaceuticals and numerous other policy matters. Consequently, the implications of these future reforms could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

As a provider of medical services, any misdiagnosis or improper treatment may result in adverse publicity regarding us, which would harm our reputation. If we are found liable for malpractice claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. Because malpractice claims are not common in China, we do not carry malpractice insurance. As a result, any imposition of malpractice liability could materially harm our business, financial condition and results of operations.

We face competition that could adversely affect our results of operations.

Our clinics compete with a large number and variety of healthcare facilities in their respective markets. There are numerous government-run and private hospitals and clinics available to the general populace. There can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive position. Further, there can be no assurance that a healthcare organization, having greater resources in the provision or management of healthcare services, will not decide to engage in operations similar to those being conducted by us in Hangzhou.

Risks Related to Our Corporate Structure

In order to comply with Chinese regulations limiting foreign ownership of Chinese pharmacy chain operating 30 or more stores and limiting foreign ownership of Chinese medical clinics to Sino-foreign joint venture, we conduct our drugstore business through Jiuzhou Pharmacy and our clinics through Jiuzhou Clinic and Jiuzhou Service by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected. If the PRC regulatory bodies determine that the agreements that establish the structure for operating our business in China do not comply with PRC regulatory restrictions on foreign investment in drugstore and medical practice, we could be subject to severe penalties. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

Current PRC regulations limit any foreign investor’s ownership of drugstores to 49.0% if the investor owns interests in more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers. Since we do not own any equity interests in Jiuzhou Pharmacy, but controls the drugstore chain through contractual arrangements with our wholly foreign owned enterprise (“WFOE”), Jiuxin Management, we have been advised by our PRC counsel, Allbright Law Offices, that the regulations on foreign ownership of drugstores do not apply to us even if our drugstore chain expands beyond 30 stores. Similarly, foreign ownership of medical practice in China is limited to means of Sino-foreign joint venture. Since we do not have actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, our PRC counsel has advised us that the PRC regulations restricting foreign ownership of medical practice are not applicable to us or our structure.

There are, however, uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements. Although we have been advised by our PRC counsel, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic, Jiuzhou Service and their respective owners) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, the PRC Property Rights Law that became effective on October 1, 2007 may require us to register with the relevant government authority the security interests on the equity interests in Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service granted to us under the equity pledge agreements that are part of the contractual arrangements. If we are required to register such security interests, failure to complete such registration in a timely manner may result in such equity pledge agreements to be unenforceable against third party claims.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC consolidated entities;

•	discontinuing or restricting the operations of our PRC consolidated entities;

•	imposing conditions or requirements with which we or our PRC consolidated entities may not be able to comply;

•	requiring us or our PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or

•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of drugstores and the practice of medicine.

The Chinese government regulates drugstores and the practice of medicine including foreign ownership, and the licensing and permit requirements. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the industry include the following:

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we only have contractual control over Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service. We do not own them due to the restriction of foreign investment in pharmacy chains with 30 or more drugstores and foreign ownership of medical practice; and

•
uncertainties relating to the regulation of drugstores and medical practice in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business

Our contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic, Jiuzhou Service and their respective owners may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in Jiuzhou Pharmacy, Jiuzhou Clinic or Jiuzhou Service, and rely on contractual arrangements to control and operate these companies and their businesses. These contractual arrangements may not be as effective in providing control over these companies as direct ownership. For example, Jiuzhou Pharmacy, Jiuzhou Clinic or Jiuzhou Service could fail to take actions required for our business despite its contractual obligation to do so. If Jiuzhou Pharmacy, Jiuzhou Clinic or Jiuzhou Service fails to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that the respective owners of Jiuzhou Pharmacy, Jiuzhou Clinic or Jiuzhou Service will act in our best interests.

Because we rely on contractual arrangements to control HJ Group and for our revenue, the termination of such agreements will severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Jiuxin Management, our WFOE, and each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service. All of our business operations are conducted by, and we derive all of our revenues from, the three HJ Group companies. Because neither we nor our WFOE own equity interests of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, the termination of the contractual arrangements would sever our ability to continue receiving payments from these companies under our current holding company structure.

As we do not have any equity interests in any of the HJ Group companies, in the event the contractual arrangements terminate, we will lose our control over them and their business operations, as well as our sole source of revenues. Should this occur, we may seek to acquire control of the HJ Group companies through other means, although we cannot guarantee that we will do so, nor can we guarantee that we will be successful if we do.

We cannot assure you that there will not be any event or reason that may cause the contractual arrangements to terminate. In the event that the contractual arrangements are terminated for any reason, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.

We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and rely principally on dividends paid by our consolidated PRC operating entities for cash requirements, including the funds necessary to service any debt we may incur. In particular, we rely on earnings generated by each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, which are passed on to us through Jiuxin Management. If any of the consolidated operating entities incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements in a manner that would materially and adversely affect our ability to pay dividends and other distributions on our equity interest.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Under PRC laws, rules and regulations, our consolidated PRC entities are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their statutory surplus reserve fund until the accumulative amount of such reserves reach 50.0% of their respective registered capital. As a result, our consolidated PRC entities are restricted in their ability to transfer a portion of their net income to us whether in the form of dividends, loans or advances. As of September 30, 2009, our restricted reserves totaled RMB 9.5 million ($1.3 million) and we had unrestricted retained earnings of RMB 57.1 million ($8.3 million). Our restricted reserves are not distributable as cash dividends. Any limitation on the ability of our consolidated operating entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Management members of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Mr. Lei Liu, chairman of the board of directors and our chief executive officer, is also the executive director of Jiuzhou Pharmacy, a general partner of Jiuzhou Clinic, and the supervising director of Jiuzhou Service. Mr. Chong’an Jin, one of our directors, is the supervising director of Jiuzhou Pharmacy, the managing general partner of Jiuzhou Clinic, and the executive director of Jiuzhou Service. Ms. Li Qi, corporate secretary and also a member of the board of directors, is the general manager of each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service and a general partner of Jiuzhou Clinic. Conflicts of interests between their respective duties to our company and HJ Group may arise. As our directors and executive officer (in the case of Mr. Liu), they have a duty of loyalty and care to us under U.S. and Hong Kong law when there are any potential conflicts of interests between our company and HJ Group. We cannot assure you, however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in HJ Group’s interests to sever the contractual arrangements with Jiuxin Management, irrespective of the effect such action may have on us. In addition, any one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment that HJ Group is obligated to remit to us under the consulting services agreement.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against HJ Group or our officers or directors who are members of HJ Group’s management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service and their respective management, all of which are located in China.

Risks Related to Doing Business in China

The three HJ Group companies are subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our indirect investments in the three HJ Group companies. As a result of our holding company structure, we rely entirely on payments from these companies under their contractual arrangements with our WFOE, Jiuxin Management. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through the three HJ Group companies, all of which are PRC entities. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Jiuxin Management and the three HJ Group companies. In addition, all of HJ Group’s assets are located in, and all of our other senior executive officers (excepting our chief financial officer) reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may have substantial difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management members located in the United States.

We may need to obtain additional governmental approvals to open new drugstores. Our inability to obtain such approvals will have a material adverse effect on our business and growth.

According to the Measures on the Administration of Foreign Investment in the Commercial Sector promulgated by the PRC Ministry of Commerce (the “Measures”), which became effective on June 1, 2004, a company that is directly owned by a foreign invested enterprise needs to obtain relevant governmental approvals before it opens new retail stores. However, there are no specific laws, rules or regulations with respect to whether it is necessary for a company contractually controlled by a foreign invested enterprise to obtain approvals to open new retail stores. In addition, the Measures state that PRC Ministry of Commerce will promulgate a detailed implementation regulation to govern foreign invested enterprises engaging in drug sale. However, such implementation regulation has not yet been promulgated. Therefore we cannot assure you that the PRC Ministry of Commerce will not require that such approvals to be obtained. If additional governmental approval is deemed to be necessary and we are not able to obtain such approvals on a timely basis or at all, our business, financial condition, results of operations and prospects, as well as the trading price of our common stock, will be materially and adversely affected.

The advent of recent healthcare reform directives from the PRC government may increase both competition and our cost of doing business.

Under the auspices of the Healthy China 2020 program (the “Program”), published by China’s National Development and Reform Commission in October 2008, the PRC government has set in motion a series of policies in fairly rapid successions aimed to improve China’s healthcare system. Such policies include (1) discouraging hospitals from both prescribing and dispensing medication, (2) the unveiling of formal healthcare reform guidelines in April 2009, aimed to improve the availability of and subsidies for “essential” drugs, and (3) the announcement of China’s National Essential Drugs List (“NEDL”) in August 2009, listing approximately 300 medicines that are expected to be sold at government-controlled prices. While an underlying goal of these policies is to make drugs more accessible to China’s poorer populations, such policy as discouraging hospitals from both prescribing and dispensing medication also serve to create opportunities that in turn will intensify business competition in the Chinese retail drugstore industry, as well as competition for skilled labor and retail spaces. Additionally, we expect the NEDL to lead to a rise in the number of government-subsidized community healthcare service centers, which will erode the convenience and price advantage that our drugstores traditionally enjoy against hospitals.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from the three HJ Group companies. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and our PRC affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues, costs, and financial assets are mostly denominated in RMB while our reporting currency is the U.S. dollar. Accordingly, this may result in gains or losses from currency translation on our financial statements.  We rely entirely on fees paid to us by our affiliated entities in China. Therefore, any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

Dividends we receive from our subsidiary located in the PRC may be subject to PRC withholding tax.

The recently enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that a maximum income tax rate of 20% is applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC, and the State Council has reduced such rate to 10% through the implementation regulations. We are a Nevada holding company and substantially all of our income is derived from the operations of the three HJ Group companies located in the PRC, who are contractually obligated to pay their quarterly profits to our WFOE. Therefore, dividends paid to us by our WFOE  in China may be subject to the 10% income tax if we are considered as a “non-resident enterprise” under the EIT Law. If we are required under the EIT Law and its implementation regulations to pay income tax for any dividends we receive from our WFOE, it may have a material and adverse effect on our net income and materially reduce the amount of dividends, if any, we may pay to our shareholders.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our WFOE. Shortages in the availability of foreign currency may restrict the ability of our WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. However, approval from the SAFE or its local branch is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. We intend to apply for listing on The NASDAQ Capital Market, but cannot assure you that this listing or listing on any other exchange will ever occur.

Our common shares have historically been sporadically or "thinly-traded" on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Our directors and executive officers collectively control approximately 63.8% of our outstanding shares of stock that are entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the retail pharmacy markets;

•	changes in the economic performance or market valuations of other retail pharmacy operators;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Volatility in our common share price may subject us to securities litigation

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Since HJ Group operated as a private enterprise without public reporting obligations prior to the Share Exchange, we have committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial reporting systems and procedures, and documentation thereof. If our financial reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company prior to the Share Exchange. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Financial Industry Regulatory Authority (“FINRA”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the 20 million shares of our common stock outstanding as of December 17, 2009, approximately 4.2 million shares are, or will be, freely tradable without restriction, unless held by our "affiliates", as of December 17, 2009. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our common stock. Under Rule 144, we estimate that our founders and service consultants who received shares in September 2009 as a result of the Share Exchange will be unable to sell these shares until September 2010. If our founders and service consultants who received shares were to sell their shares, they would be subject to volume and/or other restrictions imposed by Rule 144.

If we fail to remain current in our reporting requirements, our securities could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

There is no guarantee that our shares will be listed on The NASDAQ Capital Market.

Simultaneous with the filing of this registration statement, we will apply for listing of our common stock on The NASDAQ Capital Market. After the consummation of this offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed on The NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them.  Our lead underwriter, Madison Williams and Company, is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Lack of experience of our lead underwriter could adversely impact this offering.

While certain of the officers of Madison Williams, our lead underwriter, have significant experience in corporate finance and the underwriting of securities, Madison Williams has previously acted as the lead underwriter in only two other public offering transactions. There can be no assurance that the lead underwriter’s lack of experience in this area will not adversely affect this offering or the subsequent public market for our common stock. In particular, the lead underwriter is responsible for conducting due diligence of our Company, reviewing disclosures contained in this prospectus and in determining the pricing of the common stock to be sold in this offering. The lead underwriter’s lack of experience in these matters could result in its failure to adequately detect disclosure contained in this prospectus which is inaccurate or incomplete.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently traded on the OTC Bulletin Board, we intend to apply to have our common stock listed for trading on The NASDAQ Capital Market which we expect to occur immediately prior to the date of this prospectus. Trading of a security on The NASDAQ Capital Market is made through a market maker. Our lead underwriter, Madison Williams, however, is not a market maker on The NASDAQ Capital Market and is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

  USE OF PROCEEDS

We estimate the gross proceeds from the sale of            shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $           million (approximately $           million if the over-allotment option granted to the underwriters is exercised in full). This estimate is based on an assumed offering price of $           per share, which is the midpoint of our expected offering range of $           to $          .

We estimate that we will receive net proceeds of $           million, after deducting  for underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately  $          , which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional            shares of common stock to cover over-allotment, we will receive an additional $           million, after deducting $           for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Acquisition of new stores outside of Hangzhou (1)	$		%
Addition of new stores within Hangzhou (2)			%
Marketing (3)			%
Working capital (4)			%

Total	$		%

(1)
We may acquire existing drugstores outside of Hangzhou. This estimate includes the cost to purchase the drugstore, inventory stocking costs, redecoration costs. As of the date of this prospectus, we have not entered into any letter of intent with any potential acquisition targets. As we have not acquired stores historically, our estimate of the costs of doing so may not be accurate.

(2)
We are planning to build additional drugstores in Hangzhou. To build a 3,000 square foot store, we estimate that our initial cash outlay will be approximately $           which includes initial inventory stocking, lease acquisition, and leasehold improvements.

(3)	We will increase our spending on marketing and advertising through various channels to strengthen our brand in new cities and throughout Zhejiang Province.
(4)	Working capital will mainly be used to purchase greater inventory quantities and or make advances to suppliers to obtain more favorable costs on the products that we sell.

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our current efforts within the city of Hangzhou. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009, on a pro forma as adjusted basis to give effect to the sale of            shares of common stock in this offering at an assumed public offering price of $           per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2009
	Actual	Pro Forma		Pro-Forma As Adjusted (1)
Common stock, $0.001 par value, 75,000,000 shares authorized; 20,000,000 shares issued and outstanding.	$20,000	$		$
Paid-in-capital	$867,884	$		$
Statutory reserves	$1,309,109		$—	$
Retained earnings	$8,336,032		$—	$
Accumulated other comprehensive income (loss)	$(351,266)		$—	$
Total shareholder’s equity	$10,181,759		$25,000,000	$
Total capitalization	$10,181,759		$25,000,000	$

(1)
A $           increase (decrease) in the assumed offering price of $           per share would increase (decrease) by approximately $           million each of pro forma as adjusted paid-in capital, total stockholder’s equity and total capitalization, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable to the underwriters and the estimated offering expenses payable by us.

DILUTION

As of September 30, 2009, we had a net tangible book value of $10,181,759 or $0.51 per share. Net tangible book value represents our total tangible assets, less all liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after September 30, 2009, other than to give effect to our sale of            shares of common stock offered hereby, as well as the            shares underlying the underwriter representative’s common stock purchase option, the pro forma net tangible book value per share at September 30, 2009 would have been $          . This amount represents an immediate increase in net tangible book value of $           per share to our current shareholders and an immediate decrease in net tangible book value of $           per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share (1)	$
Net tangible book value per share before the offering		$0.51
Increase in net tangible book value per share to existing shareholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)
	$
Pro-forma net tangible book value per share after the offering	$
Decreased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and deducting the amount of cash paid by a new investor for a share of common stock)
	$

(1)	We use an offering price of $ per share in order give the most dilutive effect with respect to new investors to the transaction.

The following table sets forth, on a pro forma basis as of September 30, 2009, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $           per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent		Total Consideration Amount (in 000’s)	Percent		Average Price Per Share
Existing Shareholders	20,000,000		%	$		%	$
New Investors			%	$		%	$
Total		100%		$	100%

The foregoing table does not include the impact of the exercise of the underwriter’s overallotment option.

SUMMARY FINANCIAL INFORMATION

In the tables below we provide you with historical selected consolidated financial data for and as of the six-month periods ended September 30, 2009 and 2008, derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and for and as of the years ended March 31, 2009 and 2008, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
	(Unaudited)
Statements of Operations Data
Revenue	$23,940,037	$21,533,559	$44,776,652	$31,311,942
Cost of Goods Sold	17,417,265	15,901,507	32,607,741	23,835,859
Gross Profit	6,522,772	5,632,052	12,168,911	7,476,083
Operating Expenses
Selling Expenses	1,074,159	793,443	1,712,474	1,359,087
General and Administrative Expenses	930,344	503,601	1,399,305	699,069
Income from Operations	4,518,269	4,335,008	9,057,132	5,417,927
Other Income (Expense), Net	10,243	(15,638)	17,369	(6,854)
Income before Taxes	4,528,512	4,319,370	9,074,501	5,411,073
Provision for Income Taxes	1,225,755	1,001,634	2,260,985	2,023,194
Net Income	3,302,757	3,317,736	6,813,516	3,387,879
Other Comprehensive Income
Foreign currency translation adjustment	11,171	21,634	27,688	(50,242)
Comprehensive Income	$3,313,928	$3,339,370	$6,841,204	$3,337,637
Earnings per Common Share Data				0.21
Basic and Diluted Earnings Per Share	$0.21	$0.21	$0.43	$0.21

	September 30, 2009	March 31, 2009
	(Unaudited)
Balance Sheet Data:
Cash and Restricted Cash	$1,127,806	$996,302
Total Assets	$19,701,049	$15,965,201
Total Liabilities	$9,519,290	$9,307,654
Total Stockholders’ Equity	$10,181,759	$6,657,547

Selected store data (as of):	Stores operated
March 31, 2007	6
March 31, 2008	9
March 31, 2009	16
September 30, 2009	22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three and six months ended September 30, 2009 and 2008, and for the fiscal years ended March 31, 2009 and 2008, should be read in conjunction with the Summary Financial Information and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

Overview

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), was incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation.”  On September 24, 2009, The Company changed its name to “China Jo-Jo Drugstores, Inc.” in connection with the share exchange transaction described below.

On September 17, 2009, the Company completed a share exchange transaction with Renovation Investment (Hong Kong) Co., Ltd. (“Renovation HK”) a Hong Kong company, and Renovation HK became a wholly-owned subsidiary of the Company. On the closing date, the Company issued 15,800,000 of its common stock to Renovation HK’s stockholders in exchange for 100% of the capital stock of Renovation HK. Prior to the share exchange transaction, the Company had 4,200,000 shares of common stock issued and outstanding. After the share exchange transaction, the Company had 20,000,000 shares of common stock outstanding and Renovation HK’s stockholders owned 79% of the issued and outstanding shares. The management members of Renovation HK became the directors and officers of the Company.  The share exchange transaction was accounted for as a reverse acquisition and recapitalization and, as a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Renovation HK (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.

Renovation HK is a holding company that, through its wholly-owned PRC subsidiary, Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), controls three PRC companies, namely Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership (“Jiuzhou Clinic”), and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”), by a series of contractual arrangements. All of our business operations are carried out by HJ Group. Throughout this prospectus, Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service are sometimes collectively referred to “HJ Group,” and Renovation HK, Jiuxin Management and HJ Group are sometimes collectively referred to as “Grand Pharmacy Group.”

The contractual arrangements with HJ Group are necessary to comply with Chinese laws limiting foreign ownership of certain companies. Through these contractual arrangements, we have the ability to substantially influence the daily operations and financial affairs of the three HJ Group companies, appoint their senior executives and approve all matters requiring approval of their equity owners. As a result of these contractual arrangements, which enable us to control HJ Group, we are considered the primary beneficiary of HJ Group. Please see Note 1 to our consolidated financial statements for the three months ended September 30, 2009, for the impact of the contractual arrangements on our consolidated financial statements.

On October 27, 2009, we were made a party to a series of amendments to the contractual arrangements with HJ Group. Specifically, four of the five agreements comprising the contractual arrangements – namely, the consulting services agreement, the operating agreement, the option agreement and the voting rights proxy agreement – were amended to remove a provision terminating these agreements on May 1, 2010 unless we complete a financing of at least $25 million and the listing of our common stock on The NASDAQ Capital Market by such date. As amended:

•
the consulting services agreement shall remain in effect for the maximum period of time permitted by law, unless sooner terminated by Jiuxin Management or if either Jiuxin Management or an HJ Group company becomes bankrupt or insolvent, or otherwise dissolves or ceases business operations;

•	the operating agreement shall remain in effect unless terminated by Jiuxin Management;

•	the option agreement shall remain in effect for the maximum period time permitted by law; and

•	the voting rights proxy agreement shall remain in effect for the maximum period of time permitted by law.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States, which requires us to make judgments, estimates and assumptions that affect: (i) the reported amounts of our assets and liabilities; (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenue and expenses during each reporting period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

We believe that any reasonable deviation from those judgments and estimates would not have a material impact on our financial condition or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the statement of operations and corresponding balance sheet accounts would be necessary. These adjustments would be made in future financial statements.

When reading our financial statements, you should consider: (i) our critical accounting policies; (ii) the judgment and other uncertainties affecting the application of such policies; and (iii) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements. We have not made any material changes in the methodology used in these accounting policies during the past eighteen months.

Revenue recognition

Revenue from sales of prescription medicine at the drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription.

Revenue from sales of other merchandise at the drugstores is recognized at the point of sale, which is when the customer pays for and receives the merchandise.

Revenue from medical services is recognized after the service has been rendered to the customer.

Revenue from sales of merchandise to non-retail customers is recognized when the following conditions are met: 1) persuasive evidence of an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); 2) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; 3) the sales price is fixed or determinable; and 4) collectability is probable. Historically, sales returns have been immaterial.

Our revenue is net of value added tax (“VAT”) collected on behalf of tax authorities in respect of the sale of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the balance sheet until it is paid to the tax authorities.

Vendor allowances

 The Company accounts for vendor allowances according to Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, and EITF Issue No. 03-10, Application of EITF Issue No. 02-16 by Reseller to Sales Incentives Offered to Consumers by Manufacturers. Vendor allowances reduce the carrying value of inventories and subsequently transferred to cost of goods sold when the inventories are sold, unless those allowances are specifically identified as reimbursements for advertising, promotion and other services, in which case they are recognized as a reduction of the related advertising and promotion costs.

Slotting allowances are a major portion of total allowances. With slotting allowances, the vendors reimburse the Company for the cost of placing new product on the shelf. The Company has no obligation or commitment to keep the product on the shelf for a minimum period.

A small portion of vendor allowance also includes advertising and promotion allowances for the promotion of vendors' products in stores. The promotion may be any combination of a temporary price reduction or a feature in print ads.

Depreciation and Amortization

Our non-current assets include property and equipment, including leasehold improvements, long term deposits and long term advances to suppliers. We depreciate our equipment assets using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful lives of the equipment (including the salvage values), in order to determine the amount of depreciation expense to be recorded during any reporting period. We amortize leasehold improvements of our retail drugstores and other business premises over the shorter of five years or lease term. A majority of our leases have a five-year term. We estimate the useful lives of our other property and equipment at the time we acquire the assets based on our historical experience with similar assets as well as anticipated technological and other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, we may shorten the useful lives assigned to these assets as appropriate, which will result in the recognition of increased depreciation and amortization expense in future periods. There has been no change to the estimated useful lives and salvage values during the six months ended September 30, 2009 and 2008.

Impairment of Long-Lived Assets

We evaluate our long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Based on its review, we believe that, as of September 30, 2009, there was no impairment.

Inventories

We state our inventory at the lower of cost or market. Cost is determined using the weighted average cost method. Market is the lower of replacement cost or net realizable value. We carry out physical inventory counts on a monthly basis at each store and distribution location to ensure that the amounts reflected in the consolidated financial statements at each reporting period are properly stated and valued. We record write-downs to inventory for shrinkage losses and damaged merchandise that are identified during the inventory counts. The inventory write downs for the six months ended September 30, 2009 and 2008 have been immaterial.

Recent Accounting Pronouncements

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. On July 1, 2009, the Company adopted this accounting standard, but it did not have a material impact on the disclosures related to its consolidated financial statements.

In June 2009, the FASB issued an accounting standard amending the accounting and disclosure requirements for transfers of financial assets. This accounting standard requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, it eliminates the concept of a qualifying special-purpose entity (“QSPE”). This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company does not expect this standard to have a material effect on its consolidated financial statements.

In June 2009, the FASB also issued an accounting standard amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this accounting standard. Further, this accounting standard requires a company to perform a qualitative analysis when determining whether or not it must consolidate a VIE. It also requires a company to continuously reassess whether it must consolidate a VIE. Additionally, it requires enhanced disclosures about a company’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the company’s financial statements. Finally, a company will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company is currently assessing the impact of adoption this standard.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In October 2009, FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

Results of Operations

Results of Operations - Three Months ended September 30, 2009 as compared to Three Months ended September 30, 2008

Revenue.   Our revenue increased by 18.1% to $12,258,573 for the three months ended September 30, 2009 from $10,383,170 for the three months ended September 30, 2008 due to operating additional store locations, an increase of $1,875,403. Of this increase, 71.4% or $1,339,044 was from new stores that were opened subsequent to September 30, 2008. We operated 22 stores as of September 30, 2009, as compared to 13 stores as of September 30, 2008. We anticipate that our overall revenue will continue to increase as we open additional stores.

Gross Profit.   Our gross profit increased by 25.63% to $3,498,876 for the three months ended September 30, 2009 from $2,785,102 for the three months ended September 30, 2008. Our gross margin remained relatively constant at 28.5% for the three months ended September 30, 2009 compared with 26.8% for the three months ended September 30, 2008. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Sales and Marketing Expenses.   Our sales and marketing expenses increased by 37.3% to $596,382 for the three months ended September 30, 2009 from $434,282 for the three months ended September 30, 2008. This increase was primarily a result of the continued expansion of our drugstore chain from 13 stores for the three months ended September 30, 2008 to 22 stores for the three months ended September 30, 2009. Sales and marketing expenses as a percentage of our revenue increased slightly to 4.9% for the three months ended September 30, 2009 from 4.2% for the three months ended September 30, 2008. We expect that our sales and marketing expenses will increase as we continue to expand our store network.

General and Administrative Expenses.   Our general and administrative expenses increased by 94.1% to $565,134 for the three months ended September 30, 2009 from $291,147 for the three months ended September 30, 2008. Of this $273,987 increase $126,325 relates to stock compensation of service providers. General and administrative expenses as a percentage of our revenue, excluding the stock compensation expense, decreased slightly to 2.5% for the three months ended September 30, 2009 from 2.8% for the three months ended September 30, 2009. As we continue to open drugstores, further develop our infrastructure, and incur expenses related to being a US public company, we anticipate that our general and administrative expenses will increase.

Income from Operations.   As a result of the foregoing, our income from operations increased to $2,337,360 for the three months ended September 30, 2009 from $2,059,673 for the three months ended September 30, 2008, an increase of 13.5%. Our operating margin for the three months ended September 30, 2009 and 2008 was 19.1% and 19.8%, respectively.

Results of Operations - Six Months ended September 30, 2009 as compared to Six Months ended September 30, 2008

Revenue.   Our revenue increased by 11.2% to $23,940,037 for the six months ended September 30, 2009 from $21,533,559 for the six months ended September 30, 2008 due to operating additional store locations, an increase of $2,406,478. This increase was fully attributable to stores that were opened subsequent to September 30, 2008. As of September 30, 2008 we operated 13 stores, as compared to 22 stores as of September 30, 2009. We anticipate that our overall revenue will continue to increase as we open additional stores.

Gross Profit.   Our gross profit increased by 15.8% to $6,522,772 for the six months ended September 30, 2009 from $5,632,052 for the six months ended September 30, 2008. Our gross margin remained relatively constant at 27.2% for the six months ended September 30, 2009 compared with 26.2% for the six months ended September 30, 2008. We anticipate that our overall gross profit will continue to increase as our sales increase. Additionally, we anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers and achieve further economies of scale as a result of purchasing larger quantities of products. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Sales and Marketing Expenses.   Our sales and marketing expenses increased by 35.4% to $1,074,159 for the six months ended September 30, 2009 from $793,443 for the six months ended September 30, 2008. This increase was primarily a result of the continued expansion of our drugstore chain from 13 stores for the six months ended September 30, 2008 to 22 stores for the six months ended September 30, 2009. Sales and marketing expenses as a percentage of our revenue increased slightly to 4.5% for the six months ended September 30, 2009 from 3.7% for the six months ended September 30, 2008. We expect that our sales and marketing expenses will increase as we continue to expand our store network.

General and Administrative Expenses.   Our general and administrative expenses increased by 84.7% to $930,344 for the six months ended September 30, 2009 from $503,601 for the six months ended September 30, 2008. Of this $426,743 increase, $126,325 relates to stock compensation of service providers. General and administrative expenses as a percentage of our revenue, excluding the stock compensation expense, increased slightly to 2.8% for the six months ended September 30, 2009 from 2.2% for the six months ended September 30, 2009. As we continue to open drugstores, further develop our infrastructure, and incur expenses related to being a US public company, we anticipate that our general and administrative expenses will increase.

Income from Operations.   As a result of the foregoing, our income from operations increased to $4,518,269 for the six months ended September 30, 2009 from $4,335,008 for the six months ended September 30, 2008, an increase of 4.2%. Our operating margin for the six months ended September 30, 2009 and 2008 was 18.9% and 20.1%, respectively.

Results of Operations - Year Ended March 31, 2009 as compared to year ended March 31, 2008

Revenue.   Our revenue increased by 43.0% to $44.8 million for year ended March 31, 2009 from $31.3 million for the year ended March 31, 2008. This increase was primarily attributable to the additional drugstores that we operated period-over-period: from 9 stores during the year ended March 31, 2008 to 16 stores during the year ended March 31, 2009.  Our revenue increase was attributable to customer retention, running promotional activities, marketing to new customers and increased sales from existing locations. As we open additional stores, we anticipate that our overall revenue will continue to increase.

Gross Profit.   Our gross profit increased by 62.8% to $12.2 million for the year ended March 31, 2009 from $7.5 million for the year ended March 31, 2008. Our gross margin increased to 27.2% for the year ended March 31, 2009 from 23.9% for the year ended March 31, 2008 primarily as a result of increased bargaining power with our suppliers as a result of operating additional stores We anticipate that our gross profit will increase as we continue to open more stores. We anticipate that our gross margin will increase as we will be able to obtain better pricing terms from our suppliers by purchasing larger quantities of products. We presently do not privately label any of our products and are constantly adjusting our product mix to meet customer demand and to maximize our gross margin.

Sales and Marketing Expenses.   Our sales and marketing expenses increased by 26.0% to $1.7 million for the year ended March 31, 2009 from $1.4 million for the year ended March 31, 2008. This increase was primarily a result of the continued expansion of our drugstore chain. Sales and marketing expenses as a percentage of our revenue decreased slightly to 3.8% for the year ended March 31, 2009 from 4.3% for the year ended March 31, 2008. However, we expect that our sales and marketing expenses will increase as we continue to expand our store network.

General and Administrative Expenses.   Our general and administrative expenses increased by 100% to $1.4 million for the year ended March 31, 2009 from $0.7 million for the year ended March 31, 2008. This increase was primarily due to increased administrative costs to operate new stores. General and administrative expenses as a percentage of our revenue increased slightly from 2.2% for the year ended March 31, 2008 to 3.1% for the year ended March 31, 2009. As we continue to build our infrastructure and begin operating as a United States publicly traded company, we anticipate that our general and administrative expenses will continue to increase.

Income from Operations.   As a result of the foregoing, our income from operations increased to $9.1 million for the year ended March 31, 2009 from $5.4 million for the year ended March 31, 2008, an increase of 67.2%. Our operating margin increased from 17.3% for the year ended March 31, 2008 to 20.2% for the year ended March 31, 2009.

Income Taxes.   Our income tax expense increased to $2.3 million for the year ended March 31, 2009 from $2.0 million for the year ended March 31, 2008 as a result of our increased operating income. Our effective tax rate decreased from 37.4% for the year ended March 31, 2008 to 25% for the year ended March 31, 2009.

Net Income.   As a result of the foregoing, our net income increased to $6.8 million for the year ended March 31, 2009 from $3.4 million for the year ended March 31, 2008.

Liquidity

Six Month Period Ended September 30, 2009

For the six months ended September 30, 2009, we generated $355,633 from operating activities, as compared to $176,223 for the six months ended September 30, 2008. The increase is primarily attributable to decrease of cash advances to suppliers.

We used $233,735 in investing activities during the six months ended September 30, 2009 as compared to $160,979 during the six months ended September 30, 2008 as a result of increased leasehold improvements from six store-openings during the six months ended September 30, 2009. During the six months ended September 30, 2008 we opened four stores.

Cash used in financing activities was $307,838 for the six month period ended September 30, 2009 as compared to cash used in financing activities of $0 for the six month period ended September 30, 2008. The increase was the result of bank requirements to keep cash deposits with the bank as security for notes payable outstanding with the bank.

As of September 30, 2009, we had cash of $819,800. Our total current assets were $16,160,783 and our total current liabilities were $9,519,290 which resulted in a net working capital of $6,641,493.

Year Ended March 31, 2009

For the year ended March 31, 2009, we used cash in operating activities of $230,990, as compared to cash provided by operating activities of $1,421,927 for the year ended March 31, 2008. The decrease is primarily attributable to an increase in long term rental deposits of $2,005,795 and supplier advances of $4,307,901 offset by an increase in net income of $3,425,637 from the year ended March 31, 2008 to March 31, 2009.

We used $474,072 in investing activities during the year March 31, 2009 as compared to $348,886 during the year March 31, 2008 as a result of adding additional stores during the year ended March 31, 2009.

Cash provided by financing activities was $805,193 for the year ended March 31, 2009 as compared to cash used in financing activities of $772,398 for the year ended March 31, 2008. As described in Note 10 of the accompanying footnotes to our consolidated financial statements, we borrowed $1,465,600 and partially repaid loans totaling $512,400 during the year ended March 31, 2009 while we made payments of $772,398 towards a short term loan during the year ended March 31, 2008.

As of March 31, 2009, we had cash of $996,302. Our total current assets were $12,970,620 and our total current liabilities were $9,307,654 which resulted in a net working capital of $3,662,966.

Capital Resources

During the six months ended September 30, 2009, we borrowed and repaid $1,466,200. We have funded our continued expansion from our operating cash flow. However, if we were to expand more aggressively throughout Hangzhou and other parts of Zhejiang Province, we will need additional capital.

During the year ended March 31, 2009, we borrowed $1,465,600. We have funded our continued expansion from our operating cash flow. However, if we were to expand more aggressively throughout Hangzhou and other parts of Zhejiang Province, we will need additional capital.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

When we open store locations, we typically enter into lease agreements that are generally between four to five years. Our commitments for minimum rental payments under our leases for the next five years and thereafter are as follows:

Years ending March 31,
2010	$606,659
2011	1,044,697
2012	763,134
2013	478,145
2014	344,185
Thereafter	70,032

Logistics Services Commitments

We use a third party service provider, Zhejiang Yingte Logistics Co., Ltd., (“Yingte”) to accept goods from our suppliers and to deliver the goods to our store locations. On January 1, 2009 we entered into a one year agreement with Yingte and are obligated to pay 1% of the purchase price of the goods received from our suppliers by Yingte during the term of the agreement, January 1, 2009 to December 31, 2009, with a contractual minimum of 2,900,000 RMB.

Off-balance Sheet Arrangements

We do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Exchange Rates

HJ Group maintains its books and records in Renminbi (“RMB”), the lawful currency of the PRC.  In general, for consolidation purposes, the Company translates HJ Group’s assets and liabilities into U.S. Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of HJ Group’s financial statements are recorded as accumulated other comprehensive income.

Until July 21, 2005, RMB had been pegged to USD at the rate of RMB8.30: USD$1.00.  On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to USD was adjusted to RMB8.11: USD$1.00 as of July 21, 2005.  The People’s Bank of China announces the closing price of a foreign currency such as USD$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day.  The daily trading price of USD against RMB in the inter-bank foreign exchange market is allowed to float within a band of ±0.3% around the unified exchange rate published by the People’s Bank of China.  This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies.  All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China.  Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the consolidated financial statements or otherwise stated in this report were as follows:

	September 30, 2009	March 31, 2009	September 30, 2008
Balance sheet items, except for the registered and paid-up capital, as of end of period/year	USD1:RMB 0.14670	USD1:RMB 0.1465	USD1:RMB 0.1463

Amounts included in the statement of operations, statement of changes in stockholders' equity and statement of cash flows for the period/ year ended	USD1:RMB 0.14662	USD1:RMB 0.14582	USD1:RMB 0.14516

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Inflation

We believe that inflation has not had a material effect on our operations to date.

BUSINESS

Overview

We operate a retail drugstore chain in Hangzhou, the capital of Zhejiang Province approximately 112 miles south of Shanghai. As of the date of this prospectus, our store network is comprised of 22 directly operated stores.

We provide our customers with a high-quality, professional and convenient pharmacy as well as a wide variety of other merchandise, including over-the-counter (OTC) drugs, nutritional supplements, traditional Chinese medicine (“TCM”) products, personal care products, family care products, medical devices, as well as convenience products including consumable, seasonal and promotional items. Each of our stores typically carries approximately 2,500 to 7,500 different products. We constantly review and refine our product selection in order to respond to changing demographics, lifestyles, habits and product preferences of our customers.

Our product selection is designed to offer choices and convenience to our customers and to achieve high gross margins for us. We offer our customers a broader range of choices in two respects. First, we offer a wide range of complementary products in each therapeutic category so that customers have more choices to suit their needs. For example, a customer looking for a cough remedy will be able to find a wide variety of choices including different OTC drugs, nutritional supplements and herbal products. Second, for products with the same therapeutic purpose, we offer choices in each of the high, medium and low price ranges to suit the needs of customers with different spending power.

In addition to the products available at our drugstores, we are unique because, as an additional convenience to our customers, we have licensed physicians available for consultation, examination and treatment of common ailments at scheduled hours. In addition, our Daguan and Wenhua stores have adjoining medical clinics that offer our customers urgent care (such as sprains, minor lacerations and dizziness), TCM (including acupuncture, therapeutic massage, moxibustion and cupping) and minor outpatient surgical treatments (such as suturing). Patient treatments at the two clinics follow nationally established clinical practice guidelines from the PRC Ministry of Health. Such access to licensed physicians enables our customers to walk into any one of our stores and directly consult with a doctor to determine the treatment most appropriate for his or her symptoms, then proceed to make the necessary in-store purchase of OTC or prescription medication.

To ensure quality and personal attention for patients, we employ only licensed doctors and certified nurses and technicians. We currently have on staff 14 physicians and 16 staff at our two clinics. Additionally, a doctor is onsite 5 days a week at our five busiest branches, namely, Taihe, Wushan, Banshan, Xiasha No. 2 and Lin’an, and makes a weekly visit to the remaining branches. The in-store consultations and examinations by our physicians are provided free-of-charge to ensure that our customers are being prescribed and taking the appropriate medicines for their ailments. Our medical staff also regularly offers free seminars and outreach programs covering various health issues that are topical to the communities where our drugstores are located. Such events are designed to not only raise public health awareness, but to reach potential customers for our drugstores.

We view the types of medical service that we provide as more consumer-driven than other health care specialties, because consumers requiring the types of medical service that we provide often seek treatment on their own accord. We have developed our medical service to respond to the public need for convenient access medical consultation and/or care and the significant savings that we can provide as compared to a more traditional medical setting such as a hospital. Patient flow is derived from the physical presence of Jiuzhou Pharmacy, not from pre-existing doctor-patient relationships or referrals from other healthcare providers. We are able to market directly to our target consumers through the advertisements of Jiuzhou Pharmacy. Thus, many of our patients often need immediate access, do not have a regular physician, or may lack suitable alternatives. Additionally, because Jiuzhou Pharmacy operates in various locales, our physicians are adapted in their practice to serve the local communities in which they are based.

Our Industry

We operate in the drugstore industry in China . Below is an overview of our industry’s background, current environment as well as relevant trends.

Demographics

China has 1.3 billion people, approximately one-fifth of the world’s population. The portion of the Chinese population aged 60 and above has been increasing for the past two decades, both in absolute numbers and as a percentage of the total population, and this trend is likely to continue in the next decade. According to the PRC National Bureau of Statistics, the percentage of the total population that is 65 and older increased from 5.6% in 1990 to 8.5% in 2008. On average, older people spend more on healthcare, particularly because the prevalence of several diseases typically increases with age. For instance, urban residents aged 60 and above in 2000 spent on average five times more than urban residents below the age of 60 in the same year, according to the China National Information Center.

Economic Growth

The key driver of China’s pharmaceutical market over the medium term is the economy, which has grown significantly in recent years. According to the PRC National Bureau of Statistics, China’s gross domestic product, or GDP, increased from RMB 11 trillion in 2001 to RMB 30 trillion in 2008. Over the same period, the average annual household disposable income of urban residents increased from RMB 6,860 to RMB 15,781. Despite the global financial crisis which started in the summer of 2007, the World Bank expects the Chinese economy to grow at 8% in 2009 and expects the growth to be robust in 2010.

The significant growth of China’s economy as well as the increase in disposable income among its consumers have led to increased public health awareness and a stronger focus on disease prevention, general wellness and the early diagnosis of medical conditions. This has in turn led to stronger demand for pharmaceutical and other healthcare related products, including nutritional supplements, Traditional Chinese Medicine (“TCM”) and herbal products. In addition, as living standards in China continue to improve, many lifestyle-related illnesses are also growing rapidly, further contributing to the growing demand for pharmaceutical and personal care products.

Healthcare Expenditure

According to World Health Organization, China’s total expenditure on healthcare was RMB 1.5 trillion in 2008 and is forecasted to grow to RMB 2.5 trillion by the end of 2012, representing a compound annual growth rate, or CAGR, of 14.6%. Health expenditure per capita was USD $159.1 in 2008 and is forecasted to increase to USD $303.0 by the end of 2012, representing a CAGR of 17.5%. Health expenditure as a percentage of GDP was 5.1% in 2008 and is forecasted to grow to 6.4% in 2012, representing a CAGR of 6.0%. While China’s expenditure on healthcare as a percentage of GDP and healthcare expenditure per capita have increased at a significant rate, they are both significantly lower when compared to other, especially developed, countries on an absolute basis. The following charts compare China’s healthcare expenditure per capita as well as healthcare expenditure as a percentage of GDP to those of certain other countries in 2006.

According to Business Monitor International, an independent research firm, China’s expenditure on drugs was RMB 258.3 billion in 2008 and is forecasted to grow to RMB 414.0 billion by the end of 2012, representing a CAGR of 12.5%. Expenditures on drugs per capita was USD $27.6 in 2008 and is forecasted to increase to USD $48.1 by the end of 2012, representing a CAGR of 14.9%. Expenditure on drugs as a percent of GDP was 0.97% in 2008 and is forecasted to increase to 1.13% in 2012.

The chart below provides a breakdown of the Chinese drugs market (excluding TCM) in 2008. The generic drugs market was 74.4% (RMB 192.1 billion) of the total drugs market in 2008 and is forecasted to increase to 76.3% (RMB 316.0 billion) by the end of 2012. The over the counter (OTC) market was 22.6% (RMB 58.4 billion) of the total drugs market in 2008 and is forecasted to decrease to 19.7% (RMB 81.4 billion) by the end of 2012. The patented drugs market was 3.2% (RMB 9.4 billion) of the total drugs market in 2008 and is forecasted to increase to 4.4% (RMB 20.1 billion) by the end of 2012. According to Business Monitor International, sales revenue for TCM in China reached approximately $21.0 billion in 2007 and is forecasted to reach $28.0 billion by 2010.

Chinese Drugs Market in 2008, RMB $260 billion

Source: Business Monitor International

Urbanization

The increasing demand for pharmaceutical and other healthcare related products has been especially strong in China’s urban areas, where residents tend to have more spending power and are more health-conscious. China has experienced rapid urbanization over the past eight years. The total urban population in China, according to the PRC National Bureau of Statistics, increased from 502.1 million as of December 31, 2002 to 606.7 million as of December 31, 2008, representing an increase of 21%. Urban population as a percent of total population increased from 39.1% in 2002 to 46.7% in 2008. The United Nations Population Division estimates that by the end of the next decade, China’s urban population will increase to about 756 million, representing approximately 53.2% of the country’s total population. Rapid urbanization is expected to continue to fuel the rapid growth of urban residential communities and presents a significant opportunity for drugstore chains’ expansion in large and fast growing urban markets.

Establishment of a National Essential Drugs List

The draft version of the Healthy China 2020 program, published by China’s National Development and Reform Commission (NDRC) in October 2008, calls for universal insurance, a change in the way hospitals are funded, more subsidies for state-run healthcare facilities and the establishment of a national essential drugs list. The August 2009 publication of China’s National Essential Drugs List (NEDL) listed approximately 300 medicines that are expected to be sold at government-controlled prices. Government-controlled pricing of drugs will help poorer Chinese patients, with significant impact on the lives of rural residents. The development of the NEDL is in line with China’s goal of increasing its population’s access to basic medical infrastructure.

Insurance Coverage

Eligible participants in the national medical insurance program, mainly consisting of urban residents, are entitled to buy medicines when presenting their medical insurance cards in an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy in turn obtains reimbursement from the relevant government social security bureaus. The provincial and municipal authorities who are responsible for administering social medical insurance funds to cover such reimbursements have been gradually increasing funding in recent years. The Healthy China 2020 program aims to provide health insurance coverage to China’s entire 1.3 billion population by 2020.

Shifting Market Share due to Regulation

In China, retail pharmaceutical and other healthcare related products can be purchased at either hospital pharmacies or non-hospital drugstores, including independent drugstores and drugstore chains. Historically, sales by hospital pharmacies accounted for a larger percent of retail sales of pharmaceutical products in China because patients typically purchase their prescription drugs at hospital pharmacies in accordance with doctors’ prescriptions. However, if a medical condition can be treated with OTC drugs, many choose to purchase OTC drugs from non-hospital drugstores instead of obtaining prescriptions from a hospital due to the lack of accessible physicians.  Business Monitor International, an independent research firm, estimates that 15% to 30% of all prescription drugs are currently sold by retail drug stores with the remaining 70% to 85% sold by state run hospitals.

State-run hospitals procure pharmaceutical products in bulk from manufacturers or distributors, and generally decide whether to include a particular medicine on their formularies based upon a number of factors, including doctors’ preference in prescribing the medicine, the cost of the medicine, the perceived efficacy of the medicine and a hospital’s budget. Such decisions may also be affected by corrupt practices, including illegal kickbacks and other benefits offered by pharmaceutical manufacturers and/or distributors, which practices may also influence doctors’ decisions regarding which medicines to prescribe.

In recent years, the PRC government has strengthened its anti-corruption measures and has organized a series of government-sponsored anti-corruption campaigns. In particular, China amended its criminal code in 2006 which, among other changes, has increased the penalties for corrupt business practices. Such enhanced criminal measures against corruption are expected to induce pharmaceutical manufacturers and suppliers to compete more fairly, which in turn is expected to result in more growth opportunities for drugstores that are not affiliated with hospitals. According to Snapshots International Ltd., an independent market research firm, retail sales by China’s non-hospital drugstores is expected to increase from RMB 101.7 billion in 2008 to RMB 185.1 billion in 2013, representing a CAGR of approximately 13.0%, and the number of non-hospital drugstores is expected to increase from 391,500 in 2008 to 569,400 in 2013.

Retail - Chain Stores versus Independent Stores

China’s retail drugstore segment is highly fragmented. According to statistics published by Snapshots International, there were approximately 391,500 non-hospital drugstores in 2008, from 239,800 in 2004. In comparison, the United States had 37,800 traditional drugstore retailing units at the end of 2008, according to the U.S. National Association of Chain Drug Stores. Snapshots International estimates that, in 2008, independent drugstores accounted for 60.7% of China’s retail pharmaceutical market, while the top 10 retail drugstore chains combined for 19.0% of the market. As of December 31, 2008, despite operating 2,709 drug stores, China Nepstar Chain Drugstore Ltd. accounted for only 2.8% of the market, according to Snapshots International.

Non-Pharmaceutical Sales Opportunity at Retail Pharmacies

We believe that non-pharmaceutical merchandise, combined with physician access and prescription and non-prescription drugs, provide customers with a complete wellness solution. Non-pharmaceutical merchandise includes nutrition supplements, beauty, cosmetics and fragrance products, personal care products, as well as consumable, seasonal, promotional and other non-prescription products.

Other Government Initiatives

Pharmaceutical Product Labeling and Prescription Management

The PRC State Food and Drug Administration, or SFDA, promulgated pharmaceutical product labeling regulations in March 2006, requiring labels to list generic ingredients and barring brand name registration for any pharmaceutical product which does not contain active ingredients. In addition, effective May 1, 2007, doctors are not permitted to include brand names in their prescriptions and are required to specify the chemical ingredients of the medicines they prescribe in their prescriptions. These requirements are expected to have the following positive impacts on the business of non-hospital drugstores:

•	help curb corrupt practices by pharmaceutical product manufacturers and doctors;

•	ensure that patients are given better information on the medicines they purchase; and

•	weaken the hospitals’ monopoly on prescriptions and prescription pharmaceutical products.

Advertising of Pharmaceutical Products

In 2004, the PRC government began enforcing its regulation prohibiting mass media advertising of prescription drugs. However, advertising of OTC drugs and TCM are not covered by this ban. In March 2007, in order to curb misleading advertising of pharmaceutical products, the PRC government prohibited the advertising of certain pharmaceutical products, and also required that advertising of prescription drugs be limited to authorized medical magazines. In addition, approval of the provincial SFDA must be obtained before a pharmaceutical product may be advertised. Such approval, once obtained, is valid for one year. We believe that Chinese consumers purchase medicines primarily based upon brand name recognition and price, among others factors. Consumers typically become familiar with a medicine through advertising and word-of-mouth recommendations from pharmacy salespeople. With increased restrictions on advertising of pharmaceutical products, drug manufacturers are expected to increasingly rely on retail pharmacies to build brand familiarity among the general public. On the other hand, with continued access to mass media advertising, sales of OTC drugs are expected to grow at a faster pace than those of prescription drugs.

Enhanced Quality Requirements for the Operations of Pharmacies

China has strengthened its enforcement of Good Supply Practice (“GSP”) standards since adopting them at the end of December 2004. As a result, many independent drugstores as well as smaller drugstore chains may have difficulties bringing their operations on par with these enhanced quality requirements. On the other hand, all of our 22 locations are GSP certified, and given our experience with the GSP certification process, we believe that the government’s enhanced enforcement efforts will not be a significant obstacle to our future expansion plans.

Zhejiang Province

We currently have 22 stores in Hangzhou, the capital of Zhejiang Province.  We plan to increase our store base in Hangzhou and to expand into other cities within Zhejiang Province upon the completion of a financing. Zhejiang Province has 47.2 million residents, the eleventh largest province in terms of population. As of December 31, 2008, there are 10 cities in Zhejiang Province with populations over 1 million. The cities with the highest population are: Hangzhou (8.0 million), Wenzhou (7.6 million), Taizhou (5.7 million), Ningbo (5.6 million), Shaoxing (4.3 million), Jiaxing (3.3 million), and Yiwu (2.0 million).

The economy of Zhejiang Province has grown significantly in recent years. According to the Zhejiang Bureau of Statistics, Zhejiang Province’s GDP has increased from RMB 614.1 billion in 2000 to RMB 2.1 trillion in 2008, representing a CAGR of 16.9%. According to the PRC National Bureau of Statistics, from 2000 to 2008, the average per capita annual household disposable income of urban residents in Zhejiang Province increased from RMB 9,279 to RMB 22,727. Zhejiang’s economy was the fourth largest in China among the provinces in 2008.

The total urban population in Zhejiang Province, according to the PRC National Bureau of Statistics, increased from 27.4 million as of December 31, 2005 to 29.5 million as of December 31, 2008, representing an increase of 7.6%. Urban population as a percentage of total population in Zhejiang Province increased from 60.0% in 2005 to 63.0% in 2008. Rapid urbanization is expected to continue to fuel the rapid growth of urban residential communities and presents a significant opportunity for expansion.  Also contributing to the growth of the healthcare sector in Zhejiang Province is its aging population: the percentage of people who are 60 and above increased from 13.6% in 2003 to 15.6% in 2008. Urbanization and population aging are both national-level trends that are evident in Zhejiang Province.

Our Competitive Strengths

Onsite Physicians Provide Invaluable Consulting Service to Customers

 We believe that our drugstores are the only ones in Hangzhou that have licensed physicians onsite and available at scheduled hours. Furthermore, our Dagun and Wenhua stores have adjoining medical clinics that offer our customers health consulting and minor outpatient surgical treatments. We believe the customers appreciate the onsite physician services thereby increasing our customer appeal. Customer feedbacks to this medical consulting service that we provide have been overwhelmingly positive and therefore we will continue to integrate this service into our business model going forward. This is a key distinction between our stores and competitors and is a service that customers associate with Jo-Jo Drugstores.

Directly Operated Business to Provide a High Quality Customer Experience

We operate all of our stores directly, staffed by our employees rather than franchisees, which we believe is critical in building a strong brand name and offering a consistent customer experience across our store network. Moreover, we believe direct operation of our drugstores is critically important to our success in the retail drugstore chain business in Zhejiang Province, given the highly fragmented market. We have developed uniform standards among various aspects of drugstore operations and are able to provide a consistently high quality of services in all of our stores. Direct operation also enables us to select store locations that meet the consumer traffic requirements, target new neighborhoods and allows us to leverage our existing distribution centers. In addition, our direct operation business model allows us to operate a relatively centralized and streamlined organizational structure, which enables us to expedite decision making and thus deploy our financial, operational and management resources more effectively. Furthermore, our business model also allows us to address local demand for specific products and services more accurately, to control our corporate overhead expenses and to provide uniform and high quality training for our employees.

Optimized, Diverse and High Quality Product Offerings

We have developed an optimized and diverse merchandise portfolio. In particular, we have rigorously analyzed a large quantity of prescription and OTC drugs available for sale in China, as well as sales data accumulated through our direct operation of drugstores. Moreover, we monitor product quality and continuously review and refine our product selection in order to respond to changing demographics, lifestyles, habits and product preferences of our customers.

Proven Ability to Expand Rapidly While Increasing Profitability

We have expanded our store network at a rapid pace in recent years, while maintaining and increasing our gross margin. In particular, the number of our directly operated drugstores increased from 9 as of March 31, 2008 to 16 as of March 31, 2009. As of September 30, 2009, we operated 22 drugstores. Our gross profit increased from $7.5 million for fiscal year ended March 31, 2008 to $12.2 million for fiscal year ended March 31, 2009. Our gross margin percentage increased from 23.9% to 27.2% from fiscal year ended March 31, 2008 to fiscal year ended March 31, 2009. Our gross profit increased from $5.6 million for the six months ended September 30, 2008 to $6.5 million for the six months ended September 30, 2009. Our gross margin percentage increased from 26.2% to 27.2% from the six months ended September 30, 2008 to the six months ended September 30, 2009. Our rapid expansion is supported by our central third-party distribution center near our headquarters in Hangzhou. We believe our distribution network enables us to provide effective support to our store outlets, cope with distinctive regional factors such as local regulatory requirements and demographics, and reduce the incremental cost of opening additional outlets in cities close to our existing distribution centers. These attributes have allowed us to effectively shorten the amount of time required for us to open new stores and for new stores to become profitable.

Experienced Management Team with Proven Track Record

Over the past few years, Lei Liu, our chief executive officer and chairman, and other members of our senior management team have successfully led our operations and increased our revenue and profit. Many members of our senior management team have worked with us since our inception or otherwise have broad experience in the retail industry. Mr. Liu has extensive experience in chain store retailing, gained from his six years service with Tai He Drugstore as a general manager.

Our Products

The products available at our drugstores can be broadly classified into the following categories:

Prescription Drugs. We offer approximately 2,300 prescription drugs. We accept prescriptions only from licensed health care providers, and approximately 90% of our customers’ prescriptions are issued by physicians in our employ. Our in-store pharmacists verify the validity, accuracy and completeness of all prescription drug orders. We ask all prescription drug customers to provide us with information regarding drug allergies, current medical conditions and current medications. All pharmaceutical products in the PRC are subject to price controls, with a recommended price and a price ceiling for each drug that are periodically adjusted by the relevant government authorities in an effort to make healthcare more widely available. The latest such adjustment occurred in October 2008 involving 1,357 medicines. However, this adjustment only required us to adjust 105 of our 2,300 prescription drug prices which did not have a significant effect on our revenues as we generally price our prescription drugs substantially below the price ceilings. Because we have always priced our drugs substantially below price ceilings, price controls have not affected our revenue historically, and we do not expect them to do so in the future. Sales of prescription drugs accounted for approximately 37% of our drugstore revenue for fiscal year ended March 31, 2009.

OTC Drugs. We offer approximately 1,500 OTC drugs, including western medicines and traditional Chinese medicines, for the treatment of common diseases. Sales of OTC drugs accounted for approximately 18% of our drugstore revenue in fiscal 2009.

Nutritional Supplements. We offer approximately 1,300 nutritional supplements, including a variety of healthcare supplements, vitamin, mineral and dietary products. According to a survey of over 8,000 households across China conducted in 2004 by China Pharmaceutical News, a newspaper sponsored by the State Food and Drug Administration (“ SFDA ”), a majority of Chinese consumers prefer to buy nutritional supplements from a reputable drugstore as opposed to supermarkets or convenience stores. Nutritional supplements normally generate higher gross margins than drugs. Sales of nutritional supplements accounted for approximately 6% of our drugstore revenue for fiscal year ended March 31, 2009.

TCM Products. Each of our stores maintains a traditional Chinese medicine (“ TCM ”) counter, staffed by licensed herbalists who put together packages of herbs in a process similar to how our in-store pharmacists fill out prescriptions. Additionally, we offer various types of drinkable herbal remedies and pre-packaged herbal mixtures for making soup, which are used by consumers as health supplements. TCM products typically have higher margins than prescription and OTC drugs. Sales of TCM products accounted for approximately 10% of our drugstore revenue for fiscal year ended March 31, 2009.

Sundry Products. Our sundry products include personal care products such as skin care, hair care and beauty products, convenience products such as soft drinks, packaged snacks, and other consumable, cleaning agents, stationeries, and seasonal and promotional items tailored to local consumer demand for convenience and quality. We believe offering these products increases customer visits by increasing the shopping convenience for our customers. Sales of sundry products accounted for approximately 27% of our revenue for fiscal year ended March 31, 2009.

Medical Devices.   Our medical device offerings include family planning and birth control products, early pregnancy test products, portable electronic diagnostic apparatus, rehabilitation equipment, and surgical tools such as hemostats, needle forceps and surgical scissors. Sales of medical devices accounted for approximately 2% of our drugstore revenue for fiscal year ended March 31, 2009.

Customers

For fiscal year ended March 31, 2009, our stores served an average of approximately 8,100 customers per day. We periodically conduct qualitative customer surveys, helping us to build a stronger understanding of our market position and our customers’ purchasing habits.

Our customers pay by cash, debit or credit cards, or medical insurance cards under municipal and provincial medical insurance programs. During our fiscal year ended March 31, 2009, approximately 80% of our revenue came from cash sales, 15% from Hangzhou’s medical insurance cards and 5% come from debit, credit, provincial medical insurance and other charge card sources. We obtain payments from the relevant government social security bureaus, for sales made to eligible participants in the national medical insurance program on a monthly basis. See “— Regulation — Reimbursement under the National Medical Insurance Program.” It takes approximately one year from the opening date for a store to be licensed to accept Hangzhou’s medical insurance cards. Of our 22 stores, 15 are licensed to accept Hangzhou’s medical insurance cards while 7 are awaiting approval as of the date of this prospectus. Our stores accepting Hangzhou’s medical insurance are designated as such on our outer signage.

Our Stores

Prior to opening a store, we carefully evaluate sites to maximize consumer traffic, store visibility and convenience for our customers. All of our stores are located in well-established residential communities and prime retail locations where consumer purchasing power is relatively concentrated. Depending on its size, each drugstore has between two to twelve pharmacists on staff, all of whom are properly licensed. As of the date of this prospectus, we operate a chain of 22 drugstores.

After opening, a location may take up to one hundred twenty days to achieve our projected revenue goals for that particular location. Various factors influence individual store revenue including, but not limited to: location, nearby competition, local population demographics, and square footage. To date, we have not closed or targeted for closure any stores due to underperformance.

Employees

We had 354 employees as of September 30, 2009, including 348 fulltime and 6 part-time employees. The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of September 30, 2009:

	As of September 30, 2009
	Employees	Percentage

Non-pharmacist store staff	211	59.61%
Pharmacists	71	20.06
Management	42	11.86
Physicians	14	3.95
Non-physician clinic staff	16	4.52
Total	354	100%

We place strong emphasis on the quality of our employees at all levels, including in-store pharmacists and store staff who directly interact with our customers. We provide extensive training for newly recruited employees in the first three months of their employment. The training is designed to encompass a number of areas, such as knowledge about our products and how best to interact with our customers. In addition, we regularly carry out training programs on medicine information, nutritional information, selling skills for our store staff and in-store pharmacists. We believe these programs have played an important role in strengthening the capabilities of our management team.

In addition to our employees, there are 204 sales personnel provided to our drugstores by various manufacturers, which pay us a fee for their presence in our stores. These manufacturers also compensate us to train these salespersons in our stores’ policies and procedures.

Marketing and Promotion

Our marketing and promotion strategy is to build brand recognition, increase customer traffic to our stores, attract new customers, build strong customer loyalty, maximize repeat customer visits and develop incremental revenue opportunities.

Our marketing department designs our chain-wide marketing efforts while each store designs local promotions based on local demographics and market conditions. We also launch single store promotional campaigns and community activities in connection with the openings of new stores. Our store managers and staff are also encouraged to propose their own advertising and promotion plans, including holiday promotions, posters and billboards. In addition, we offer special discounts and gift promotions for selected merchandise periodically in conjunction with our suppliers’ marketing programs. We also provide ancillary services such as providing free blood pressure measurements in our stores.

Many of our promotion programs are designed to encourage manufacturers to invest resources to market their brands within our stores. We charge manufacturers promotional fees in exchange for granting them the right to promote and display their products in our stores during promotional periods. We also allow manufacturers and distributors to station salespeople at our drugstore locations to promote their products, for which we receive a fee. We believe that manufacturer promotions improve our customers’ shopping experience because manufacturers provide purchasing incentives and information to help customers to make informed purchase decisions. We work to maintain strong inventory positions for merchandise featured in our promotions, as we believe this increases the effectiveness of our spending on promotion activities. As of the date of this prospectus, 204 manufacturers’ sales personnel are working at our 22 store locations.

As part of our marketing campaign, we offer our customers the Jiuzhou Drugstore Rewards Card (the “Rewards Card”). Certain discount pricing is only available to our customers who have a Rewards Card. After a customer signs up for the Rewards Card, we communicate via the customer’s preferred method: e-mail, traditional mail or text messages. Approximately 35% of total customers use the Rewards Card when making purchases. We intend to further extend this program to enhance customer acquisition and retention.

We run advertisements periodically in selected newspapers to promote our brand and the products carried in our stores. Under our agreements with certain newspapers, we run one-page weekly or monthly advertisements in these newspapers, and the newspapers publish healthcare-related feature articles relating to the products we advertise near the dates of our advertisements. We also promote our brand and products using billboards and radio and television commercials. Advertising expenses are borne either by the manufacturers of the products being advertised or us, or are shared, depending on our agreement with the particular manufacturer. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale in our stores.

Distribution Methods of Our Products or Services

We currently outsource all of the typical operations of a distribution center, including inventory, delivery and distribution, to Zhejiang Yingte Logistics Co., Ltd. (“ Yingte Logistics ”), one of the largest logistics companies in Zhejiang Province. Yingte Logistics is certified by Zhejiang Province to distribute prescription medication and our other products. The outsourcing of our distribution center functions to Yingte Logistics is designed to reduce our costs of operations and to provide us with the ability and flexibility for rapid expansion into other cities in Zhejiang Province.

Pursuant to our annual contract with Yingte Logistics, in addition to providing delivery and distribution services, Yingte Logistics provides us with a 5,000 square meter capacity warehouse for our exclusive use, sufficient to support up to 50 stores. Inventory and inventory management is controlled through our centralized management system that tracks inventory status retrieval, and is linked to all of our drugstores to track sales volume by product. Based on such information, we can instruct Yingte Logistics to make deliveries to each drugstore as necessary.

Suppliers

We currently source our merchandise from approximately 275 suppliers, including 46 wholesalers and 229 direct manufacturers. For the year ended March 31, 2009, two vendors accounted for 32% of our total purchases: Zhejiang Yingte Pharmaceutical Co., Ltd. and Hunan Yiyang Pharmaceutical Co., Ltd. We believe that competitive sources are readily available for substantially all of the merchandise we carry in our stores. We believe that as we grow in size, our greater sourcing capability will make us a more attractive distribution channel for many drug manufacturers who can reduce their marketing expense while increasing their sales volume by selling directly to us, thereby reducing our cost of purchase.

Cash Control

For the fiscal year ended March 31, 2009, approximately 80% of our sales were made in cash. Therefore, we have adopted strict cash control procedures in all of our stores. Specifically, the details of each sales event are recorded in our integrated information management system, and the cash generated at our stores is collected and deposited promptly in designated bank accounts, which are controlled by our headquarters. Our accounting department also carries out a daily reconciliation of sales data collected on our information management system with cash receipts as confirmed by the banks.

Quality Control

We place strong emphasis on quality control for both merchandise sourcing and in-store services. Our quality control starts with procurement. We select products based on the manufacturers and wholesalers’ GMP and GSP compliance status and their product quality, manufacturing facilities and technology, packaging, transportation and storage capabilities as well as market acceptance and cost competitiveness of the products. Additionally, we conduct random quality inspections of each batch of products we procure. We replace our suppliers if they fail to pass our quality inspections. Since there is a significant manufacturing capability surplus within the Chinese pharmaceutical industry, it is possible for us to change suppliers without a material interruption to our business.

All of our employees participate in a mandatory 36-hour training program regarding quality control annually, and we regularly dispatch quality inspectors to our stores to monitor the service quality of our staff.

Competition

The drugstore industry in China is intensely competitive, rapidly evolving and highly fragmented. We primarily compete with other retail drugstore chains or drugstores, but also increasingly face competition from discount stores, convenience stores and supermarkets as we increase our offering of non-drug convenience products and services. We compete for customers primarily on the basis of store location, merchandise selection, prices, the unique combination of pharmacy and medical care services that we offer and brand name recognition. We believe that continued consolidation of the drugstore industry and new store openings by chain store operators will further increase competitive pressures.

We believe the primary competitive factors include: (i) the ability to negotiate favorable discounts from drug manufacturers; (ii) responsiveness to customers’ needs; (iii) the ability to identify and apply effective cost management programs utilizing clinical strategies; (iv) the commitment to provide flexible, clinically-oriented services to customers; and (v) the quality, scope and costs of products and services offered to our customers. We compete with a number of large, national drugstore chains that may have more financial resources and stronger brand strength and management expertise than us, including China Nepstar Chain Drugstore Ltd. (“Nepstar”), Lao Bai Xing Grand Pharmacy (“Lao Bai Xing”) and Tian Tian Hao Grand Pharmacy (“Tian Tian”). In Hangzhou, as of December 31, 2008, Nepstar operated approximately 188 stores, Lao Bai Xing operated 8 stores, and Tian Tian operated 30 stores.  We additionally compete with local and independent drugstores and government-operated pharmacies. On average, the square footage of Tian Tian and Nepstar stores are significantly smaller than our average store size and do not have the breadth of product offerings or categories. Moreover, none of our competitors provide the medical consultations that we offer at our drugstores.

Intellectual Property

We do not currently own any patents or trademarks, nor do we have any pending patent or trademark applications, and we are not a beneficiary of any licenses, franchises, concessions or royalty agreements. All our employees are required to enter into written employment agreements with us, pursuant to which they are subject to confidentiality obligations.

Our History and Corporate Structure

We were incorporated in Nevada on December 19, 2006, under the name “Kerrisdale Mining Corporation”, with a principal business objective to acquire and develop mineral properties. Although we had acquired certain mining claims, we were not operational.

On July 14, 2008, we amended our Articles of Incorporation to change our authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001.  The preferred stock is “blank check,” with the right to set its designations, preferences, limitations, privileges, qualifications, dividend, conversion, voting, and other special or relative rights, conferred on our board of directors.

On September 17, 2009 (the “Closing Date”), we executed the Exchange Agreement with Renovation and the Renovation Stockholders.  Pursuant to the Exchange Agreement, on the Closing Date, we issued 15,800,000 shares of our common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding capital stock of Renovation.

The Share Exchange was accounted for as a reverse merger (recapitalization) with Renovation deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Renovation as adjusted to give effect to any difference in the par value of ours and Renovation’s capital stock with an offset to capital in excess of par value.  The basis of the assets, liabilities and retained earnings of Renovation, the accounting acquirer, have been carried over in the recapitalization.  In connection with the Share Exchange, we became a Chinese retail drugstore chain.

On September 24, 2009, we amended our Articles of Incorporation to change our name from “Kerrisdale Ming Corporation” to “China Jo-Jo Drugstores, Inc.” to better reflect our business direction after the Share Exchange.

Renovation

Renovation is a limited liability company incorporated in Hong Kong on September 2, 2008.  Renovation was formed by the owners of HJ Group as a special purpose vehicle for purposes of raising capital, in accordance with requirements of the PRC State Administration of Foreign Exchange (“SAFE”).  Specifically, on May 31, 2007, SAFE issued an official notice known as Hi Zhong Fa [2007] No. 106 (“Circular 106”), which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.  Accordingly, the owners of HJ Group, namely Lei Liu, Li Qi and Chong’an Jin, submitted their applications to SAFE on July 25, 2008.  On August 16, 2008, SAFE approved the application, permitting these Chinese nationals to establish Renovation as an offshore, special purpose vehicle which may have foreign ownership and participate in foreign capital raising activities.  After SAFE’s approval, Mr. Liu, Ms. Qi and Dr. Jin became holders of 100% of Renovation’s issued and outstanding capital stock on September 2, 2008.

Jiuxin Management

Jiuxin Management was organized in the PRC on October 14, 2008.  Because all of its issued and outstanding capital stock is held by Renovation, a Hong Kong company, Jiuxin Management is deemed a “wholly foreign owned enterprise” (“WFOE”) under PRC laws. The principal purpose of Jiuxin Management is to manage, hold and own rights in and to the businesses and profits of the HJ Group companies through a series of contractual arrangements.  We do not own any equity interests in Jiuzhou Pharmacy, Jiuzhou Clinic or Jiuzhou Service, but control and receive the economic benefits of their respective business operations through contractual arrangements. Each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service has the licenses and approvals necessary to operate its businesses in China. Through Jiuxin Management, we have contractual arrangements with each of them and their owners pursuant to which we provide consulting and other general business operation services. Through these contractual arrangements, we also have the ability to substantially influence their daily operations and financial affairs, since we are able to appoint their senior executives and approve all matters requiring approval of the equity owners. As a result of these contractual arrangements, which enable us to control each constituent HJ Group company and to receive, through Jiuxin Management, all of their profits, we are considered the primary beneficiary of HJ Group. Accordingly, we consolidate its results, assets and liabilities in our financial statements.  Other than activities relating to its contractual arrangements with HJ Group, Jiuxin Management has no other separate operations of its own .

HJ Group

Jiuzhou Pharmacy is a PRC limited liability company established in Zhejiang Province on September 9, 2003, with registered capital of 5 million Renminbi (“ RMB ”) which has been fully paid by its owners. Jiuzhou Pharmacy’s principal offices are in Hangzhou at Room 507-513, 5th Floor, A Building, Meidu Plaza, Gongshu District. The three owners of Jiuzhou Pharmacy are Lei Liu (55%), who is also the executive director of the company, Chong’an Jin (23%) and Li Qi (22%). Jiuzhou Pharmacy operates a chain of pharmacies in Hangzhou that is presently comprised of 22 stores, of which 21 are branch stores with no separate corporate existence and 1 (Kuaileren branch) is a subsidiary of Jiuzhou Pharmacy.  Kuaileren was established on May 9, 2006, with registered capital of RMB 100,000. Its sole owner transferred all of his ownership interest to the three owners of HJ Group for no consideration on June 30, 2009, who in turn transferred the ownership interest to Jiuzhou Pharmacy for no consideration on August 28, 2009.

Jiuzhou Clinic is a PRC general partnership established in Zhejiang Province on October 10, 2003. Jiuzhou Clinic’s principal offices are in Hangzhou City at No. 12, De Yuan Road, Da Guan Community, Gongshu District. The three partners of Jiuzhou Clinic are Lei Liu (39%), Li Qi (30%) and Chong’an Jin (31%), who is also the managing partner of the partnership. Jiuzhou Clinic is a medical practice currently operating adjacent to Jiuzhou Pharmacy’s Daguan branch, providing primary, urgent, minor surgical and traditional medical care services. Additionally, Jiuzhou Clinic’s physicians consult with, and examine, patients at other Jiuzhou Pharmacy stores.

Jiuzhou Service is a PRC limited liability company established in Zhejiang Province on November 2, 2005, with registered capital of RMB 500,000 which has been fully paid by its owners. Jiuzhou Service’s principal offices are in Hangzhou City at 3rd Floor, No. 2 South Road, Wenjiao Avenue, Xiasha Town. The three owners of Jiuzhou Service are Lei Liu (39%), Li Qi (30%) and Chong’an Jin (31%), who is also the executive director of the company. Jiuzhou Service is licensed as a healthcare management company and currently manages the medical clinic operating adjacent to Jiuzhou Pharmacy’s Wenhua branch that provides services similar to those provided by Jiuzhou Clinic.

Contractual Arrangements with HJ Group and their Owners

Our relationships with the three HJ Group companies and their owners are governed by a series of contractual arrangements that they have entered into with Jiuxin Management.

PRC regulations on foreign investment currently permit foreign companies to establish or invest in WFOEs or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, however, these regulations restrict the number and size of retail pharmacy stores that a foreign investor may establish. If a foreign investor owns more than 30 stores that sell a variety of branded pharmaceutical products sourced from different suppliers, such foreign investor’s ownership interests in the stores are limited to 49.0%. The contractual arrangements with Jiuzhou Pharmacy enable us to bypass such restrictions, since neither we nor our subsidiaries own equity interests in Jiuzhou Pharmacy, while at the same time, we retain control of the drugstore chain by virtue of the contractual arrangements.

Similarly, PRC regulations place certain restrictions on foreign ownership of medical practice. Foreign investors can acquire ownership interests through a Sino-foreign joint venture only and cannot do so through a WFOE. Since we do not have actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, the PRC regulations restricting foreign ownership of medical practice are not applicable to us or our structure.

Under PRC laws, Jiuxin Management, Jiuzhou Pharmacy, Jiuzhou Medical and Jiuzhou Clinic are each an independent business entity not exposed to the liabilities incurred by any of the other three entities. The contractual arrangements constitute valid and binding obligations of the parties of such agreements. Each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC. Other than pursuant to these contractual arrangements as described below, the three HJ Group companies cannot transfer any funds generated from their respective operations. On August 1, 2009, Jiuxin Management entered into the following contractual arrangements with the three HJ Group companies and their owners (the “Owners”):

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement, Jiuxin Management has the exclusive right to provide to them with general business operation services, including advice and strategic planning, as well as consulting services related to their current and future operations (the “Services”). Additionally, Jiuxin Management owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Each HJ Group company pays a quarterly consulting service fees in RMB to Jiuxin Management that is equal to its profits for such quarter. This agreement is in effect unless and until terminated by written notice of either Jiuxin Management or HJ Group in the event that: (a) a party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (b) Jiuxin Management terminates its operations; or (c) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement, provided that this agreement will automatically terminate on May 1, 2010 unless we complete a financing of at least $25 million and our common stock becomes listed for trading on The NASDAQ Capital Market by such date. Jiuxin Management may also terminate the agreement if HJ Group breach the terms of the agreement, or without cause.

Operating Agreement. Pursuant to the operating agreement, Jiuxin Management agrees to guarantee the HJ Group companies’ contractual performance of their agreements with any third party. In return, The Owners must appoint designees of Jiuxin Management to HJ Group’s boards of directors and senior management. In addition, each HJ Group company agrees to pledge its accounts receivable and all of its assets to Jiuxin Management. Moreover,  the HJ Group companies agree that without the prior consent of Jiuxin Management, they will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The HJ Group companies further agree to abide by corporate policies set by Jiuxin Management with respect to their daily operations, financial management and employment issues. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law, unless sooner terminated by Jiuxin Management upon 30-day prior written notice, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement. On the other hand, HJ Group cannot terminate this agreement.

Equity Pledge Agreement. Pursuant to the equity pledge agreement, the Owners pledge all of their equity interests in HJ Group to Jiuxin Management in order to guarantee the three HJ Group companies’ performance of their respective obligations under the consulting services agreement. If HJ Group or the Owners breaches their respective contractual obligations, Jiuxin Management, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Owners have also agreed that upon occurrence of any event of default, Jiuxin Management shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Owners to carry out the security provisions of this agreement and take any action and execute any instrument that Jiuxin Management may deem necessary or advisable to accomplish the purposes of this agreement. The Owners agree not dispose the pledged equity interests or take any actions that would prejudice Jiuxin Management’s interests. This agreement will expire two (2) years after HJ Group’s obligations under the consulting services agreements have been fulfilled.

Option Agreement.     Pursuant to the option agreement, the Owners irrevocably grant Jiuxin Management or its designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of HJ Group’s equity interests for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Jiuxin Management or its designee has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement.

Proxy Agreement. Pursuant to the proxy agreement, the Owners irrevocably grant a  Jiuxin Management designee with the right to exercise their voting and other ownership rights in HJ Group, including the rights to attend  any meeting of the Owners (or participate by written consent in lieu of such meeting) in accordance with applicable laws and the HJ Group companies’ incorporating documents, as well as the rights to sell or transfer all or any of the Owners’ equity interests in HJ Group, and to appoint and vote for the directors of HJ Group. The proxy agreement may be terminated by mutual consent of the parties or upon 30-day written notice from Jiuxin Management, provided that this agreement is subject to automatic termination on May 1, 2010 on conditions identical to those in the consulting services agreement.

Amendments to the Contractual Arrangements

On October 27, 2009, we were made a party to a series of amendments (collectively the “Amendments”) amending the terms of the foregoing contractual arrangements.  Specifically, the Amendments remove the automatic termination provision from four of the five agreements, such that:

•
the consulting services agreement shall remain in effect for the maximum period of time permitted by law, unless sooner terminated by Jiuxin Management or if either Jiuxin Management or an HJ Group company becomes bankrupt or insolvent, or otherwise dissolves or ceases business operations;

•	the operating agreement shall remain in effect unless terminated by Jiuxin Management;

•	the option agreement shall remain in effect for the maximum period time permitted by law; and

•	the voting rights proxy agreement shall remain in effect for the maximum period of time permitted by law.

Otherwise, the terms of these four agreements remain unchanged.  The equity pledge agreement also remains unchanged, and terminates two years after the HJ Group companies have satisfied their respective obligations under the consulting services agreement.  We were made a party to the Amendments for the sole purpose of acknowledging the Amendments.  The Amendments comply with applicable PRC law and do not in any way affect our business operations.

Relevant PRC Regulations

Circular 106

On May 31, 2007, China’s State Administration of Foreign Exchange (“ SAFE ”) issued an official notice known as “Circular 106”, which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China. Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors”, issued jointly by Ministry of Commerce (“ MOFCOM ”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC affiliated entities include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, each of our consolidated PRC entities, including wholly foreign owned enterprises, or WFOEs, and domestic companies in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our consolidated PRC entities, including WFOEs and domestic companies, is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends. As of March 31, 2009, the accumulated balance of our statutory reserve funds reserves amounted to RMB 9.5 million (US$1.3 million) and the accumulated profits of our consolidated PRC entities that were available for dividend distribution amounted to RMB 30.4 million (US $5.0 million).

Taxation

The recently enacted PRC Enterprise Income Tax Law, or the EIT Law, and the implementation regulations for the EIT Law issued by the PRC State Council, became effective as of January 1, 2008. The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the EIT Law, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Although substantially all of our operational management is currently based in the PRC, it is unclear whether PRC tax authorities would treat us as a PRC resident enterprise.

Under the EIT Law and implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our common shares, or the gain you may realize from the transfer of our common shares, would be treated as income derived from sources within the PRC and be subject to PRC income tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our common shares might be able to claim the benefit of income tax treaties entered into between China and other countries.

General PRC Government Approval

As a distributor and retailer of pharmaceutical products, we are subject to regulation and oversight by different levels of the food and drug administration in China, in particular, the SFDA. The Law of the PRC on the Administration of Pharmaceutical Products, as amended, provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and governs the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products in China. The corresponding implementation regulations set out detailed rules with respect to the administration of pharmaceuticals in China. We are also subject to other PRC laws and regulations that are applicable to business operators, retailers and foreign-invested companies.

Distribution of Pharmaceutical Products

A distributor of pharmaceutical products must obtain a distribution permit from the relevant provincial- or designated municipal- or county-level food and drug administration. The grant of such permit is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment. The distribution permit is valid for five years, and the holder must apply for renewal of the permit within six months prior to its expiration. In addition, a pharmaceutical product distributor needs to obtain a business license from the relevant administration for industry and commerce prior to commencing its business. All of our consolidated entities that engage in retail pharmaceutical business have obtained necessary pharmaceutical distribution permits, and we do not expect any difficulties for us to renew these permits and/or certifications.

In addition, under the Supervision and Administration Rules on Pharmaceutical Product Distribution promulgated by the SFDA on January 31, 2007, and effective May 1, 2007, a pharmaceutical product distributor is responsible for its procurement and sales activities and is liable for the actions of its employees or agents in connection with their conduct of distribution on behalf of the distributor. A retail distributor of pharmaceutical products is not allowed to sell prescription pharmaceutical products, or Tier A OTC pharmaceutical products, listed in the national or provincial medical insurance catalogs without the presence of a certified in-store pharmacist. See “— Reimbursement under the National Medical Insurance Program.”

Restrictions on Foreign Ownership of Wholesale or Retail Pharmaceutical Business in China

PRC regulations on foreign investment currently permit foreign companies to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, these regulations restrict the number and size of retail pharmacy stores that a foreign investor may establish. If a foreign investor owns more than 30 stores that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor’s ownership interests in the stores are limited to 49.0%.

Our WFOE, Jiuxin Management, has entered into contractual arrangements with Jiuzhou Pharmacy and its owners.

Good Supply Practice Standards

GSP standards regulate wholesale and retail pharmaceutical product distributors to ensure the quality of distribution of pharmaceutical products in China. The current applicable GSP standards require pharmaceutical product distributors to implement strict controls on the distribution of medicine products, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. The GSP certificate is usually valid for five years. Prior to opening, each of our stores must go through GSP certification. All 22 of our locations are GSP certified.

Prescription Administration

Under the Rules on Administration of Prescriptions promulgated by the SFDA, effective May 1, 2007, doctors are required to include the chemical ingredients of the medicine they prescribe in their prescription and are not allowed to include brand names in their prescription. This regulation is designed to provide consumers with choices among different pharmaceutical products that contain the same chemical ingredients.

Advertisement of Pharmaceutical Products

In order to prevent misleading advertising of pharmaceutical products, the State Administration for Industry and Commerce (“ SAIC ”) and the SFDA jointly promulgated the Standards for Examination and Publication of Advertisements of Pharmaceutical Products and Rules for Examination of Advertisement of Pharmaceutical Products in March 2007. Under these regulations, there are prohibitions on the advertising of certain pharmaceutical products, and advertisement of prescription pharmaceutical products may only be made in authorized medical magazines. In addition, an approval must be obtained from the provincial level of food and drug administration before a pharmaceutical product may be advertised. Such approval, once obtained, is valid for one year.

Product Liability and Consumers Protection

Product liability claims may arise if the products sold have any harmful effect on the consumers. The injured party may make a claim for damages or compensation. The General Principles of the Civil Law of the PRC, which became effective in January 1987, state that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities for such damage or injuries.

The Product Quality Law of the PRC was enacted in 1993 and amended in 2000 to strengthen the quality control of products and protect consumers’ rights and interests. Under this law, manufacturers and distributors who produce or sell defective products may be subject to confiscation of earnings from such sales, revocation of business licenses and imposition of fines, and in severe circumstances, may be subject to criminal liability.

The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 31, 1993 and became effective on January 1, 1994 to protect consumers’ rights when they purchase or use goods or services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers. In extreme situations, pharmaceutical product manufacturers and distributors may be subject to criminal liability if their goods or services lead to the death or injuries of customers or other third parties.

Price Controls

The retail prices of some pharmaceutical products sold in China, primarily those included in the national and provincial medical insurance catalogs and those pharmaceutical products whose production or distribution are deemed to constitute monopolies, are subject to price controls in the form of fixed prices (for non-profit medical institutions) or price ceilings. Manufacturers or distributors cannot freely set or change the retail price for any price-controlled product above the applicable price ceiling or deviate from the applicable fixed price imposed by the PRC government. The prices of medicines that are not subject to price controls are determined freely at the discretion of the respective pharmaceutical companies, subject to notification to the provincial pricing authorities.

The retail prices of medicines that are subject to price controls are administered by the Price Control Office of the National Development and Reform Commission (“ NDRC ”), and provincial and regional price control authorities. The retail price, once set, also effectively determines the wholesale price of that medicine. From time to time, the NDRC publishes and updates a list of medicines that are subject to price control. Fixed prices and price ceilings on medicine are determined based on profit margins that the relevant government authorities deem reasonable, the type and quality of the medicine, its production costs, the prices of substitute medicine and the extent of the manufacturer’s compliance with the applicable Good Manufacturing Practice (“ GMP ”) standards. The NDRC directly regulates the pricing of a portion of the medicine on the list, and delegates to provincial and regional price control authorities the authority to regulate the pricing of the rest of the medicine on the list. Provincial and regional price control authorities have discretion to authorize price adjustments based on the local conditions and the level of local economic development. Currently, approximately 2,014 pharmaceutical products are subject to price controls. The price controls of all of those pharmaceutical products are administered by the NDRC.

Only the manufacturer of a medicine may apply for an increase in the retail price of the medicine, and it must either apply to the provincial price control authorities in the province where it is incorporated, if the medicine is provincially regulated, or to the NDRC, if the medicine is NDRC regulated. For a provincially regulated medicine, in cases where provincial price control authorities approve an application, manufacturers must file the newly approved price with the NDRC for record and thereafter the newly approved price will become binding and enforceable across China.

Since May 1998, the PRC government has been ordering reductions in the retail prices of various pharmaceutical products. The latest price reduction occurred in October 2008 and it affected 1,357 different pharmaceutical products, but it impacted only 105 of our 2,300 prescription drug prices. As of December 31, 2006, 2007 and 2008, 7.5%, 12.7% and 11.8% of the pharmaceutical products we offered were subject to price controls, respectively. Price controls, however, have had no significant impact on our operations as our price points have historically been substantially below such government-imposed ceilings.

The NDRC may grant premium pricing status to certain pharmaceutical products that are under price control. The NDRC may set the retail prices of pharmaceutical products that have obtained premium pricing status at a level that is significantly higher than comparable products.

Reimbursement under the National Medical Insurance Program

Eligible participants in the national medical insurance program, mainly consisting of urban residents, are entitled to purchase medicine when presenting their medical insurance cards in an authorized pharmacy, provided that the medicine they purchase have been included in the national or provincial medical insurance catalogs. Depending on relevant local regulations, authorized pharmacies either sell medicine on credit and obtain reimbursement from relevant government social security bureaus on a monthly basis, or receive payments from the participants at the time of their purchases, and the participants in turn obtain reimbursement from relevant government social security bureaus.

Medicine included in the national and provincial medical insurance catalogs is divided into two tiers. Purchases of Tier A pharmaceutical products are generally fully reimbursable, except that certain Tier A pharmaceutical products are only reimbursable to the extent the medicine are used for specifically stated purposes in the medical insurance catalogs. Purchasers of Tier B pharmaceutical products, which are generally more expensive than Tier A pharmaceutical products, are required to make a certain percentage of co-payments, with the remaining amount being reimbursable. The percentage of reimbursement for Tier B OTC pharmaceutical products varies in different regions in the PRC. Factors that affect the inclusion of medicine in the medical insurance catalogs include whether the medicine is consumed in large volumes and commonly prescribed for clinical use in China and whether it is considered to be important in meeting the basic healthcare needs of the general public.

The PRC Ministry of Labor and Social Security, together with other government authorities, has the power to determine every two years which medicine are included in the national medical insurance catalog, under which of the two tiers the included medicine falls, and whether an included medicine should be removed from the catalog. Provincial governments are required to include all Tier A medicines listed on the national Medical Insurance Catalog in their provincial medical insurance catalogs. For Tier B medicines listed in the national medical insurance catalog, provincial governments have the discretion to adjust upwards or downwards by no more than 15% from the number of Tier B medicine listed in the national medical insurance catalog that is to be included in the provincial medical insurance catalogs. The amount in a participant’s individual account under the program varies, depending on the amount of contributions from the participant and his or her employer. Generally, participants under the national medical insurance program who are from relatively wealthier parts of China and metropolitan centers have greater amounts in their individual accounts than those from other parts of the country. Different regions in China have different requirements regarding the caps of reimbursements in excess of the amounts in the individual accounts.

Sales of Nutritional Supplements and other Food Products

According to the PRC Food Hygiene Law and Rules on Food Hygiene Certification, a distributor of nutritional supplements and other food products must obtain a food hygiene certificate from relevant provincial or local health regulatory authorities. The grant of such certificate is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment. The food hygiene certificate is valid for four years, and the holder must apply for renewal of the certificate within six months prior to its expiration.

Medical Practice

Healthcare providers in China are required to comply with many laws and regulations at the national and local government levels. The laws and regulations applicable to our medical practice include the following:

•	We must register with and maintain an operating license from the local public health authority for each clinic that we operate, and is subject to annual review by the public health authority;

•	The Licensed Physician Act requires that we only hire PRC licensed physicians;

•
All waste material from our clinics must be properly collected, sterilized, deposited, transported and disposed of, and we are required to keep records of the origin, type and amount of all waste materials that we generate;

•	We must have at least 3 physicians, 5 nurses and 1 technician on staff at each clinic; and

•
We must establish and follow protocols to prevent medical malpractice, which require us to:  (i) insure that patients are adequately informed before they consent to medical operations or procedures;  (ii) maintain complete medical records which are available for review by the patient, physicians and the courts;  (iii) voluntarily report any event of malpractice to a local government agency; and  (iv) support and justify the medical services we provide in any administrative investigation or litigation.  If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our license to operate.

Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions

As per China’s WTO commitments, “Foreign service suppliers are permitted to establish joint venture hospitals or clinics with local Chinese partners with quantitative limitations in line with China’s needs. Foreign majority ownership is permitted.” In accordance with the “Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions” jointly issued by the Ministry of Health (“MOH”) and MOFCOM in 2000, the Chinese party of Sino-foreign joint ventures and cooperative medical institutions shall hold no less than 30% of shares and legal rights or interest, which also mean foreign investors are allowed to hold a maximum stake of 70%. Such regulations also specify that the establishment of Sino-foreign joint venture and cooperative medical institutions should be approved respectively by MOH and MOFCOM. In other words, foreigners are allowed to run hospitals or clinics in the form of equity or co-operative joint ventures with an equity interest of up to 70% and a duration for co-operation of up to 20 years.

Environmental Matters

Our drugstore operations do not involve any activities subject to specific PRC environmental regulations.  Our medical clinics are in compliance with applicable regulations regarding the administration of medical wastes, including collections, temperate storage, package and labeling of medical wastes. Pursuant to such regulations, we contract with Dadi Weikang Medical Wastes Disposal Center to dispose of all medical wastes generated by our clinics.

Legal Proceedings

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our company.

DESCRIPTION OF PROPERTY

All of our current business operations, including our corporate headquarters, and branch stores, are located in Hangzhou, and all of the space for our operations is leased from third parties, as summarized in the following table:

Principal Activities	Location	Approx. Area (square meters)	Opening Date	Lease Expiration Date
Main Office	Room 507-513, 5th Floor A Building, Meidu Plaza Gongshu District	729	N/A	March 3, 2012

Taihe Branch	No. 121 Jiefang Road, Shangcheng District	521	March 11, 2004	July 18, 2011

Daguan Branch	No. 8 Deyuan Road, Gongshu District	1,985	June 9, 2004	June 20, 2010

Wenhua Branch	No. 233 West Wenyi Road, West Lake District	800	September 6, 2004	August 1, 2010

Wensan Branch	No. 451 Wensan Road, West Lake District	178	April 28, 2005	November 16, 2013

Banshan Branch	No,63-4 to No.63-8, Building 63, Hang Gang Nan Yuan, Gongshu District	600	April 28, 2005	November 16, 2013

Qiutao Branch	1st Floor, No. 276 North Qiutao Road, Jianggan District	200	November 24, 2006	November 30, 2011

Beijingyuan Branch	No. 1028 Dongxin Road, Xiacheng District	161	July 4, 2007	July 31, 2010

Jinfang Branch	Building 1 Qianjiangqiyuan, Jianggan District	139	November 30, 2007	November 2, 2013

Xiasha No. 2 Branch	No. 8-1 No. 4 Avenue, Baiyang Street, Economic & Technology Development Zone	532	December 6, 2007	October 14, 2014

Dongxin Branch	No. 77 East Xiangjisi Road, Xiacheng District	100	April 2, 2008	January 15, 2013

Wushan Branch	No. 35 Yanan Road, Shangcheng District	300	April 23, 2008	December 13, 2010

Binjiang Branch	No 500 Weiye Road, Binjiang District	83	July 8, 2008	June 5, 2013

Gongbei Branch	No.1074 and No. 1076 Shangtang Road, Gongshu District	200	June 24, 2008	June 19, 2014

Changhe Branch	No. 27 and No. 29 Changjiangzhong Road, Changhe Street, Binjiang District	80	November 28, 2008	October 30, 2013

Gudun Branch	Jindu Garden C-7, 311, 313, 315, 317, 319 Gudun Road	315	January 16, 2009	October 31, 2011

Lin’an Branch	403 Qianwang Road Lin’an District	364	March 7, 2009	December 17, 2013

Kuaileren Branch	No. 7 Jiubao Street Jianggan District	220	April 30, 2009	March 27, 2015

Jingfang Branch	No. 2-52 to No. 2-53 Jingfangliuqu, Tanhua’an Road Jiang Gan District	182	May 27, 2009	March 7, 2014

Daguan No. 2 Branch	No. 75 Danguanyuan Road Gong Shu District	130	June 26, 2009	June 5, 2014

Caihe Branch	No. 22 to No. 28, Caihe Road Jianggan District	63	July 17, 2009	July 31, 2014

Yueming Branch	No.852 to No.854, Yueming Road, Binjiang District	94	August 18, 2009	August 17, 2012

Nanhuan Branch	No. 4384 to No. 4386, Nanhuan Road	191.4	September 1, 2009	September 1, 2014

We must negotiate with the landlords for an extension of the old leases or enter into new leases upon their termination, and our landlords may request a rent increase. Under applicable PRC law, we have priority over other potential lessees with respect to the leased store space on the same terms. We also do not expect any significant difficulties in renewal of existing leases upon their expiration, where desired. Our community stores are normally relatively small in size and the facilities inside the store are easily movable. As a result, we do not expect our drugstore operations to be materially and adversely affected by any failure to renew or enter into new leases.

MANAGEMENT

The following table identifies our current executive officers and directors as of the date of this prospectus, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
Lei Liu	45	Chief Executive Officer and Chairman of the Board of Directors	September 17, 2009
Bennet P. Tchaikovsky	40	Chief Financial Officer	September 17, 2009
Li Qi	37	Secretary and Director	October 23, 2009
Chong’an Jin	46	Director	October 23, 2009
Shike Zhu	47	Director	October 23, 2009

Biographies

Lei Liu, Chief Executive Officer and Chairman of the Board of Directors
Mr. Liu is one of the three founders of HJ Group, and has been the executive director of Jiuzhou Pharmacy since September 2003 and the supervising director of Jiuzhou Service since November 2005. From December 1997 to August 2003, Mr. Liu worked in Tai He Drugstore as a general manager. From September 1992 to November 1997, Mr. Liu was an administration offical of Hangzhou Medical Junior College, his alma mater, where he was also a researcher and an anatomy instructor from September 1983 to July 1992. Mr. Liu has been a licensed researcher in the PRC since September 1988.

Bennet P. Tchaikovsky, Chief Financial Officer
Mr. Tchaikovsky is presently the chief financial officer of Skystar Bio-Pharmaceutical Company which he performs on a part-time basis. From March 2008 through November 2009, Mr. Tchaikovsky served as a director of Ever-Glory International Group. From December 2008 through November 2009, Mr. Tchaikovsky served as a director of Sino Clean Energy, Inc. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc. Mr. Tchaikovsky acted as a consultant to Innovative Card Technologies from November 2007 until July 2008. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Li Qi, Secretary and Director
Ms. Qi is one of the three founders of HJ Group and is currently the general manager of both Jiuzhou Pharmacy and Jiuzhou Service. From January 2000 to June 2003, Ms. Qi worked in Zhejiang Yikang Drugstore as a general manager. From October 1991 to January 2000, Ms. Qi worked in the Branch Hospital of Hangzhou No. 1 People’s Hospital as a nurse. Ms. Qi is a licensed TCM pharmacist in the PRC and is a 1991 graduate of Hangzhou Nurse School.

Chong’an Jin, Director
Mr. Jin is one of the three founders of HJ Group and is presently the executive director of Jiuzhou Service and the managing general partner of Jiuzhou Clinic. From June 1996 to September 2003, Mr.Jin worked for Hangzhou Qiantang Medical Outpatient Clinic as a general manager. From December 1991 to October 1994, he worked in Hangzhou Hospital of Traditional Chinese Medicine as a physician of western medicine. From September 1988 to December 1991, Mr. Jin worked in Zhejiang Tumor Hospital as a physician of western medicine. In July 1988, Mr. Jin received a B.S. in Medicine from Sun Yat-sen Medical University, and is a licensed pharmacist in the PRC.

Shike Zhu, Director
Mr. Zhu is the chairman of Huai Nan Tian Rui Goods & Materials Co., Ltd., a post he has held since 2003. He is also the director of Tianri Rubber Products Co., Ltd. since 1994, where he was also the deputy general manager from 1994 to 1998. Since May 2008, Mr. Zhu has served as advisor to the chairman of China Wind Systems, Inc. From October 1988 to May 1994, Mr. Zhu was an official of Tiantai municipal government in Zhejiang Province, service as vice director of the Overseas Chinese Affairs Office and vice director of the Overseas Chinese Federation. Mr. Zhu is a graduate of Zhejiang TV University Engineering Management College.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

The Board of Directors and Committees

Our board of directors currently does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by its Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on The NASDAQ Capital Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on The NASDAQ Capital Market and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

Director Independence

None of our current directors are considered independent under Rule 5605(a)(2) of The NASDAQ Listing Rules, even though such definition does not currently apply to us because we are not listed on The NASDAQ Capital Market.

Code of Ethics

We have not adopted a code of ethics as of the date of this prospectus. However, we plan to adopt a code of ethics in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned during our fiscal years ended March 31, 2009 and 2008 by our principal executive officer and each of our other two highest paid executives.

Name and Position	Fiscal Year ended March 31,	Salary		Bonus		Total
Lei Liu (1)	2009		$10,000		$-		$10,000
Chief Executive Officer	2008		-		-		-

Bennet P. Tchaikovsky (2) Chief Financial Officer	2009 2008	$	- -	$	- -	$	- -

Li Qi (3)	2009		$10,000		$-		$10,000
Secretary	2008		-		-		-

(1)
Mr. Liu was appointed as our chief executive officer on September 17, 2009, in connection with the Share Exchange. Accordingly, Mr. Liu’s compensation for the periods reported was paid to him by HJ Group.  Mr. Liu’s compensation as reported is based on interbank exchange rate of RMB 6.83 to $1.00 on March 31, 2009.

(2)	Mr. Tchaikovsky was appointed as our chief financial officer on September 17, 2009, in connection with the Share Exchange.

(3)
Ms. Qi was appointed as our secretary on September 17, 2009, in connection with the Share Exchange. Accordingly, Ms. Qi’s compensation for the periods reported was paid to her by HJ Group.  Ms. Qi’s compensation as reported is based on interbank exchange rate of RMB 6.83 to $1.00 on March 31, 2009.

Grants of Plan-Based Awards in Fiscal 2009

There were no option grants in fiscal 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no option exercises or options outstanding in fiscal 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in fiscal 2009.

Pension Benefits

There were no pension benefit plans in effect in fiscal 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in fiscal 2009.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

CFO Services Agreement for the Services of Bennet P. Tchaikovsky

On July 30, 2009, Jiuzhou Pharmacy entered into a CFO Services Agreement (the “CFO Agreement”) with Worldwide Officers, Inc., a California corporation (“WOI”), to retain the services of Bennet P. Tchaikovsky as its chief financial officer until the completion of a financing. Under the terms of the Loanout Agreement, Mr. Tchaikovsky performs his duties from the United States for compensation of $30,000 through the close of a financing.

The CFO Agreement terminates at the closing of a financing, provided that Jiuzhou Pharmacy shall enter into a new agreement at that time with WOI to continue Mr. Tchaikovsky’s engagement as chief financial officer. Jiuzhou Pharmacy may also terminate the CFO Agreement upon a 30-day written notice to Mr. Tchaikovsky. On the other hand, Mr. Tchaikovsky may terminate the CFO Agreement upon a 90-day written notice to Jiuzhou Pharmacy.

Director Compensation

All of our current directors were appointed on or after September 17, 2009 in connection with the Share Exchange, and accordingly did not receive compensation from us as directors for the fiscal year ended March 31, 2008. They did not receive compensation from us as directors for fiscal year ended march 31, 2009.

We had two directors during the fiscal year ended March 31, 2008, Huoqi Chen, who resigned from the board of directors on September 17, 2009 in connection with the Share Exchange, and John S. Morita, who resigned from the board of directors on September 4, 2008. Neither Mr. Chen nor Mr. Morita received compensation as directors during the fiscal year ended March 31, 2008.

We do not currently have an established policy to provide compensation to members of our board of directors for their services in that capacity.  We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange Agreement

On September 17, 2009, we executed the Exchange Agreement with Renovation and the Renovation Stockholders.

On the Closing Date of the Exchange Agreement, we issued 15,800,000 shares of its common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding common stock of Renovation. Immediately upon the closing of the Share Exchange, we had a total of 20,000,000 shares of common stock outstanding, with the Renovation Stockholders collectively owning approximately 79% of our total issued and outstanding common shares.

As a result of the Share Exchange, the Renovation Stockholders became our controlling shareholders and Renovation became our wholly owned subsidiary.

Other Related Party Transactions

Set forth below are the related party transactions us and our officers and/or directors as of the dates set forth on the table:

	September 30, 2009	March 31, 2009
	(Unaudited)
Amounts due from directors (1):	$3,824	$2,432
Amount due to director (2):	$327,161	$326,715
Advances to supplier (3):	$2,388,161	$1,797,104

(1)
Represents interest free loans to two directors of the Company, Li Qi and Chong’an Jin. The loans are due upon demand. There is no written documentation for these loans, which represent cash advances for out-of-pocket expenses for Ms. Qi and Mr. Jin, who are responsible for submitting receipts for these amounts or refunding the balance.

(2)	Represents leasehold improvement expenses paid by a director of the Company, Lei Liu, on behalf of the Company. The amount is interest from and due upon demand.

(3)	Represents prepayment for inventory purchase made to a supplier, which was formerly owned by the Company’s directors. The Company will collect inventory from the supplier.

The Company also leases a retail space and the corporate office space from a director of the Company under long-term operating lease agreements beginning August 2008 to August 2010 and from January 2008 to March 2012, respectively. The annual rent for the retail space and the corporate office are $170,123 and $134,330 for the years ended March 31, 2009 and 2008, respectively. For the years ended March 31, 2009 and 2008, rent paid to Mr. Liu amounted to $171,360 and $134,330, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on January 26, 2010, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Common Stock Beneficially Owned
Executive officers and directors: (1)	Number of Shares beneficially owned (2)	Percentage of class beneficially owned after the Transaction (3)
Lei Liu, chief executive officer and chairman of the board of directors (4)	12,060,000	60.3%
Bennet P. Tchaikovsky, chief financial officer (5)	200,000	1.0%
Li Qi, Secretary and Director (4)	12,060,000	60.3%
Chong’an Jin, Director (4)	12,060,000	60.3%
Shike Zhu, Director (6)	500,000	2.5%
All directors and executive officers as a group (5 persons)	12,760,000	63.8%

5% Shareholders: (1)
Super Marvel Limited (4)	12,060,000	60.3%

*	Less than 1%.
(1)	Unless otherwise noted, the address for each of the named beneficial owners is: Room 507-513, 5th Floor, A Building, Meidu Plaza, Gongshu District, Hangzhou, Zhejiang Province, China.
(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(3)	Unless otherwise noted, the number and percentage of outstanding shares of common stock is based upon 20,000,000 shares outstanding as of January 26, 2010.
(4)
The address of Super Marvel Limited (“Super Marvel”) address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The owners of Super Marvel are Lei Liu (39%), who is also its executive director, and Li Qi (30%) and Chong’an Jin (31%), who are also its directors. As such, they are deemed to have or share investment control over Super Marvel’s portfolio. The numbers of shares of common stock reported herein as beneficially owned by Mr. Liu, Ms. Qi and Mr. Jin are held by Super Marvel, which they in turn own indirectly through their respective ownership of Super Marvel.

(5)	Bennet P. Tchaikovsky’s address is: 6571 Morningside Drive, Huntington Beach, CA 92648.
(6)	Shike Zhu’s address is: Citigroup Tower, 24/F, 33 Hua Yuan Shi Qiao Road, Pudong New Area, Shanghai, China 200120.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On May 1, 2008, our shares of common stock commenced trading on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “KMNG.OB”. On September 24, 2009, in connection with our name change to “China Jo-Jo Drugstores, Inc.” that went effective September 24, 2009, our symbol changed to “CJJD.OB”.

The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and interim periods, as reported by the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	Low	High
2009

Quarter ended December 31, 2009	$1.77	$2.80
Quarter ended September 30, 2009	2.41	0.00
Quarter ended June 30, 2009	0.00	0.00
Quarter ended March 31, 2009	0.00	0.00

2008
Quarter ended December 31, 2008	$0.55	$0.15
Quarter ended September 30, 2008	1.12	0.25
Quarter ended June 30, 2008	1.11	0.00

Holders

As of January 26, 2010, there were 18 stockholders of record of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, whose address is 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701, and whose telephone number is (727) 289-0010.

DIVIDEND POLICY

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

DESCRIPTION OF SECURITIES

We are a Nevada corporation and our affairs are governed by our articles of incorporation, as amended, our by-laws, as amended, and the Nevada Revised Statutes (“NRS”).   As of the date of this prospectus, we are authorized to issue 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.  At January 26, 2010, we had 20,000,000 shares of common stock issued and outstanding. The following is a description of our capital stock, including their material terms and provisions and as such terms and provisions are applied to our articles of incorporation, by-laws, and the NRS.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time.  Each such class or series shall be distinctly designated.  All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative.  The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time.  Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.  The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated           , 2009, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Madison Williams is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Madison Williams and Company LLC
Rodman & Renshaw, LLC
Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on The NASDAQ Capital Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Other than as underwriter in this offering, neither Madison Williams, Rodman & Renshaw nor any of their affiliates have provided services to us or our affiliates in the past.

Pricing of Securities

Madison Williams has advised us that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $           per share. Madison Williams may allow, and the selected dealers may reallow, a concession not in excess of $           per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by Madison Williams. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Commencing on September 24, 2009, our common stock was traded on the OTC Bulletin Board under the symbol “CJJD.OB”. On January 26, 2010, the closing market price of our common stock as quoted on the OTC Bulletin Board was $2.20. The public offering price for the shares was determined by negotiation between us and Madison Williams. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriter;

•	the history and the prospects for the industry in which we will compete;

•	the valuation of our company based on, among other factors;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to our underwriter by us and the proceeds, before expenses, payable to us, assuming a $           offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Non-accountable expense allowance (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $ per share (7% of the price of the shares sold in the offering).
(2)	The expense allowance of 0.5% is not payable with respect to the shares sold upon exercise of the underwriter’s over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriter’s discount and expense allowance, are approximately $ .

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the closing date of this offering, to purchase up to 15% of the shares of common stock sold in the offering (           additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered.

Common Stock Purchase Option

We have agreed to sell to Madison Williams, for $100, an option to purchase up to a total of            shares of common stock (3% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $           per share (125% of the price of the shares sold in the offering), commencing on a date which is six months from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option and the            shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA. Madison Williams (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a six-month period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the option exercise price.

Notwithstanding the foregoing, if (a) during the last 17 days of the lock-up period we release earnings results or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event.

This option will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $          , based on the number of shares subject to this option, a midpoint offering price of the shares of $          , the resulting exercise prices related to the option on the shares, the five year term of the option, a risk-free interest rate of           % currently commensurate with that term, an expected dividend yield of           % and estimated volatility of           %, based on a review of our historical volatility. The initial value of this option will be charged to additional paid-in capital as part of the offering costs incurred, and the option will be accounted for as a derivative instrument liability because it is denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, Madison Williams or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Madison Williams has informed us that it does not expect to confirm sales of shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder.

We have also granted Madison Williams a right of first refusal to conduct future offerings for us during the 12 months following the closing date of this offering.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on The NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Italy.   This offering of shares of our common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.   The offering of shares of our common stock is not a public offering in the Federal Republic of Germany. The common shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common shares in or out of the Federal Republic of Germany. Our common shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.   The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.  “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece.  The present prospectus has been submitted for approval by the United States Securities and Exchange Commission, or the US SEC, and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of the shares of common stock of the company does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer shares of common stock of the company, which is being reviewed for approval only by the United States Securities and Exchange Commission. and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of shares of common stock of the company.

Switzerland.   This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.    In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden.   Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the common shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.   This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark.   This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands.   Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ( Vrijstellingsregeling Wet toezich teffectenverkeer1995 ), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. Each of the book running managers has represented, warranted and agreed that:  (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each book running manager has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii)it has not and will not offer any of the shares of common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel.   The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman.  For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman  as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or the CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates.  his document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the Company and the representatives represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China.    This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares of common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the common units or shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California. As of the date of this prospectus, Richardson & Patel LLP and/or its principals hold Company securities.  Sichenzia Ross Friedman Ference LLP has acted as counsel for Madison Williams.

EXPERTS

The financial statements as of and for the years ended March 31, 2009 and 2008 included in this prospectus have been audited by Frazer Frost, LLP (successor entity of Moore Stephens Wurth Frazer and Torbet, LLP), independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article 9 of our articles of incorporation, as amended, and the NRS, our by-laws, as amended, contain the following indemnification provisions for our directors and officers:

“ .01       Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

.02       Derivative Action. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

.03       Successful Defense. To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

.04       Authorization. Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05       Advances. Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

.06       Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

.07       Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

.08       "Corporation" Defined. For purposes of this Section, references to the "Corporation" shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

As reported in a Form 8-K Current Report filed with the SEC on December 2, 2009, we changed our independent accountants from Madsen & Associates CPA’s, Inc. to Frazer Frost, LLP (successor entity of Moore Stephens Wurth Frazer and Torbet, LLP), effective November 11, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

FINANCIAL STATEMENTS

The consolidated financial statements as of September 30, 2009 and 2008, and as of March 31, 2009 and 2008, commence on the following page.

INDEX TO FINANCIAL STATEMENTS

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORP)

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND MARCH 31, 2009

	September 30,	March 31,
	2009	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$819,800	$996,302
Restricted cash	308,006	-
Accounts receivable, trade	1,296,309	1,265,110
Inventories	3,314,802	2,793,101
Other receivables	362,019	67,079
Other receivables - related parties	3,824	2,432
Advances to suppliers	6,731,624	5,485,113
Advances to suppliers - related parties	2,388,161	1,797,104
Other current assets	936,238	564,379
Total current assets	16,160,783	12,970,620

EQUIPMENT, net	965,750	979,432

OTHER ASSETS:
Long term deposit	2,574,516	2,015,149
Total other assets	2,574,516	2,015,149

Total assets	$19,701,049	$15,965,201

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$1,467,000	$1,465,000
Notes payable	308,006	-
Accounts payable, trade	5,926,743	5,939,237
Other payables	223,340	404,731
Other payables - related parties	327,161	326,715
Taxes payable	827,120	811,316
Accrued liabilities	439,920	360,655
Total liabilities	9,519,290	9,307,654

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock; $0.001 par value; 75,000,000 shares authorized; 20,000,000 and 15,800,000 shares issued and outstanding as of September 30, 2009 and March 31, 2009, respectively	20,000	15,800
Paid-in capital	867,884	661,800
Statutory reserves	1,309,109	1,309,109
Retained earnings	8,336,032	5,033,275
Accumulated other comprehensive loss	(351,266)	(362,437)
Total shareholders' equity	10,181,759	6,657,547

Total liabilities and shareholders' equity	$19,701,049	$15,965,201

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORP)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES	$12,258,573	$10,383,170	$23,940,037	$21,533,559

COST OF GOODS SOLD	8,759,697	7,598,068	17,417,265	15,901,507

GROSS PROFIT	3,498,876	2,785,102	6,522,772	5,632,052

SELLING EXPENSES	596,382	434,282	1,074,159	793,443
GENERAL & ADMINISTRATIVE EXPENSES	565,134	291,147	930,344	503,601
OPERATING EXPENSES	1,161,516	725,429	2,004,503	1,297,044

INCOME FROM OPERATIONS	2,337,360	2,059,673	4,518,269	4,335,008

OTHER INCOME (EXPENSE), NET	3,608	(6,047)	10,243	(15,638)

INCOME BEFORE INCOME TAXES	2,340,968	2,053,626	4,528,512	4,319,370

PROVISION FOR INCOME TAXES	637,372	476,709	1,225,755	1,001,634

NET INCOME	1,703,596	1,576,917	3,302,757	3,317,736

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	12,591	1,448	11,171	21,634

COMPREHENSIVE INCOME	$1,716,187	$1,578,365	$3,313,928	$3,339,370

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	16,400,000	15,800,000	16,100,000	15,800,000

BASIC AND DILUTED EARNING PER SHARE	$0.10	$0.10	$0.21	$0.21

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORP)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

						Accumulated
	Common Stock			Retained Earnings		other
	Number of		Paid-in	Statutory		comprehensive
	shares	Amount	capital	reserves	Unrestricted	income/(loss)	Totals
BALANCE, March 31, 2008	15,800,000	$15,800	$661,800	$606,665	$(1,077,797)	$(390,125)	$(183,657)

Net income					3,317,736		3,317,736
Adjustment of statutory reserve				325,343	(325,343)		-
Foreign currency translation adjustments						21,634	21,634

BALANCE, September 30, 2008 (unaudited)	15,800,000	$15,800	$661,800	$932,008	$1,914,596	$(368,491)	$3,155,713

Net income					3,495,780		3,495,780
Adjustment of statutory reserve				377,101	(377,101)		-
Foreign currency translation adjustments						6,054	6,054

BALANCE, March 31, 2009	15,800,000	$15,800	$661,800	$1,309,109	$5,033,275	$(362,437)	$6,657,547

Shares issued for reorganization on September 17, 2009	4,200,000	4,200	(4,200)				-
Stock-based compensation			202,120				202,120
Net income					3,302,757		3,302,757
Shareholder contribution			8,164				8,164
Foreign currency translation adjustments						11,171	11,171

BALANCE, September 30, 2009 (unaudited)	20,000,000	$20,000	$867,884	$1,309,109	$8,336,032	$(351,266)	$10,181,759

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
(FORMERLY KNOWN AS KERRISDALE MINING CORP)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,302,757	$3,317,736
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	249,774	179,301
Stock compensation	126,325	-
Change in operating assets
Accounts receivable, trade	(29,456)	(90,162)
Inventories	(517,606)	511,901
Other receivables	(294,688)	(10,721)
Other receivables - related parties	(1,388)	165,103
Advances to suppliers	(1,238,348)	(3,776,895)
Advances to suppliers - related parties	(588,282)	(641,987)
Other current assets	(371,913)	48,399
Long term deposit	(556,313)	-
Change in operating liabilities
Accounts payable, trade	287,247	290,776
Other payables and accrued liabilities	(27,164)	9,703
Other payables-related parties	-	(7,257)
Customer deposits	-	112,089
Taxes payable	14,688	68,237
Net cash provided by operating activities	355,633	176,223

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(22,239)	(17,236)
Additions to leasehold improvements	(211,496)	(143,743)
Net cash used in investing activities	(233,735)	(160,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	(307,838)	-
Payments on short-term loans	(1,466,200)	(508,060)
Proceeds from short-term loans	1,466,200	508,060
Net cash used in financing activities	(307,838)	-

EFFECT OF EXCHANGE RATE ON CASH	9,438	21,573

(DECREASE) INCREASE IN CASH	(176,502)	36,817

CASH, beginning of period	996,302	878,948

CASH, end of period	$819,800	$915,765

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDARIES
(FORMERLY KNOWN AS KERRISDAL MINING CORP)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), was incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation.”  On September 24, 2009, the Company changed its name to “China Jo-Jo Drugstores, Inc.” in connection with a share exchange transaction as described below.

On September 17, 2009, the Company completed a share exchange transaction with Renovation Investment (Hong Kong) Co., Ltd. (“Renovation HK”), and Renovation HK became a wholly-owned subsidiary of the Company. On the closing date, the Company issued 15,800,000 of its common stock to Renovation HK’s stockholders in exchange for 100% of the capital stock of Renovation HK. Prior to the share exchange transaction, the Company had 4,200,000 shares of common stock issued and outstanding. After the share exchange transaction, the Company had 20,000,000 shares of common stock outstanding and Renovation HK’s stockholders owned 79% of the issued and outstanding shares. The management members of Renovation HK became the directors and officers of the Company.  The share exchange transaction was accounted for as a reverse acquisition and recapitalization and, as a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Renovation HK (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. As the share exchange transaction was accounted for as a reverse acquisition and recapitalization, there was no gain or loss recognized on the transaction. The carrying values of assets, liabilities, and equity of Renovation HK did not change. In reporting earnings per share for periods prior to September 17, 2009, the Company used 15,800,000 shares, or the shares issued to Renovation HK’s stockholders in exchange for 100% of the capital stock of Renovation HK.

Renovation HK was incorporated on September 2, 2008, under the laws of Hong Kong Special Administrative Region (“Hong Kong”). Renovation HK has no substantive operations of its own except for its holding of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), its wholly-owned subsidiary. Through Jiuxin Management, the Company controls three companies that operate a chain of pharmacies in the People’s Republic of China (“PRC” or “China”), namely, Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”, and collectively with Jiuzhou Pharmacy and Jiuzhou Clinic as “HJ Group”).

Jiuxin Management was established in the PRC by Renovation HK on October 14, 2008, as a wholly foreign owned enterprise (“WFOE”), with registered capital of $4,500,000. Renovation HK is required by the PRC company law to pay 15% of the registered capital by December 31, 2009 and the balance to be paid within two years. Jiuxin Management has no substantive operations of its own except for entering into certain exclusive agreements with HJ Group and performing its obligations thereunder.

Jiuzhou Pharmacy is a PRC limited liability company established in Zhejiang Province on September 9, 2003 with registered capital of $605,000 (RMB 5,000,000). It is engaged in the retail sales of prescription and non prescription drugs, traditional Chinese medicine and general merchandise in the PRC.

Jiuzhou Clinic is a PRC general partnership established in Zhejiang Province on October 10, 2003. It is engaged in providing both traditional and western medical services in the PRC.

Jiuzhou Service is a PRC limited liability company established in Zhejiang Province on November 2, 2005 with registered capital of $60,500 (RMB 500,000). It is engaged in providing medical-related management consulting services in the PRC.

All three HJ Group companies are under the common control of the same three owners (the “Owners”). Each HJ Group company holds the licenses and approvals necessary to operate its business in China.

The paid-in capital of all three HJ Group companies was funded by individuals who were the majority shareholders of Renovation HK prior to the share exchange transaction with the Company. PRC law currently has limits on foreign ownership of companies in certain industries, including those of HJ Group. To comply with these foreign ownership restrictions, on August 1, 2009, Jiuxin Management entered into the following exclusive agreements with HJ Group and the Owners (collectively the “Contractual Arrangements”):

(1) Consulting Services Agreement , through which Jiuxin Management has the right to advise, consult, manage and operate all three HJ Group companies, and collect and own all of their net profits;

(2) Operating Agreement , through which Jiuxin Management has the right to recommend director candidates and appoint the senior executives of HJ Group, approve any transactions that may materially affect the assets, liabilities, rights or operations of HJ Group, and guarantee the contractual performance by HJ Group of any agreements with third parties, in exchange for a pledge by each HJ Group company of its accounts receivable and assets;

(3) Proxy Agreement , under which the Owners have vested their collective voting control over the three HJ Group companies to Jiuxin Management and will only transfer their respective equity interests in HJ Group to Jiuxin Management or its designee(s);

(4) Option Agreement , under which the Owners have granted Jiuxin Management the irrevocable right and option to acquire all of their equity interests in HJ Group; and

(5) Equity Pledge Agreement , under which the Owners have pledged all of their rights, titles and interests in HJ Group to Jiuxin Management to guarantee the performance of their obligations under the Consulting Services Agreement.

As a result of the Contractual Arrangements, which obligate the Company to absorb all of the risk of loss from HJ Group’s activities and enables the Company to receive all of HJ Group’s expected residual returns, the Company accounts for each HJ Group company as a variable interest entity (“VIE”) under Financial Accounting Standards Board (FASB)’s accounting standard. Accordingly, the financial statements of HJ Group are consolidated into the financial statements of the Company.

  Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The reporting entities

The Company’s consolidated financial statements of reflect the activities of the Company and the following subsidiary and VIEs:

Subsidiaries	Incorporated in	Percentage of Ownership
Renovation HK	Hong Kong	100.00%
Jiuxin Management	PRC	100.00%
Jiuzhou Pharmacy	PRC	VIE by Contractual Arrangements
Jiuzhou Clinic	PRC	VIE by Contractual Arrangements
Jiuzhou Service	PRC	VIE by Contractual Arrangements

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiary and its VIEs. All significant inter-company transactions and balances between the Company, its subsidiary and VIEs are eliminated upon consolidation.

Consolidation of variable interest entities

In accordance with FASB’s accounting standard, variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company has concluded that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service are each a VIE and that the Company’s wholly owned subsidiary, Jiuxin Management, absorb a majority of the risk of loss from the activities of these three companies, and enable the Company, through Jiuxin Management, to receive a majority of their respective expected residual returns. Accordingly, the Company accounts for each of these three companies as a VIE.

Additionally, as the three HJ Group companies are under common control, the consolidated financial statements have been prepared as if the transactions had occurred retroactively as to the beginning of the reporting period of these consolidated financial statements.

Control is defined under EITF 02-05 as “an individual, enterprise, or immediate family members who hold more than 50 percent of the voting ownership interest of each entity.” Because Lei Liu, Li Qi, and Chong’an Jin collectively own 100% of HJ Group, the Company believes that these three individuals collectively have control of HJ Group in accordance with EITF02-05. Accordingly, the Company believes that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service were constructively held under common control by Jiuxin Management as of the time the Contractual Agreements were entered into, establishing Jiuxin Management as their primary beneficiary. Jiuxin Management, in turn, is owned by Renovation HK.

Although the Company recognizes that FIN46R does not provide for retroactive accounting treatment, HJ Group in substance were controlled by the same three individuals on September 9, 2003, October 10, 2003 and November 2, 2005, the establishment dates of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, respectively. Such common control condition resulted in the share exchange transaction to be a capital transaction in substance, reflected as a recapitalization, and the Company has accordingly recorded the consolidation of Renovation HK at its historical cost.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts and useful lives of plant and equipment. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair values of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables, payables and short term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value.

Revenue recognition

Revenue from sales of prescription medicine at the drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription.

Revenue from sales of other merchandise at the drugstores is recognized at the point of sale, which is when the customer pays for and receives the merchandise.

Revenue from medical services is recognized after the service has been rendered to the customer.

Revenue from sales of merchandise to non-retail customers is recognized when the following conditions are met: 1) persuasive evidence of an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); 2) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; 3) the sales price is fixed or determinable; and 4) collectability is probable. Historically, sales returns have been immaterial.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of tax authorities in respect of the sale of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the balance sheet until it is paid to the tax authorities.

Cash

Cash consists of cash on hand, cash in the drugstores, and cash at banks.

Restricted cash

The Company’s restricted cash consists of cash in a bank as security for its notes payable. The Company has notes payable outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions.

Accounts receivable

Accounts receivable represent amounts due from banks relating to retail sales that are paid or settled by the customers’ debit or credit cards, amounts due from government social security bureaus relating to retail sales of drugs, prescription medicine, and medical services that are paid or settled by the customers’ medical insurance cards, and amounts due from non-retail customers for sales of merchandise.

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off. Historically, the amount of bad debt write-off has been immaterial and the Company has been able to collect substantially all amounts due from these parties. As of September 30, 2009 and March 31, 2009, management concluded all amounts are collectible and allowance for doubtful accounts deemed not necessary.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Market is the lower of replacement cost or net realizable value. The Company carries out physical inventory counts on a monthly basis at each store and warehouse location to ensure that the amounts reflected in the consolidated financial statements at each reporting period are properly stated and valued. The Company records write-downs to inventories for shrinkage losses and damaged merchandise that are identified during the inventory counts.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the following estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of 5 years or the lease term of the underlying assets. Following are the estimated useful lives of the Company’s other property and equipment:

Estimated Useful Life
Leasehold improvements	5 years
Motor vehicles	5 years
Office equipment & furniture	3-5 years

Maintenance, repairs and minor renewals are charged to expense as incurred. Major additions and betterment to property and equipment are capitalized.

Impairment of long lived assets

The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Based on its review, the Company believes that, as of September 30, 2009 and March 31, 2009, there was no impairment.

Income taxes

The Company records income taxes pursuant to FASB’s accounting standard for income taxes. The FASB’s accounting standard requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FASB’s accounting standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. There are no deferred tax amounts at September 30, 2009 and March 31, 2009.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when related items are credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Value Added Tax (VAT)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax on the gross sales price. The value-added tax rate varies from 9% to 17%, depending on the type of products sold. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished products. The Company recorded VAT payable and VAT receivable net of payments in the accompanying financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Stock Based Compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with the Financial Accounting Standards Board's accounting standards regarding accounting for stock-based compensation and accounting for equity instruments that are issued to other than employees for acquiring or in conjunction with selling goods or services. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably determinable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by these accounting standards. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising and promotion costs amounted to $28,676 and $34,782 for the three months ended September 30, 2009 and 2008, respectively. Advertising and promotion costs amounted to $126,108 and $55,990 for the six months ended September 30, 2009 and 2008, respectively. Advertising costs consist primarily of print and television advertisements.

Pre-opening costs

Expenditures related to the opening of new drugstores, other than expenditures for property and equipment, are expensed as incurred.

Vendor allowances

The Company accounts for vendor allowances according to FASB’s accounting standard. Vendor allowances reduce the carrying value of inventories and subsequently transferred to cost of goods sold when the inventories are sold, unless those allowances are specifically identified as reimbursements for advertising, promotion and other services, in which case they are recognized as a reduction of the related advertising and promotion costs.

For the three months ended September 30, 2009 and 2008, the Company recognized vendor allowances of $59,978 and $56,907 in cost of goods sold, respectively. For the six months ended September 30, 2009 and 2008, the Company recognized vendor allowances of $106,780 and $113,007 in cost of goods sold, respectively.

Distribution costs

Distribution costs represent the costs of transporting the merchandise from warehouses to stores. These costs are expensed as incurred and are included in sales, marketing and other operating expenses.

Operating leases

The Company leases premises for retail drugstores, warehouses and offices under non-cancelable operating leases. Operating lease payments are expensed on a straight-line basis over the term of lease. A majority of the Company’s retail drugstore leases have a 3 to 5-year term with a renewal option upon the expiry of the lease. The Company has historically been able to renew a majority of its drugstores leases. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the lease.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Historically, the Company has experienced no product liability or malpractice claims.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiary and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiaries and VIEs into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiaries’ and VIEs’ financial statements are recorded as accumulated other comprehensive income.

FASB’s accounting standard, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s accumulated other comprehensive income only consist of changes in foreign currency exchange rates. Accumulated other comprehensive loss in the statement of shareholders’ equity amounted to $351,266 and $362,437 as of September 30, 2009 and March 31, 2009, respectively. The balance sheet amounts with the exception of equity at September 30, 2009 and March 31, 2009 were translated at 1 RMB to $0.1467 USD and at 1 RMB to $0.1465 USD, respectively. The average translation rates applied to income and cash flow statement amounts for the six months ended September 30, 2009 and 2008 were at 1 RMB to $0.14662 USD and at 1 RMB to $0.14516 USD, respectively.

Concentrations and credit risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of September 30, 2009 and March 31, 2009, the Company had deposits totaling $1,105,074 and $995,448 that are not covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the three months and six months ended September 30, 2009 and 2008, all of the Company’s sales and purchases arose in the PRC. No major customers accounted for more than 10% of the Company’s total revenues for the three months and six months ended September 30, 2009 and 2008, respectively.

For the three months ended September 30, 2009 and 2008, one vendor accounted for 20% of the Company’s total purchases and 9% of the total accounts payable; and 16% of the Company’s total purchases and 8% of the total accounts payable, respectively.

For the six months ended September 30, 2009 and 2008, one vendor accounted for 20%of the Company’s total purchases and 7% of the total accounts payable; and 19% of the Company’s total purchases and 8% of the total accounts payable, respectively.

Recently issued accounting pronouncements

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. On July 1, 2009, the Company adopted this accounting standard, but it did not have a material impact on the disclosures related to its consolidated financial statements.

In June 2009, the FASB issued an accounting standard amending the accounting and disclosure requirements for transfers of financial assets. This accounting standard requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, it eliminates the concept of a qualifying special-purpose entity (“QSPE”). This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company does not expect this standard to have a material effect on its consolidated financial statements.

In June 2009, the FASB also issued an accounting standard amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this accounting standard. Further, this accounting standard requires a company to perform a qualitative analysis when determining whether or not it must consolidate a VIE. It also requires a company to continuously reassess whether it must consolidate a VIE. Additionally, it requires enhanced disclosures about a company’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the company’s financial statements. Finally, a company will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company is currently assessing the impact of adoption this standard.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In October 2009, FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

Note 3 – SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid for the three months ended September 30, 2009 and 2008, amounted to $17,299 and $10,761, respectively. Interest paid for the six months ended September 30, 2009 and 2008, amounted to $35,510 and $21,338, respectively.

Income taxes paid for the three months ended September 30, 2009 and 2008 amounted to $692,146 and $422,961, respectively. Income taxes paid for the six months ended September 30, 2009 and 2008 amounted to $1,164,653 and $997,255, respectively.

Non-cash financing activities includes $308,006 of notes payable issued to pay off accounts payable for six months ended September 30, 2009.

Note 4 – ADVANCES TO SUPPLIERS

Advances to suppliers are money deposited with or advanced to outside vendors or related parties on future inventory purchases. Most of the Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis.

This amount is refundable and bears no interest. As of September 30, 2009 and March 31, 2009, advances to suppliers, including advances to related parties, amounted to $9,119,785 and $7,282,217, respectively.

Note 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30, 2009	March 31, 2009
	(Unaudited)
Leasehold improvements	$2,272,313	$2,057,892
Furniture and equipment	326,151	304,709
Motor Vehicles	163,891	162,443
Total	2,762,355	2,525,044
Less: Accumulated depreciation and amortization	1,796,605	1,545,612
Property and equipment, net	$965,750	$979,432

Total depreciation expense for property and equipment for the three months ended September 30, 2009 and 2008 was $127,714 and $104,800, respectively. Total depreciation expense for property and equipment for the six months ended September 30, 2009 and 2008 was $248,747 and $179,301, respectively. No depreciation expense was included in cost of goods sold for the years presented because the Company’s business does not involve manufacturing of merchandise and the amount of depreciation of property and equipment utilized in acquiring, warehousing and transporting the merchandise to locations ready for sale is not material.

Note 6 – LONG TERM RENTAL DEPOSITS

Long term rental deposits are money deposited or advanced to landlords for securing retail store leases for which the Company does not anticipate applying or being returned within the next twelve months. Most of the Company’s landlords require a minimum of six months’ rent being paid up front plus additional deposits. As of September 30, 2009 and March 31, 2009, the long term rental deposit amounted to $2, 574,516 and $2,015,149, respectively.

Note 7 – SHORT TERM LOANS

Short term loans represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks. Short term bank loans at September 30, 2009 and March 31, 2009, consisted of the following:

	September 30, 2009	March 31, 2009
	(Unaudited)
Hangzhou Bank, due February 2, 2010
annual interest at 4.86%, secured by the
personal properties of some of the Company’s directors	$880,200	$879,000

Hangzhou Bank, due March 13, 2010
annual interest at 4.86%, secured by the
personal properties of some of the Company’s directors	$586,800	$586,000

Total	$1,467,000	$1,465,000

Interest expense for the three months ended September 30, 2009 and 2008 amounted to $17,299 and $10,761, respectively. Interest expense for the six months ended September 30, 2009 and 2008 amounted to $35,510 and $21,338, respectively.

Note 8 - TAXES

Income Tax

The Company is registered in Nevada whereas its subsidiary, Renovation HK, is registered in Hong Kong, and all of the Company’s business operations are conducted through Renovation HK’s subsidiary, Jiuxin Management and the three PRC VIEs, Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service. Jiuxin Management and the VIEs are subject to PRC tax laws.

Beginning January 2008, the Chinese Enterprise Income Tax (“EIT”) law replaced China’s former income tax laws. The standard EIT rate of 25% replaced the 33% rate previously applicable to enterprises. Therefore, starting from January 2008 Jiuzhou Pharmacy has been subject to an effective tax rate of 25%.

Jiuzhou Clinic and Jiuzhou Service are subject to the regular income tax rate of 25% in calendar year 2008 and 2009.

The following table reconciles the US statutory rates to the Company's effective tax rate for the six months ended September 30, 2009 and 2008:

	2009	2008
U.S. Statutory rates	34%	34%
Foreign income not recognized in USA	(34)	(34)
China income taxes	25	25
Other (a)	1	(2)
Effective tax rate	26%	23%

(a)	The 1% and 2% represents the expenses (income) incurred by the Company that are not subjected to PRC income tax.

Value Added Tax

Sales of birth control related products are not subject to VAT, while Chinese herbs are subject to 13% VAT and all other sales are subject to 17% VAT. VAT on sales and on purchases amounted to $1,939,037 and $1,390,706 for the three months ended September 30, 2009, respectively, and $1,693,521 and $1,009,692 for the three months ended September 30, 2008, respectively. VAT on sales and on purchases amounted to $3,833,589 and $2,851,769 for the six months ended September 30, 2009, respectively, and $3,539,472 and $2,395,904 for the six months ended September 30, 2008, respectively.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable at September 30, 2009 and March 31, 2009 consisted of the following:

	September 30, 2009	March 31, 2009
	(Unaudited)
VAT	$165,891	$196,784
Income tax	639,529	588,681
Others	21,700	25,851
Total taxes payable	$827,120	$811,316

Note 9 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Amounts receivable from and payable to related parties are summarized as follows:

	September 30, 2009	March 31, 2009
	(Unaudited)
Amounts due from directors (1):	$3,824	$2,432
Amount due to director (2):	$327,161	$326,715
Advances to supplier (3):	$2,388,161	$1,797,104

(1)	Represents interest free loans to two directors of the Company, Li Qi and Chong’an Jing. The loans are due upon demand.

(2)	Represents leasehold improvement expenses paid by a director of the Company, Lei Liu, on behalf of the Company. The amount is interest free and due upon demand.

(3)	Represents prepayment for inventory purchase made to a supplier, which was formerly owned by some of the Company’s directors. The Company will collect inventory from the supplier.

The Company’s purchase from the related party supplier amounted to $626,317 and $713,799 for the three months ended September 30, 2009 and 2008, respectively, and $1,001,068 and $801,270 for the six months ended September 30, 2009 and 2008, respectively.

The Company also leases premises from a director (see Note 14 below).

Note 10 – EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted earnings per share computation:

	2009 (Unaudited)	2008 (Unaudited)
For the three months ended September 30, 2009 and 2008
Net income for earnings per share	$1,703,596	$1,576,917
Weighted average shares used in basic computation
Basic and Diluted	16,400,000	15,800,000
Earnings per share
Basic and Diluted	$0.10	$0.10

	2009 (Unaudited)	2008 (Unaudited)
For the six months ended September 30, 2009 and 2008
Net income for earnings per share	$3,302,757	$3,317,736
Weighted average shares used in basic computation
Basic and Diluted	16,100,000	15,800,000
Earnings per share
Basic and Diluted	$0.21	$0.21

Note 11 – SHAREHOLDERS’ EQUITY

Stock Based Compensation

On September 1, 2009, pursuant to agreements entered on July 30, 2009, shareholders of Renovation HK sold shares of Renovation HK to service providers including the Company’s chief financial officer and legal counsel which, after the share exchange transaction between the Company and Renovation HK on September 17, 2009, collectively represent 2.50% of the Company’s issued and outstanding common stock.

Using the fair value of services provided as of September 30, 2009, the Company estimated that the total stock compensation expense to be recognized from these transactions was $202,120. The Company recognized $126,325 as stock compensation expense during the three and six months ended September 30, 2009. The remaining $75,795 was applied to accrued legal fees, which were expensed during the year ended March 31, 2009.

Shareholders Contribution

On June 8, 2009, the three Owners of Jiuzhou Pharmacy acquired 100% equity interests of Kuaileren Pharmacy Co., Ltd. (“Kuaileren”) from its owner for stock consideration.  On August 21, 2009, the three Owners contributed their 100% equity interests of Kuaileren to Jiuzhou Pharmacy, and Kuaileren became a wholly-owned subsidiary of Jiuzhou Pharmacy. The registered capital of Kuaileren is $15,000 (RMB 100,000). The transfer of the equity interest has been treated as a contribution to owner’s equity and has been valued at $8,164, the estimated fair value of the equity interest transferred.

Statutory Reserves

Statutory reserves represent restricted retained earnings. Based their legal formation, all PRC entities are required to set aside 10% of their net incomes as reported in their statutory accounts on an annual basis to the Statutory Surplus Reserve Fund (the “Reserve Fund”). Once the total set-aside in the Reserve Fund reaches 50% of an entity’s registered capital, further appropriations are discretionary. The Reserve Fund can be used to increase the entity’s registered capital upon approval by relevant government authorities and to eliminate its future losses under PRC GAAP upon a resolution by its board of directors. The Reserve Fund is not distributable to shareholders except in the event of liquidation.

The Company has fulfilled the 50% registered capital requirement as of March 31, 2009. Therefore, during the six months ended September 30, 2009, no additional appropriations to the statutory reserves were made from unrestricted earnings.

There are no legal requirements in the PRC to fund these statutory reserves by transfer of cash to any restricted accounts, and therefore, the Company does not do so. These statutory reserves are not distributable as cash dividends.

Note 12 - POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $18,712 and $16,046 in employment benefits and pension during the three months ended September 30, 2009 and 2008, respectively. The Company contributed $34,141 and $31,506 in employment benefits and pension during the six months ended September 30, 2009 and 2008, respectively.

Note 13 - SEGMENTS

The Company sells prescription and over the counter medicines, traditional Chinese medicines, which are medicines derived from Chinese herbs, dietary supplements, medical devices, etc. The class of customer, selling practice and distribution process are the same for all products. The Company’s chief operating decision-makers (i.e. the chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by product lines for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level.  Based on qualitative and quantitative criteria established by FASB’s accounting standard, “Disclosures about Segments of an Enterprise and Related Information”, the Company considers itself to be operating within one reportable segment.

The Company does not have long-lived assets located in foreign countries. In accordance with the enterprise-wide disclosure requirements of FASB’s accounting standard, the Company's net revenue from external customers by main product is as follows:

	Three months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Prescription Drugs	$4,331,805	$3,724,974
Over The Counter (OTC) Drugs	3,886,065	2,756,878
Nutritional Supplements	1,587,452	1,822,542
Traditional Chinese Medicine Products	1,385,108	1,179,314
Medical Devices	336,242	352,768
Sundry Products and Others	731,901	546,694
Total	$12,258,573	$10,383,170

	Six months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Prescription Drugs	$8,792,359	$7,929,827
Over The Counter (OTC) Drugs	7,379,364	5,350,659
Nutritional Supplements	3,333,917	4,211,343
Traditional Chinese Medicine Products	2,639,882	1,789,611
Medical Devices	662,819	850,621
Sundry Products and Others	1,131,696	1,401,498
Total	$23,940,037	$21,533,559

Note 14 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to FASB’s accounting standard. The Company has entered into various tenancy agreements for the lease of store premises. The Company’s leases do not contain any escalating lease payments or contingent rental payments terms.

Jiuzhou Pharmacy leases a retail space and its corporate office space from Lei Liu, a director of the Company, under long-term operating lease agreements beginning August 2008 to August 2010 and from January 2008 to March 2012, respectively. The rent for the retail space and the corporate office are $43,983 and $36,598 for three months ended September 30, 2009 and 2008, respectively. The rent for the retail space and the corporate office are $87,972 and $101,612 for six months ended September 30, 2009 and 2008, respectively. For the three months and six months ended September 30, 2009 and 2008, no rent was paid to Mr. Liu.

The Company’s commitments for minimum rental payments under its lease for the next five years and thereafter are as follows:

Period ending March 31,	Amount
2010	$606,659
2011	$1,044,697
2012	$763,134
2013	$478,145
2014	$344,185
Thereafter	$70,032

Rental expense for the three months ended September 30, 2009 and 2008 amounted to $258,152 and $245,338, respectively. Rental expense for the six months ended September 30, 2009 and 2008 amounted to $510,093 and $456,021, respectively.

Logistics Services Commitments

On January 1, 2009 the Company entered into a one-year agreement for logistics services (“Logistics Agreement”) with Zhejiang Yingte Logistics Co., Ltd. (“Yingte”) to provide logistics and other related services. Pursuant to the Logistics Agreement, Yingte accepts goods from the Company’s suppliers, stores and then deliver the goods to the Company’s store locations as directed by the Company, for which the Company is required to pay Yingte 1% of the purchase price of the delivered goods. The Company is obligated to pay a minimum of RMB 2,900,000 annually (1% of RMB 290 million: the total minimum amount of goods to be delivered under the Logistics Agreement).

As of September 30, 2009, the Company did not have any contingent liabilities.

Legal Proceedings

The Company is not aware of any legal proceedings in which any director, officer, owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of such director, officer, or security holder, is a party adverse to the Company or has a material interest adverse to the Company.

Note 15 – SUBSEQUENT EVENT

On October 27, 2009, the Company was made a party to a series of amendments to the contractual arrangements with HJ Group. Specifically, four of the five agreements comprising the contractual arrangements – namely, the consulting services agreement, the operating agreement, the option agreement and the voting rights proxy agreement – were amended to remove a provision which terminated these agreements on May 1, 2010 unless the Company completed a financing of at least $25 million and listed its common stock on The NASDAQ Capital Market by such date. As amended:

•
the consulting services agreement shall remain in effect for the maximum period of time permitted by law, unless sooner terminated by Jiuxin Management or if either Jiuxin Management or an HJ Group company becomes bankrupt or insolvent, or otherwise dissolves or ceases business operations;

•	the operating agreement shall remain in effect unless terminated by Jiuxin Management;

•	the option agreement shall remain in effect for the maximum period time permitted by law; and

•	the voting rights proxy agreement shall remain in effect for the maximum period of time permitted by law.

The Company has performed an evaluation of subsequent events through November 16, 2009, the date these consolidated financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders
  of Renovation Investment (Hong Kong) Co., Ltd and Subsidiaries

We have audited the accompanying consolidated balance sheets of Renovation Investment (Hong Kong) Co., Ltd and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the year in the two-year period ended March 31, 2009. Renovation Investment (Hong Kong) Co., Ltd’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renovation Investment (Hong Kong) Co., Ltd and subsidiaries as of March 31, 2009 and 2008, and the results of its operations and its cash flows for each of the year in the two-year period ended March 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazer Frost LLP
(successor entity of Moore Stephens Wurth Frazer and Torbet, LLP)

Brea, California

September 22, 2009

RENOVATION INVESTMENT (HONG KONG) CO., LTD
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND 2008

	2009	2008

ASSETS

CURRENT ASSETS
Cash	$996,302	$878,948
Accounts receivable, trade	1,265,110	834,457
Inventories	2,793,101	2,847,385
Other receivables	67,079	425,558
Other receivables - related parties	2,432	166,141
Advances to suppliers	5,485,113	652,339
Advances to suppliers - related parties	1,797,104	1,016,024
Other current assets	564,379	515,968
Total current assets	12,970,620	7,336,820

EQUIPMENT, net	979,432	918,827

OTHER ASSETS:
Long term deposit	2,015,149	-
Total other assets	2,015,149	-

Total assets	$15,965,201	$8,255,647

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$1,465,000	$499,800
Accounts payable, trade	5,939,237	6,012,352
Other payables	404,731	801,877
Other payables - related parties	326,715	339,961
Taxes payable	811,316	516,655
Accrued liabilities	360,655	38,037
Customer deposit	-	85,680
Distribution payable	-	144,942
Total liabilities	9,307,654	8,439,304

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Paid-in capital	677,600	677,600
Statutory reserves	1,309,109	606,665
Retained earnings (deficit)	5,033,275	(1,077,797)
Accumulated other comprehensive loss	(362,437)	(390,125)
Total shareholders' equity	6,657,547	(183,657)

Total liabilities and shareholders' equity	$15,965,201	$8,255,647

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this consolidated financial statement.

RENOVATION INVESTMENT (HONG KONG) CO., LTD
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR YEARS ENDED MARCH 31, 2009 AND 2008

	2009	2008
REVENUES	$44,776,652	$31,311,942

COST OF GOODS SOLD	32,607,741	23,835,859

GROSS PROFIT	12,168,911	7,476,083

SELLING EXPENSES	1,712,474	1,359,087
GENERAL & ADMINISTRATIVE EXPENSES	1,399,305	699,069
TOTAL OPERATING EXPENSES	3,111,779	2,058,156

INCOME FROM OPERATIONS	9,057,132	5,417,927

OTHER INCOME (EXPENSE), NET	17,369	(6,854)

INCOME BEFORE INCOME TAXES	9,074,501	5,411,073

PROVISION FOR INCOME TAXES	2,260,985	2,023,194

NET INCOME	6,813,516	3,387,879

OTHER COMPREHENSIVE INCOME/(LOSS)
Foreign currency translation adjustments	27,688	(50,242)

COMPREHENSIVE INCOME	$6,841,204	$3,337,637

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	15,800,000	15,800,000

BASIC AND DILUTED EARNINGS PER SHARE	$0.43	$0.21

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this consolidated financial statement.

RENOVATION INVESTMENT (HONG KONG) CO., LTD
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR YEARS ENDED MARCH 31, 2009 AND 2008

				Accumulated
		Retained Earnings		other
	Paid-in	Statutory		comprehensive
	capital	reserves	Unrestricted	income/(loss)	Totals

BALANCE, March 31, 2007	$677,600	$279,276	$(3,918,165)	$(339,883)	$(3,301,172)

Net income			3,387,879		3,387,879
Adjustment of statutory reserves		327,389	(327,389)		-
Shareholder distribution			(220,122)		(220,122)
Foreign currency translation adjustments				(50,242)	(50,242)

BALANCE, March 31, 2008	$677,600	$606,665	$(1,077,797)	$(390,125)	$(183,657)

Net income			6,813,516		6,813,516
Adjustment of statutory reserves		702,444	(702,444)		-
Foreign currency translation adjustments				27,688	27,688

BALANCE, March 31, 2009	$677,600	$1,309,109	$5,033,275	$(362,437)	$6,657,547

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this consolidated financial statement.

RENOVATION INVESTMENT (HONG KONG) CO., LTD
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,813,516	$3,387,879
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization	439,464	334,637
Change in operating assets
Accounts receivable, trade	(407,133)	132,312
Inventories	127,466	650,356
Other receivable	367,791	(253,155)
Other receivable - related party	167,234	161,196
Advances to suppliers	(4,793,517)	(314,148)
Advances to suppliers - related party	(751,251)	(922,719)
Other current assets	(36,279)	(251,676)
Long term deposit	(2,005,795)	-
Change in operating liabilities
Accounts payable, trade	(227,834)	(2,287,871)
Other payables and accrued liabilities	(95,177)	637,114
Other payables-related parties	(21,952)	248,638
Customer deposits	(87,492)	80,598
Taxes payable	279,969	(181,234)
Net cash (used in) provided by operating activities	(230,990)	1,421,927

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipments	(35,906)	-
Additions to leasehold improvements	(438,166)	(348,886)
Net cash used in investing activities	(474,072)	(348,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	1,465,600	-
Payments on short term loan	(512,400)	(772,398)
Distribution to shareholders	(148,007)	-
Net cash provided by (used in) financing activities	805,193	(772,398)

EFFECT OF EXCHANGE RATE ON CASH	17,223	72,607

INCREASE IN CASH	117,354	373,250

CASH, beginning of year	878,948	505,698

CASH, end of year	$996,302	$878,948

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this consolidated financial statement.

RENOVATION INVESTMENT (HONG KONG) CO., LTD.
AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009

Note 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Renovation Investment (Hong Kong) Co., Ltd. (“Renovation HK” or the “Company”), was incorporated on September 2, 2008, under the laws of Hong Kong Special Administrative Region (“Hong Kong”). The Company has no substantive operations of its own except for its holding of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), its wholly owned subsidiary. Through Jiuxin Management, the Company controls three companies that operate a chain of pharmacies in the People’s Republic of China (“PRC” or “China”), namely, Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”, and collectively with Jiuzhou Pharmacy and Jiuzhou Clinic as “HJ Group”).

Jiuxin Management was established in the People’s Republic of China (“PRC” or “China”) by Renovation HK on October 14, 2008, as a wholly foreign owned enterprise (“WFOE”), with registered capital of $4,500,000. Renovation HK is required by the PRC company law to pay 15% of the registered capital by December 31, 2009, and the balance within two years. Jiuxin Management has no substantive operations of its own except for entering into certain exclusive agreements with HJ Group and performing its obligations thereunder.

Jiuzhou Pharmacy is a PRC limited liability company established in Zhejiang Province on September 9, 2003 with registered capital of $605,000 (RMB 5,000,000), engages in the retail sales of prescription and non prescription drugs, traditional Chinese medicine and general merchandise in the PRC.

Jiuzhou Clinic is a PRC general partnership established in Zhejiang Province on October 10, 2003. It is engaged in providing both traditional and western medical services in the PRC.

Jiuzhou Service is a PRC limited liability company established in Zhejiang Province on November 2, 2005 with registered capital of $60,500 (RMB 500,000). It is engaged in providing medical-related management consulting services in the PRC.

All three HJ Group companies have been under the common control of the same three owners (the “Owners”) since their respective establishment dates. Operationally, the Owners have operated the three HJ Group companies in conjunction with one another since each company’s respective establishment date. Each HJ Group company holds the licenses and approvals necessary to operate its business in China.

The paid-in capital of all three HJ Group companies was funded by the majority shareholders of Renovation HK. PRC law currently has limits on foreign ownership of companies in certain industries, including those of HJ Group. To comply with these foreign ownership restrictions, on August 1, 2009, Jiuxin Management entered into following exclusive agreements with HJ Group and the Owners (collectively the “Contractual Arrangements”):

(1) Consulting Services Agreement , through which Jiuxin Management has the right to advise, consult, manage and operate all three HJ Group companies, and collect and own all of their net profits;

(2) Operating Agreement , through which Jiuxin Management has the right to recommend director candidates and appoint the senior executives of HJ Group, approve any transactions that may materially affect the assets, liabilities, rights or operations of HJ Group, and guarantee the contractual performance by HJ Group of any agreements with third parties, in exchange for a pledge by each HJ Group company of its accounts receivable and assets;

(3) Proxy Agreement , under which the Owners have vested their collective voting control over the three HJ Group companies to Jiuxin Management and will only transfer their respective equity interests in HJ Group to Jiuxin Management or its designee(s);

(4) Option Agreement , under which the Owners have granted Jiuxin Management the irrevocable right and option to acquire all of their equity interests in HJ Group; and

(5) Equity Pledge Agreement , under which the Owners have pledged all of their rights, titles and interests in the HJ Group companies to Jiuxin Management to guarantee the performance of their obligations under the Consulting Services Agreement.

The Contractual Arrangements shall remain in full force and effect for the maximum period of time permitted by PRC law, provided that these agreements (other than the Equity Pledge Agreement) shall automatically terminate on May 1, 2010 (the “Automatic Termination Date”) if the company that acquired the Company in a reverse merger transaction (see Note 15 – Subsequent Events) has not completed a financing of at least $25 million, and the common stock of such company has not listed on The NASDAQ Capital Market, by the Automatic Termination Date.

See report of independent registered public accounting firm.

As a result of the Contractual Arrangements, which obligates the Company to absorb all of the risk of loss from HJ Group’s activities and enables the Company to receive all of HJ Group’s expected residual returns, the Company accounts for each HJ Group company as a variable interest entity (“VIE”) under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. Accordingly, the financial statements of HJ Group are consolidated into the financial statements of the Company.

  Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The reporting entities

The Company’s consolidated financial statements of reflect the activities of the Company and the following subsidiary and VIEs:

Subsidiaries	Incorporated in	Percentage of Ownership

Jiuxin Management	PRCPRC	100.00%
Jiuzhou Pharmacy	PRCPRC	VIE by Contractual Arrangements
Jiuzhou Clinic	PRCPRC	VIE by Contractual Arrangements
Jiuzhou Service	PRCPRC	VIE by Contractual Arrangements

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiary and its VIEs. All significant inter-company transactions and balances between the Company, its subsidiary and VIEs are eliminated upon consolidation.

Consolidation of variable interest entities

In accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company has concluded that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service are each a VIE and that the Company’s wholly owned subsidiary, Jiuxin Management, absorb a majority of the risk of loss from the activities of these three companies, and enable the Company, through Jiuxin Management, to receive a majority of their respective expected residual returns. Accordingly, the Company accounts for each of these three companies as a VIE.

Additionally, as the three HJ Group companies are under common control, the consolidated financial statements have been prepared as if the transactions had occurred retroactively as to the beginning of the reporting period of these consolidated financial statements.

Control is defined under EITF 02-05 as “an individual, enterprise, or immediate family members who hold more than 50 percent of the voting ownership interest of each entity.” Because Lei Liu, Li Qi, and Chong’an Jin collectively own 100% of HJ Group, the Company believes that these three individuals collectively have control of HJ Group in accordance with EITF02-05. Accordingly, the Company believes that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service were constructively held under common control by Jiuxin Management as of the time the Contractual Agreements were entered into, establishing Jiuxin Management as their primary beneficiary. Jiuxin Management, in turn, is owned by Renovation HK.

Although the Company recognizes that FIN46R does not provide for retroactive accounting treatment, HJ Group in substance were controlled by the same three individuals on September 9, 2003, October 10, 2003 and November 2, 2005, the establishment dates of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, respectively. Such common control condition resulted in the share exchange transaction to be a capital transaction in substance, reflected as a recapitalization, and the Company has accordingly recorded the consolidation of Renovation HK at its historical cost.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts and useful lives of plant and equipment. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair values of financial instruments

On January 1, 2008, the Company adopted SFAS No. 157 which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables, payables and short term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

See report of independent registered public accounting firm.

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value

The Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS No. 157.

Fair values of financial instruments

On January 1, 2008, the Company adopted SFAS No. 157 which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables, payables and short term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value

The Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS No. 157.

Revenue recognition

Revenue from sales of prescription medicine at the drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription.

Revenue from sales of other merchandise at the drugstores is recognized at the point of sale, which is when the customer pays for and receives the merchandise.

Revenue from medical services is recognized after the service has been rendered to the customer.

Revenue from sales of merchandise to non-retail customers is recognized when the following conditions are met: 1) persuasive evidence of an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); 2) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; 3) the sales price is fixed or determinable; and 4) collectability is probable. Historically, sales returns have been immaterial.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of tax authorities in respect of the sale of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the balance sheet until it is paid to the tax authorities.

Cash

Cash consists of cash on hand, cash in the drugstores and cash at banks. None of the Company’s cash balance is restricted as to withdrawal.

See report of independent registered public accounting firm.

Accounts receivable

Accounts receivable represent amounts due from banks relating to retail sales that are paid or settled by the customers’ debit or credit cards, amounts due from government social security bureaus relating to retail sales of drugs, prescription medicine, and medical services that are paid or settled by the customers’ medical insurance cards, and amounts due from non-retail customers for sales of merchandise.

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off. Historically, the amount of bad debt write-off has been immaterial and the Company has been able to collect substantially all amounts due from these parties. At March 31, 2009 and 2008, management concluded all amounts are collectible and allowance for doubtful accounts deemed not necessary.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Market is the lower of replacement cost or net realizable value. The Company carries out physical inventory counts on a monthly basis at each store and warehouse location to ensure that the amounts reflected in the consolidated financial statements at each reporting period are properly stated and valued. The Company records write-downs to inventories for shrinkage losses and damaged merchandise that are identified during the inventory counts.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the following estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of 5 years or the lease term of the underlying assets. Following are the estimated useful lives of the Company’s other property and equipment:

Estimated Useful Life
Leasehold improvements	5years
Motor vehicles	5years
Office equipment & furniture	3-5years

Maintenance, repairs and minor renewals are charged to expense as incurred. Major additions and betterment to property and equipment are capitalized.

Impairment of long lived assets

The Company evaluates long lived tangible and intangible assets for impairment, at least annually, but more often whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the asset’s net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Based on its review, the Company believes that, as of March 31, 2009 and 2008, there was no impairment.

Income taxes

The Company records income tax pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. There are no deferred tax amounts at March 31, 2009.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

See report of independent registered public accounting firm.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when related items are credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Value Added Tax (VAT)

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax on the gross sales price. The value-added tax rate varies from 9% to 17%, depending on the type of products sold. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing its finished products. The Company recorded VAT payable and VAT receivable net of payments in the accompanying financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising and promotion costs amounted to $232,902 and $247,743 for the years ended March 31, 2009 and 2008, respectively. Advertising costs consist primarily of print and television advertisements.

Pre-opening costs

Expenditures related to the opening of new drugstores, other than expenditures for property and equipment, are expensed as incurred.

Vendor allowances

The Company accounts for vendor allowances according to Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor and EITF Issue No. 03-10, Application of EITF Issue No. 02-16 by Reseller to Sales Incentives Offered to Consumers by Manufacturers . Vendor allowances reduce the carrying value of inventories and subsequently transferred to cost of goods sold when the inventories are sold, unless those allowances are specifically identified as reimbursements for advertising, promotion and other services, in which case they are recognized as a reduction of the related advertising and promotion costs.

For the years ended March 31, 2009 and 2008, the Company recognized vendor allowances of $264,845 and $581,187 in cost of goods sold, respectively.

Distribution costs

Distribution costs represent the costs of transporting the merchandise from warehouses to stores. These costs are expensed as incurred and are included in sales, marketing and other operating expenses.

Operating leases

The Company leases premises for retail drugstores, warehouses and offices under non-cancelable operating leases. Operating lease payments are expensed on a straight-line basis over the term of lease. A majority of the Company’s retail drugstore leases have a 3 to 5-year term with a renewal option upon the expiry of the lease. The Company has historically been able to renew a majority of its drugstores leases. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the lease.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Historically, the Company has experienced no product liability or malpractice claims.

See report of independent registered public accounting firm.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes. The Company’s subsidiary and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates the subsidiary’s and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiary’s and VIEs’ financial statements are recorded as accumulated other comprehensive income.

SFAS No. 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s accumulated other comprehensive income only consist of changes in foreign currency exchange rates. Accumulated other comprehensive loss in the statement of shareholders’ equity amounted to $362,437 and $390,125 as of March 31, 2009 and 2008, respectively. The balance sheet amounts with the exception of equity at March 31, 2009 and 2008 were translated at 1 RMB to $ 0.1465 USD and at 1 RMB to $ 0.1428 USD, respectively. The average translation rates applied to income and cash flow statement amounts for the years ended March 31, 2009 and 2008 were at 1 RMB to $ 0.14582 USD and at 1 RMB to $ 0.13433 USD, respectively.

Concentrations and credit risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of March 31, 2009 and 2008, the Company had deposits totaling $995,448 and $876,026 that are not covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the fiscal years ended March 31, 2009 and 2008, all of the Company’s sales and purchases arose in the PRC. No major customers accounted for more than 10% of the Company’s total revenues for the years ended March 31, 2009 and 2008, respectively.

For the fiscal year ended March 31, 2009, two vendors accounted for 32% of the Company’s total purchases and 1% of the total accounts payable. For the fiscal year ended March 31, 2008, no major vendor accounted for more than 10% of the Company’s total purchases.

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

See report of independent registered public accounting firm.

In February 2008, the FASB issued FSP FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.” FSP FAS 157-1 indicates that it does not apply under SFAS 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. This scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS 141 or SFAS 141R, regardless of whether those assets and liabilities are related to leases.

Also in February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” With the issuance of FSP FAS 157-2, the FASB agreed to: (a) defer the effective date in SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS 157 to these assets and liabilities.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS No. 133” (“SFAS 161”). Effective on January 1, 2009, SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

In April 2008, the FASB issued 142-3 “Determination of the useful life of Intangible Assets”, which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS142. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist, then the Company would consider market participant assumptions regarding renewal including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. The Company is currently evaluating the impact that adopting SFAS No.142-3 will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). FAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Company is in the process of evaluating the impact of adoption of this statement on the results of operations, financial position or cash flows.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have any impact on the Company’s financial statements.

See report of independent registered public accounting firm.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF No. 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No.07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in China (Renminbi). The Company is currently evaluating the impact of adoption of EITF No. 07-5 on the Company’s consolidated financial statements.

In June 2008, FASB issued EITF Issue No. 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5 (“EITF No. 08-4”)”. The objective of EITF No.08-4 is to provide transition guidance for conforming changes made to EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted.  Management is currently evaluating the impact of adoption of EITF No. 08-4 on the accounting for the consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. FSP EITF 03-6-1 indicates that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the requirements of FSP EITF 03-6-1 and the impact that its adoption will have on the consolidated results of operations or consolidated financial position.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active,” which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP FAS 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company is currently evaluating the impact of adoption of FSP FAS 157-3 on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. FSP FAS 157-4 shall be applied prospectively with retrospective application not permitted. FSP FAS 157-4 shall be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”. Additionally, if an entity elects to early adopt either FSP FAS 107-1 and 28-1, “Interim Disclosures about Fair Value of Financial Instruments” or FSP FAS 115-2 and 124-2, it must also elect to early adopt this FSP. The Company is currently evaluating the impact of this new FSP on the Company's consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and 28-1. This FSP amends SFAS 107, to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and 115-2 and 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company is currently evaluating the disclosure requirements of this new FSP.

See report of independent registered public accounting firm.

In May 2009, the FASB issued SFAS 165, “Subsequent Events,” which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company is currently evaluating the impact of adopting SFAS 165.

In June 2009, the FASB issued SFAS 166, “Accounting for Transfers of Financial Assets – an amendment of FASB No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 166 amends the criteria for a transfer of a financial asset to be accounted for as a sale, redefines a participating interest for transfers of portions of financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. SFAS 166 is effective for the Company beginning in 2010.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R),” which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009, and the Company is currently assessing the impact of adopting SFAS 167.

In June 2009, the FASB issued SFAS 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162” (“SFAS 168”). This Standard establishes the FASB Accounting Standards Codification TM (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective in the third quarter of 2009, and accordingly, the Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

Note 3 – SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid for the years ended March 31, 2009 and 2008, amounted to $32,035 and $28,370, respectively.

Income taxes paid for the years ended March 31, 2009 and 2008 amounted to $2,148,692 and $2,036,282, respectively.

Note 4 - PROPERTY AND EQUIPMENT

Property and equipment for years ended March 31, 2009 and 2008 consists of the following:

	2009	2008
Leasehold improvements	$2,057,892	$1,576,826
Furniture and equipment	304,709	261,244
Motor vehicles	162,443	158,340
Total	2,525,044	1,996,410
Less: Accumulated depreciation and amortization	1,545,612	1,077,583
Property and equipment, net	$979,432	$918,827

Total depreciation expense for property and equipment for the years ended March 31, 2009 and 2008 was $439,464 and $334,637, respectively. No depreciation expense was included in cost of goods sold for the years presented because the Company’s business does not involve manufacturing of merchandise and the amount of depreciation of property and equipment utilized in acquiring, warehousing and transporting the merchandise to locations ready for sale is not material.

Note 5 – ADVANCES TO SUPPLIERS

Advances to suppliers and advances to suppliers-related parties are monies deposited or advanced to outside vendors for future inventory purchases. Most of the Company’s vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchase on a timely basis. As of March 31, 2009 and 2008, the advances to suppliers amounted to $7,282,217 and $1,668,363, respectively.

See report of independent registered public accounting firm.

Note 6 – LONG TERM RENTAL DEPOSITS

Long term rental deposits are monies deposited or advanced to landlords for securing retail store leases for which the Company does not anticipate applying or being returned within the next twelve months. Most of the Company’s landlords require a minimum of six months rent being paid up front plus additional deposits. As of March 31, 2009 and 2008, the long term rental deposit amounted to $2,015,149 and $0, respectively.

Note 7 - RETAINED EARNINGS

Statutory Reserves

Statutory reserves represent restricted retained earnings. Based on the legal formation of the entities, all PRC entities are required to set aside 10% of their net incomes as reported in their statutory accounts on an annual basis to the Statutory Surplus Reserve Fund (the “Reserve Fund”). Once the total set-aside in the Reserve Fund reaches 50% of an entity’s registered capital, further appropriations are discretionary. The Reserve Fund can be used to increase the entity’s registered capital upon approval by relevant government authorities and eliminate its future losses under PRC GAAP upon a resolution by its board of directors. The Reserve Fund is not distributable to shareholders except in the event of liquidation.

Appropriations to the above statutory reserves are accounted for as a transfer from unrestricted earnings to statutory reserves. During the years ended March 31, 2009 and 2008, the Company made total appropriations to these statutory reserves of $702,444 and $327,389, respectively.

There are no legal requirements in the PRC to fund these statutory reserves by transfer of cash to any restricted accounts, and the Company does not do so. These statutory reserves are not distributable as cash dividends.

Shareholder Distribution

One of the Company’s VIEs, Jiuzhou Clinic, distributed $220,122 and $108,306 to the Owners in February 2008 and October 2006, respectively.

Note 8 - TAXES

Income Tax

The Company is registered in Hong Kong and conducts all of its business through its subsidiary, Jiuxin Management, and its PRC VIEs, Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service.  The Company’s VIEs are subject to PRC tax laws.

Jiuzhou Pharmacy was tax exempt from 2005 to 2006 calendar years due to tax incentives in hiring laid-off state employees. From January 2007 to December 2007, Jiuzhou Pharmacy was subject to the effective 2007’s income tax rate of 33% (30% state income taxes plus 3% local income taxes) on taxable income which are reported in the statutory financial statements after appropriate tax adjustments. Beginning January 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the former income tax laws. The new standard EIT rate of 25% replaced the 33% rate previously applicable to enterprises. Therefore, from January 2008 to March 2008, Jiuzhou Pharmacy was subject to an effective tax rate of 25%.

Jiuzhou Clinic was subject to the regular income tax rate of 33% in calendar year 2007, and 25% in calendar year 2008 and 2009.

The following table reconciles the US statutory rates to the Company's effective tax rate for the years ended March 31, 2009 and 2008:

	2009	2008
U.S. Statutory rates	34%	34%
Foreign income not recognized in USA	(34)	(34)
China income taxes	25	31
Other (a)	0	6
Effective tax rate	25%	37%

(a)	The 6% represents the expenses incurred by the Company that are not subjected to PRC income tax.

See report of independent registered public accounting firm.

Value Added Tax

Sales of birth control related products are not subject to VAT, while Chinese herbs are subject to 13% VAT and all other sales are subject to 17% VAT. VAT on sales and on purchases amounted to $7,300,265 and $5,172,307 for the year ended March 31, 2009, respectively, and $5,052,608 and $3,692,462 for the year ended March 31, 2008, respectively.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable at March 31, 2009 and 2008 consisted of the following:

	2009	2008
VAT	$196,784	$32,217
Income tax	588,681	462,350
Others	25,851	22,088
Total taxes payable	$811,316	$516,655

Note 9 –OTHER PAYABLES

Other payables consist of the following:

	March 31, 2009	March 31, 2008
Cash advance from third party (a)	$314,975	$735,420
Other	89,756	66,457
Total	$404,731	$801,877

Notes:

(a)	Represents short term cash advance from a non-related third party, Hangzhou Today Real Estate. The advance is non-interest bearing and due upon request.

Note 10 – SHORT TERM LOANS

Short term loans represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks. Short term bank loans at March 31, 2009 and 2008, consisted of the following:

	2009	2008
Hangzhou Bank, due February 4, 2009 annual interest at 8.22%, secured by the personal properties of the Company’s shareholders	$-	$499,800

Hangzhou Bank, due August 13, 2009 annual interest at 4.86%, secured by the personal properties of the Company’s shareholders	$586,000	$-

Hangzhou Bank, due September 16, 2009 annual interest at 4.86%, secured by the personal properties of the Company’s shareholders	$879,000	$-

Total	$1,465,000	$499,800

Interest expense for the years ended March 31, 2009 and 2008 amounted to $32,035 and $31,309, respectively.

See report of independent registered public accounting firm.

Note 11 - POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution is based on a percentage required by the local government and the employees' current compensation. The Company contributed $57,776 and $42,683 in employment benefits and pension in the years ended March 31, 2009 and 2008, respectively.

Note 12 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Amounts receivable from and payable to related parties are summarized as follows:

	March 31, 2009	March 31, 2008
Amounts due from directors (1):	$2,432	$166,141
Amount due to director (2):	$326,715	$339,961
Advances to supplier (3):	$1,797,104	$1,016,024

(1)	Represents interest free loans to two of the Company’s directors, Li Qi and Chong’an Jin. The loans are due upon demand.

(2)	Represents leasehold improvement expenses paid by a director of the Company, Lei Liu, on behalf of the Company. The amount is due upon demand.

(3)	Represents prepayment for inventory purchase made to a supplier, which was formerly owned by the Company’s directors. The Company will collect inventory from the supplier.

The Company also leases its facilities from a director. See Note 14 below for details.

Note 13 - SEGMENTS

The Company sells prescription and over the counter medicines, traditional Chinese medicines, which are medicines derived from Chinese herbs, Chinese herbs, dietary supplement, medical instruments, etc. The class of customer, selling practice and distribution process are the same for all products. The Company’s chief operating decision-makers (i.e. chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by product lines for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level.  Based on qualitative and quantitative criteria established by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company considers itself to be operating within one reportable segment.

The Company does not have long-lived assets located in foreign countries. In accordance with the enterprise-wide disclosure requirements of SFAS 131, the Company's net revenue from external customers by main product is as follows:

	Twelve months Ended March 31,
	2009	2008

Prescription Drugs	$16,518,218	$7,634,160
Over The Counter (OTC) Drugs	8,118,632	3,952,093
Nutritional Supplements	2,800,290	3,343,442
Traditional Chinese Medicine Products	4,312,097	4,036,885
Sundry Products	11,985,508	11,698,344
Medical Devices	1,041,907	647,018
Total	$44,776,652	$31,311,942

Note 14 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to SFAS. 13, “Accounting for leases.” The Company has entered into various tenancy agreements for the lease of store premises. The Company’s leases do not contain any escalating lease payments or contingent rental payments terms.

See report of independent registered public accounting firm.

Jiuzhou Pharmacy leases a retail space and the corporate office space from Lei Liu, a director of the Company under long-term operating lease agreements beginning August 2008 to August 2010 and from January 2008 to March 2012, respectively. The annual rent for the retail space and the corporate office are $170,123 and $134,330 for the years ended March 31, 2009 and 2008, respectively. For the years ended March 31, 2009 and 2008, rent paid to Mr. Liu amounted to $171,360 and $134,330, respectively.

The Company’s commitments for minimum rental payments under its lease for the next five years and thereafter are as follows:

Years ending March 31,	Amount
2010	$1,057,975
2011	897,791
2012	616,612
2013	372,540
2014	243,676
Thereafter	34,269

Rental expense for the years ended March 31, 2009 and 2008 amounted to $963,879 and $474,724, respectively.

Logistics Services Commitments

On January 1, 2009 the Company entered into a one year agreement for logistics services (“Logistics Agreement”) with Zhejiang Yingte Logistics Co., Ltd. (“Yingte”) to provide logistics and other related services. Pursuant to the Logistics Agreement, Yingte accepts goods from the Company’s suppliers, stores the goods and then delivers the goods to the Company’s store locations as directed by the Company and the Company is required to pay Yingte 1% of the purchase price of the delivered goods. The Company is obligated to pay a minimum of 2,900,000 RMB annually (1% of 290 million RMB: the total minimum amount of goods to be delivered under the Logistics Agreement).

As of March 31, 2009 and 2008, the Company did not have any contingent liabilities.

Legal Proceedings

The Company is not aware of any legal proceedings in which any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of any such director, officer, or security holder, is a party adverse to Company or has a material interest adverse to the Company.

Note 15 – SUBSEQUENT EVENT

On June 8, 2009, the three Owners of Jiuzhou Pharmacy acquired 100% equity interests of Kuaileren Pharmacy Co., Ltd. (“Kuaileren”) from its owner.  On August 21, 2009, the three Owners contributed their 100% equity interests of Kuaileren to Jiuzhou Pharmacy, and Kuaileren became a wholly-owned subsidiary of Jiuzhou Pharmacy. The registered capital of Kuaileren is $15,000 (RMB 100,000).

On July 30, 2009, the Company entered into an agreement with eight parties, including the Company’s Chief Financial Officer (“CFO”) and its legal counsel, to transfer the Owners’ equity interests. Subsequent to these agreements, the eight parties hold 23.68% of the total outstanding stock of the Company. The CFO and the legal counsel acquired shares of the Company that collectively represent 2.22%. The Company is presently evaluating the issuances to the CFO and the legal counsel for treatment as non-cash stock compensation charges. The Company anticipates that these charges will be recognized in its financial statements for the three months ending September 30, 2009.

On September 17, 2009, the Company and its shareholders entered into a Share Exchange Agreement with Kerrisdale Mining Corporation (“Kerrisdale”). Pursuant to the terms of the Share Exchange Agreement, Kerrisdale agreed to acquire all of the issued and outstanding capital stock of in exchange for 15,800,000 shares of Kerrisdale’s common stock. The transactions contemplated under the Share Exchange Agreement closed on September 17, 2009.

See report of independent registered public accounting firm.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

Shares of Common Stock

PROSPECTUS

MADISON WILLIAMS AND COMPANY	RODMAN & RENSHAW, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the SEC registration fee:

SEC Registration Fee		$2,049.88
FINRA Filing Fees	$		*
Printing Fees	$		*
Accounting Fees and Expenses	$		*
Legal Fees and Expenses	$		*
Miscellaneous	$		*
Total	$		*
* To be filed by Amendment

Item 14.                Indemnification of Directors and Officers

Pursuant to Article 9 of our articles of incorporation, as amended, and the NRS, our by-laws, as amended, contain the following indemnification provisions for our directors and officers:

“ .01       Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

.02       Derivative Action. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

.03       Successful Defense. To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

.04       Authorization. Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05       Advances. Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

.06       Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

.07       Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

.08       "Corporation" Defined. For purposes of this Section, references to the "Corporation" shall include, in addition to the Corporation, an constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15.                Recent Sales of Unregistered Securities

The following is a summary of sales of our securities undertook by us during the last three years that were not registered under the Securities Act.

Share Exchange Transaction

On September 17, 2009, pursuant to the Exchange Agreement, we issued 15,800,000 shares of our common stock to the Renovation Stockholders in exchange for 100% of the issued and outstanding capital stock of Renovation. The issuance of these shares was exempt from registration pursuant to Regulation D and Regulation S under the Securities Act. We made this determination based on the representations of the Renovation Stockholders, which included, in pertinent part, that such shareholders were an “accredited investor” as that term is defined in Regulation D under the Securities Act, or were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

July 2007 Common Stock Offering

On July 16, 2007, we completed an offering of 1,000,000 shares of our common stock at a price of $0.02 per share to a total of 25 purchasers. The total amount received from this offering was $20,000. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
Yuxian An	40,000
Jordan Buck	40,000
Richard Chan	40,000
Yibin Han	40,000
Yingbin He	40,000
Thomas J. Kennedy	40,000
Deborah Kennedy	40,000
Robert Kennedy	40,000
Guoliang Liu	40,000
Michelle Z. Liu	40,000
Yuzhi Liu	40,000
Jody Morita	40,000
Hua Niu	40,000
Xiaoming Ran	40,000
Richard X. Song	40,000
Yuxia Wang	40,000
Winnie Lai Wah Wing	40,000
Shun Rong Wu	40,000
Qing Xia	40,000
Shenglin Xu	40,000
Dwayne Yaretz	40,000
Peiqin Yu	40,000
Xiao Bo Zhang	40,000
Shuang Zhen	40,000
Yenyou Zheng	40,000

March 2007 Common Stock Offering

On March 8, 2007, we completed an offering of 1,200,000 shares of our common stock at a price of $0.008 per share to a total of 6 purchasers. The total amount received from this offering was $9,600. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
Ya Qin	200,000
Sue Morita	200,000
Yingzhe He	200,000
Gary Buck	200,000
Jason Buck	200,000
Linda Buck	200,000

January 2007 Common Stock Offering

On January 16, 2007, we completed an offering of 2,000,000 shares of our common stock at a price of $0.002 per share to a total of 2 purchasers. The total amount received from this offering was $4,000. These shares were issued pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

Name of Subscriber:	Number of Shares:
John S. Morita	1,000,000
John Yinglong He	1,000,000

Each offer or sale to the subscribers in the January, March and July 2007 common stock offerings listed above was made in an offshore transaction. Neither we, nor a distributor, nor any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States. Offering restrictions were, and are, implemented. No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person. Each purchaser of the securities certified that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person. Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act. The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Item 16.                Exhibits and Financial Statement Schedules

(a) Exhibits

See “Exhibit Index” below, which follows the signature page to this registration statement.

Item 17.                Undertakings

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Hangzhou, Zhejiang Province, People’s Republic of China on January 27, 2010.

CHINA JO-JO DRUGSTORES, INC. (Registrant)

Date: January 27, 2010	By:	/s/ Lei Liu
Lei Liu
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
	Chief Executive Officer and Director	January 27, 2010
*	(Principal Executive Officer)
Lei Liu
	Chief Financial Officer	January 27, 2010
*	(Principal Financial and Accounting Officer)
Bennet P. Tchaikovsky

*	Secretary and Director	January 27, 2010
Li Qi

*	Director	January 27, 2010
Chong’an Jin

*	Director	January 27, 2010
Shike Zhu

/s/ Lei Liu	Attorney-in-Fact*	January 27, 2010
Lei Liu

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement *
2.1
Share Exchange Agreement among Kerrisdale Mining Corporation (“Kerrisdale”), certain of its stockholders, Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) and its shareholders dated September 17, 2009 (1)

3.1	Articles of Incorporation of Kerrisdale (2)
3.2	Certificate of Amendment to Articles of Incorporation of Kerrisdale filed with the Nevada Secretary of State on July 14, 2008 (3)
3.1	Articles of Merger between Kerrisdale Mining and Jo-Jo Drugstores filed with the Nevada Secretary of State on September 22, 2009 (1)
3.2	Bylaws (2)
3.3	Text of Amendments to the Bylaws (3)
4.1	Specimen of Common Stock Certificate (2)
4.2	Form of Common Stock Purchase Option to be granted to Madison Williams and Company LLC *
5.1	Opinion of Richardson & Patel LLP *
10.1	Consulting Services Agreement between Jiuxin Management and Jiuzhou Pharmacy dated August 1, 2009 (1)
10.2	Operating Agreement among Jiuxin Management, Jiuzhou Pharmacy and its owners dated August 1, 2009 (1)
10.3	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Pharmacy and its owners dated August 1, 2009 (1)
10.4	Option Agreement among Jiuxin Management, Jiuzhou Pharmacy and its owners dated August 1, 2009 (1)
10.5	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Pharmacy and its owners dated August 1, 2009 (1)
10.6	Consulting Services Agreement between Jiuxin Management and Jiuzhou Clinic dated August 1, 2009 (1)
10.7	Operating Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
10.8	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
10.9	Option Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
10.10	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Clinic and its owners dated August 1, 2009 (1)
10.11	Consulting Services Agreement between Jiuxin Management and Jiuzhou Service dated August 1, 2009 (1)
10.12	Operating Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
10.13	Equity Pledge Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
10.14	Option Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
10.15	Voting Rights Proxy Agreement among Jiuxin Management, Jiuzhou Service and its owners dated August 1, 2009 (1)
10.16	Agreement between Jiuzhou Pharmacy and Yingte Logistics dated January 1, 2009 (1)
10.17	Amendment to Consulting Services Agreement between Jiuxin Management and Jiuzhou Pharmacy dated October 27, 2009 (4)
10.18	Amendment to Operating Agreement between Jiuxin Management and Jiuzhou Pharmacy dated October 27, 2009 (4)
10.19	Amendment to Option Agreement between Jiuxin Management and Jiuzhou Pharmacy dated October 27, 2009 (4)
10.20	Amendment to Voting Rights Proxy Agreement between Jiuxin Management and Jiuzhou Pharmacy dated October 27, 2009 (4)
10.21	Amendment to Consulting Services Agreement between Jiuxin Management and Jiuzhou Clinic dated October 27, 2009 (4)
10.22	Amendment to Operating Agreement between Jiuxin Management and Jiuzhou Clinic dated October 27, 2009 (4)
10.23	Amendment to Option Agreement between Jiuxin Management and Jiuzhou Clinic dated October 27, 2009 (4)
10.24	Amendment to Voting Rights Proxy Agreement between Jiuxin Management and Jiuzhou Clinic dated October 27, 2009 (4)
10.25	Amendment to Consulting Services Agreement between Jiuxin Management and Jiuzhou Service dated October 27, 2009 (4)
10.26	Amendment to Operating Agreement between Jiuxin Management and Jiuzhou Service dated October 27, 2009 (4)
10.27	Amendment to Option Agreement between Jiuxin Management and Jiuzhou Service dated October 27, 2009 (4)
10.28	Amendment to Voting Rights Proxy Agreement between Jiuxin Management and Jiuzhou Service dated October 27, 2009 (4)
10.29	Form of CFO Services Agreement entered into between Jiuzhou Pharmacy and Worldwide Officers, Inc. on July 30, 2009 **
16.1	Letter from Madsen & Associates CPA’s, Inc. (5)
21.1	List of subsidiaries (6)
23.1	Consent of Frazer Frost, LLP (successor entity of Moore Stephens Wurth Frazer and Torbet, LLP) **
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1) *
23.3	Consent of Allbright Law Offices **
24.1	Power of Attorney (included as part of the signature page to the registration statement)

*	To be filed upon amendment
**	Filed herewith
***	Filed herewith as Exhibit 5.1
(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 24, 2009.
(2)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 filed on November 28, 2007.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 15, 2008.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on October 30, 2009.
(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 2, 2009.
(6)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on December 21, 2009.